UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PSYCHEMEDICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[•], 2024

Dear Stockholders:

We cordially invite you to attend the 2024 Annual Meeting of Stockholders of Psychemedics Corporation (the “Company”), which will be held virtually on [•], 2024 at 10:00 a.m. Eastern Time (the “Annual Meeting”).

The accompanying notice and proxy statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to consider and vote on the following matters:

1.	Re-election of our current directors to our Board of Directors (the “Board”)

2.	Approval, on a non-binding basis, of our executive compensation

3.	Ratification of the appointment of our independent registered public accounting firm

4.	Proposals to (a) amend our amended and restated certificate of incorporation to effect a reverse stock split of our common stock, at a ratio not less than 1-for- 4,000 and not greater than 1-for-6,000 (the “Reverse Stock Split”), followed immediately by a forward stock split of our common stock at the same ratio but inverse (i.e., if the Reverse Stock Split were 1-for-5,000, then the Forward Stock Split would be 5,000-for-1) (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Split”), and (b) ratify the terms and conditions of a Stock Purchase Agreement entered into by us on August 12, 2024 providing for, among other terms, the issuance and sale of up to 1,595,744 shares of our common stock to Mr. Kamin or his designee at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000 (the “Stock Purchase Agreement,” and the Stock Purchase Agreement, including the transactions contemplated thereby, the Stock Split and the subsequent delisting and deregistration of the Company’s common stock as described herein, collectively, the “Transaction”) and approve the transactions contemplated by the Stock Purchase Agreement (such proposals, collectively, the “Transaction Proposals”).

If the Transaction Proposals are approved, we will file with the Secretary of State of the State of Delaware certificates of amendment to our amended and restated certificate of incorporation to effectuate the Reverse Stock Split, at which time (the “effective time”) each share of our common stock held by a stockholder of record owning immediately prior to the effective time fewer than the minimum number of shares, which, depending on the Stock Split ratios chosen by the Board, would be between 4,000 and 6,000 shares (the “Minimum Number”) would be converted into the right to receive $2.35 in cash, without interest (the “Cash Payment”), and such stockholders would no longer be our stockholders. Stockholders owning a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time (the “Continuing Stockholders”) would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split, which would immediately follow the Reverse Stock Split, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of our common stock held by such Continuing Stockholders immediately prior to the effective time. As a result of the Forward Stock Split, the total number of shares of our common stock held by a Continuing Stockholder would not change as a result of the Stock Split.

The Stock Split and the transactions contemplated by the Stock Purchase Agreement are being undertaken as part of our plan to terminate the registration of (or “deregister”) our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and suspend our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 13(a) thereunder, and to delist our common stock from The Nasdaq Stock Market. As a result, (i) we would cease to file annual, quarterly, current and other reports and documents with the SEC, and stockholders would cease to receive annual reports and proxy statements required by the SEC, and (ii) our common stock would no longer be listed on The Nasdaq Stock Market. The primary purpose of the Stock Split is to enable us to maintain the number of record holders of our common stock below 300, which is the level at which SEC public reporting is required. As described below, the Board and the Transaction Committee of the Board (the “Transaction Committee”) have determined that the costs of being a public reporting company outweigh the benefits thereof.

5.	Proposal to approve the adjournment of the Annual Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies in favor of any proposal if there are insufficient votes at the time of such adjournment to approve such proposal or to ensure that any supplement or amendment to the proxy statement is timely provided to our stockholders

The Board recommends that you vote “FOR” approval of all of proposals presented at the Annual Meeting. The accompanying proxy statement and its exhibits explain the various proposals and provide specific information about the Annual Meeting. Please read these materials carefully.

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote at the Annual Meeting, even if you have previously returned your proxy card, as described in the attached proxy statement.

Your prompt attention would be greatly appreciated.

Sincerely,

Brian Hullinger
Chief Executive Officer and President

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

PSYCHEMEDICS CORPORATION

5220 Spring Valley Road

Dallas, Texas 75254

(800) 527-7424

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2024

The 2024 Annual Meeting of Stockholders of Psychemedics Corporation (the “Company”) will be held on [•], 2024, at 10:00 a.m. Eastern Time (the “Annual Meeting”). There will be no physical meeting location for the Annual Meeting. The Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting [•] and following the instructions. The Annual Meeting will be held for the following purposes, as more fully described in the proxy statement (the “Proxy Statement”):

1.	To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified.

2.	To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the Audit Committee’s appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

4.	To consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio not less than 1-for-4,000 and not greater than 1-for-6,000 (the “Reverse Stock Split”), with the exact Reverse Stock Split ratio to be set within the foregoing range at the discretion of the Company’s Board of Directors (the “Reverse Stock Split Proposal”).

5.	To consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to effect, immediately after the Reverse Stock Split, a forward stock split of the Company’s common stock at the same ratio but inverse (i.e., if the Reverse Stock Split were 1-for-5,000, then the Forward Stock Split would be 5,000-for-1) (the “Forward Stock Split”), with the exact Forward Stock Split ratio to be set within the foregoing range at the discretion of the Company’s Board of Directors (the “Forward Stock Split Proposal”). As a result of the Reverse Stock Split and the Forward Stock Split:

•	each share of common stock held by a stockholder of record owning fewer than the minimum number of shares of the Company’s common stock immediately prior to the effective time of the Reverse Stock Split (the “effective time”), which, depending on the Stock Split ratios chosen by the Company’s Board of Directors (the “Board”), would be between 4,000 and 6,000 shares (the “Minimum Number”) will be converted into the right to receive $2.35 in cash, without interest, at the effective time; and

•	each share of common stock held by a stockholder of record owning a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time will continue to represent one share of common stock after completion of the Reverse Stock Split and the Forward Stock Split.

Copies of the proposed amendments to the Company’s amended and restated certificate of incorporation are attached as Annex A and Annex B to the accompanying proxy statement.

6.	To consider and vote on a proposal to ratify the terms and conditions of the Stock Purchase Agreement, dated August 12, 2024, by and among the Company, 3K Limited Partnership, Peter H. Kamin, the Peter H. Kamin Revocable Trust dated February 2003, the Peter H. Kamin Childrens Trust dated March 1997, the Peter H. Kamin GST Trust and the Peter H. Kamin Family Foundation (the “Stock Purchase Agreement”) and approve the transactions contemplated thereby (the “Stock Purchase Agreement Proposal”).

A copy of the Stock Purchase Agreement is attached as Annex C to the accompanying proxy statement.

7.	To consider and vote on a proposal to approve the adjournment of the Annual Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies in favor of any proposal if there are insufficient votes at the time of such adjournment to approve such proposal or establish a quorum or to ensure that any supplement or amendment to the proxy statement is timely provided to our stockholders.

8.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Board has fixed the close of business on [•], 2024 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Patrick J. Kinney, Jr.
Secretary

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE VIRTUAL ANNUAL MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD VIRTUALLY ON [•], 2024: This Proxy Statement, our Annual Report for the fiscal year ended December 31, 2023 and the Proxy Card are available at our website, [•]. To view these materials please have your control number(s) available that appears on your proxy card.

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
SUMMARY TERM SHEET	2
The Transaction	2
Purpose of and Reasons for the Transaction	2
Effects of the Transaction	3
Transaction Committee and Board Recommendations of the Transaction	4
Reservation of Rights	4
Fairness of the Transaction	5
Position of the Investors as to the Fairness of the Transaction	5
Advantages of the Transaction	6
Disadvantages of the Transaction	7
The Stock Purchase Agreement and Funding of the Reverse Stock Split	8
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons	8
Vote Required for Approval of the Transaction Proposals at the Annual Meeting	9
Treatment of Beneficial Holders (Stockholders Holding Shares in “Street Name”)	9
Determination of Stockholders of Record	10
Effectiveness of the Stock Split	10
Financing for the Stock Split	10
Recent Market Prices of the Company’s Common Stock	10
No Appraisal or Dissenters’ Rights	11
Material U.S. Federal Income Tax Consequences	11
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	11
What proposals am I being asked to vote on relating to the Transaction?	11
What is the purpose of the Stock Split?	12
What does the deregistration of our common stock mean?	12

i

What is the OTC Pink Market?	12
What will I receive in the Stock Split?	12
What potential conflicts of interest are posed by the Transaction?	12
Why is the Company proposing to carry out a Forward Stock Split following the Reverse Stock Split?	13
What if I hold fewer than the Minimum Number and hold all of my shares in “street name”?	13
What happens if I own beneficially a total number of shares of common stock equal to or greater than the Minimum Number of shares or more shares of common stock, but I hold fewer than the Minimum Number of record in my name and fewer than the Minimum Number with my broker in “street name”?	13
If I own fewer than the Minimum Number, is there any way I can continue to be a stockholder of the Company after the Reverse Stock Split?	14
Is there anything I can do if I own a number of shares of common stock equal to or greater than the Minimum Number, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?	14
Could the Stock Split not happen?	14
What are the material terms of the Stock Purchase Agreement?	14
Will my shares be voted if I do not vote?	14
What vote is required to approve the Transaction Proposals?	15
What will happen if the Transaction Approvals are approved by the Company’s stockholders?	15
What will happen if the Transaction Proposals are not approved?	15
If the Transaction Proposals are approved by the stockholders, can the Board determine not to proceed with the Stock Split?	15
What are the federal income tax consequences of the Stock Split to me?	16
Should I send in my certificates now?	16
What is the total cost of the Transaction to the Company?	16
Am I entitled to appraisal rights in connection with the Transaction?	16
SPECIAL FACTORS RELATING TO THE TRANSACTION	16
Purpose of and Reasons for the Transaction	16
Background of the Transaction	19

ii

Alternatives to the Transaction	26
Effects of the Transaction	26
Reservation of Rights	32
Nasdaq Capital Market Listing; OTC Pink Market	32
Fairness of the Transaction	32
Disadvantages of the Transaction	34
Position of the Investors as to the Fairness of the Transaction	36
Fairness Opinion of Financial Advisor	41
Financial Forecast Information	52
Material U.S. Federal Income Tax Consequences	62
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons	65
Source of Funds and Expenses	66
Stockholder Approval	66
Effective Date	67
Termination of Transaction	67
Exchange of Certificates and Payment for Fractional Shares	68
No Appraisal or Dissenters’ Rights	70
Escheat Laws	70
Regulatory Approvals	70
Litigation	70
BOARD OF DIRECTORS AND DIRECTOR NOMINEES	71
CORPORATE GOVERNANCE	73

iii

General	73
Independence	73
Corporate Governance Guidelines	73
Certain Relationships and Related Transactions	74
Board of Directors Meetings and Committees	74
Diversity	75
Board Leadership Structure, Risk Oversight, Executive Sessions of Nonemployee Directors, and Communications Between Stockholders and the Board	76
Fees Payable to Our Independent Auditor for 2023 and 2022	77
Report of the Audit Committee	77
Director Compensation	78
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	80
PROPOSAL 1 ELECTION OF DIRECTORS	82
EXECUTIVE OFFICERS	83
EXECUTIVE COMPENSATION	84
Overview of Compensation Program	84
Compensation Philosophy and Objectives	84
Role of Executive Officers in Compensation Decisions	84
Setting Executive Compensation	84
2023 Executive Compensation Components	85
Tax and Accounting Implications	86
Summary of Cash and Certain Other Compensation	86
Employment Contracts	87
Potential Payments upon Termination and Change in Control	89
Equity Compensation Plan Information	89
Pay Versus Performance	89

iv

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT	92
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	94
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	96
PROPOSAL 4 AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	97
Board Discretion to Implement the Reverse Stock Split	97
PROPOSAL 5 AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A FORWARD STOCK SPLIT	99
PROPOSAL 6 RATIFICATION OF THE TERMS AND CONDITIONS OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT	100
Stock Purchase Agreement	100
PROPOSAL 7 APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE ANY PROPOSAL OR TO ESTABLISH QUORUM	103
INFORMATION ABOUT THE COMPANY	104
Market Price of Common Stock	104
Dividends	104
Stockholders	105
The Filing Person	105
Stock Purchases by Filing Person	105

v

Directors and Executive Officers	105
OTHER MATTERS	106
Voting Procedures	106
Other Proposed Action	106
Stockholder Communications	106
Stockholder Proposals and Nominations for Director	106
Delinquent Section 16(a) Reports	107
Can I Change My Vote After I Have Voted?	108
Incorporation By Reference	108
Annual Report on Form 10-K	108
FINANCIAL INFORMATION	109
Summary Historical Financial Information	109
Pro Forma Consolidated Financial Statements (Unaudited)	109

Annex A – FORM OF CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PSYCHEMEDICS CORPORATION	A-1

Annex B – FORM OF CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PSYCHEMEDICS CORPORATION	B-1

Annex C – STOCK PURCHASE AGREEMENT	C-1

Annex D – FAIRNESS OPINION OF FINANCIAL ADVISOR	D-1

vi

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Psychemedics Corporation, a Delaware corporation (“we,” “us,” “our,” or the “Company”), with its principal executive offices at 5220 Spring Valley Road, Dallas, Texas 75254, for use at the 2024 Annual Meeting of Stockholders to be held on [•], 2024 and at any adjournment or postponement thereof (the “Annual Meeting”). The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of approximately $15,000, plus reimbursement of related expenses. In addition to solicitation by mail, our directors, officers and employees may solicit proxies on behalf of the Company, without additional compensation, by telephone, facsimile, mail, on the Internet or at the Annual Meeting. We may reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our stock. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about [•], 2024.

Only stockholders of record at the close of business on [•], 2024 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote [•] shares of our common stock, $0.005 par value (the “common stock”). Each such stockholder is entitled to one vote for each share of common stock so held and may vote such shares either personally or by proxy.

The Annual Meeting will be held as a virtual meeting only, via a live audio webcast. There will be no physical meeting location for the Annual Meeting. You will be able to attend the meeting online and vote your shares electronically during the meeting by visiting www.proxydocs.com/PMD and entering your control number included in your proxy materials or on your proxy card. You must register by [•], 2024 by 5:00 p.m. Eastern Time to participate in the Annual Meeting. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you to access the Annual Meeting. Even though the Annual Meeting is being held virtually, stockholders will have the ability to participate in, hear others, and ask questions during the Annual Meeting.

Your vote is important. Even if you plan to attend the Annual Meeting, we urge you to vote by proxy in advance. You may vote your shares by using one of the following methods in advance of the Annual Meeting:

(1)                you may vote by mail by marking your proxy card, and then date, sign and return it in the postage-paid envelope provided; or

(2)                you may vote electronically by accessing the website located at www.proxydocs.com/PMD and following the on-screen instructions; or

(3)                you may vote by using a telephone at (866) 586-3113 and following the voting instructions.

Please have your proxy card in hand when going online. If you instruct the voting of your shares electronically or by telephone, you do not need to return your proxy card.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks or brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and vote your shares online at the time of the meeting.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time on [•], 2024. Online check-in will begin promptly at 9:45 a.m. Eastern Time on that date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting.

1

SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers” section that follows, highlights certain information about the Transaction (as defined below), but may not contain all of the information that is important to you. For a more complete description of the Transaction, including the Stock Split and the Stock Purchase Agreement (each as defined below) and the transactions contemplated thereby, we urge you to carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.

The Transaction

•	A Transaction Committee of the Board comprised solely of independent directors (the “Transaction Committee”) has recommended to the Board, and participating members of the Board have each approved, the Transaction, which consists of (1) amendments to the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s common stock, par value $0.005 per share (the “common stock”), at a ratio not less than 1-for-4,000 and not greater than 1-for-6,000 (the “Reverse Stock Split”), followed immediately by a forward stock split of the Company’s common stock at a ratio not less than 4,000-for-1 and not greater than 6,000-for-1 (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Split”), and (2) the entry into the Stock Purchase Agreement entered into by us on August 12, 2024 for the issuance and sale of up to 1,595,744 shares of our common stock to Mr. Kamin or his designee at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000 (the “Stock Purchase Agreement,” and the Stock Purchase Agreement, including the transactions contemplated thereby, the Stock Split and the subsequent delisting and deregistration of the Company’s common stock as described in this proxy statement, collectively, the “Transaction”) and the transactions contemplated thereby, in each case as part of the Company’s plan to terminate the registration of (or “deregister”) the common stock under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend the Company’s duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 13(a) thereunder, and to delist the common stock from the Nasdaq Capital Market.

•	Stockholders owning fewer than the minimum number of shares immediately prior to the effective time of the Reverse Stock Split, which, depending on the Stock Split ratios chosen by the Board, would be between 4,000 and 6,000 (the “Minimum Number”), whom we refer to as “Cashed Out Stockholders,” will receive $2.35 in cash, without interest, for each share held at the effective time of the Reverse Stock Split (the “effective time”), and they will no longer be stockholders of the Company.

•	Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time, whom we refer to as “Continuing Stockholders,” will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of common stock they held immediately before the effective time. As a result, the total number of shares of common stock held by a Continuing Stockholder will not change.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page [•].

Purpose of and Reasons for the Transaction

•	The primary purpose of the Transaction is to enable the Company to maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the completion of the Transaction, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock would not be eligible for listing on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

•	The Transaction Committee and the Board has determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our stockholders, including our unaffiliated stockholders (consisting of stockholders other than our executive officers, directors and stockholders who own more than 10% of our outstanding common stock), for us to remain an SEC reporting company.

2

•	The principal reasons for the Board approving the proposed “going dark” transaction and recommending that stockholders approve each of the Transaction Proposals (as defined below) are as follows: (1) the Company’s public cost structure is disproportionate to the sales level of its business; (2) the Company’s revenues have declined in recent years, making our public company cost structure even more unsustainable; (3) the Company currently realizes none of the traditional benefits of public company status; (4) public company status requires significant management time and limits operational flexibility; (5) our common stock has limited trading volume and liquidity for small stockholdings and the Transaction will allow our smallest stockholders with the ability to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions; and (6) the Board decision to approve the proposed “going dark” transaction and its specific terms was the result of an independent and rigorous process to determine the best course for all the Company’s stockholders.

See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction” beginning on page [•].

Purpose and Reasons of the Investors for the Transaction

•	Under the SEC rules governing “going-private” transactions, the Investors are affiliates of the Company who may be engaged directly or indirectly in the Stock Split and, therefore, required to express their reasons for the Transaction to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. The Investors are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Investors, the primary purpose of the Transaction is to enable the Company to maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the completion of the Transaction, the Company intends to delist the common stock from the Nasdaq Capital Market and to cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of the Company’s common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. The Transaction Committee and the Board have determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of Comapny stockholders, including Company unaffiliated stockholders (consisting of stockholders other than Company executive officers, directors and stockholders who own more than 10% of Company outstanding common stock), for the Company to remain an SEC reporting company.

•	The Investors believe that the structuring of the Transaction is appropriate because it will result in significant cost and time savings for the Company, which is expected to save approximately $845,000 annually by eliminating the costs associated with public reporting and related obligations. In addition, management and employees will be able to focus more on the Company’s operations instead of dedicating substantial time to compliance tasks. The Transaction also provides an opportunity for stockholders holding fewer than the Minimum Number to liquidate their holdings at a fair price without incurring brokerage fees, particularly given the limited liquidity of the Company’s common stock.

Effects of the Transaction

As a result of the Transaction:

•	We expect to maintain the number of our stockholders of record below 300, which will allow us to cease the registration of our shares of common stock under the Exchange Act. Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements required by the SEC.

•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act and other requirements applicable to a public company, including those required by the listing standards of a national stock exchange.

•	Our executive officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•	Our shares of common stock will no longer be traded on the Nasdaq Capital Market and will not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

•	Holders of fewer than the Minimum Number immediately prior to the effective time of the Reverse Stock Split will receive a cash payment of $2.35, without interest, for each share of common stock they hold, will no longer have any ownership interest in us, and will cease to participate in any of our future earnings and growth.

•	Holders of a number of shares of common stock equal to or greater than the Minimum Number immediately prior the effective time of the Reverse Stock Split will not receive any payment for their shares and, immediately following the Forward Stock Split, will continue to hold the same number of shares as before the Reverse Stock Split.

•	Options evidencing rights to purchase shares of our common stock would be unaffected by the Stock Split because such options will, after the Stock Split, be exercisable into the same number of shares of our common stock as they were before the Stock Split.

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•	Since our obligation to file periodic and other filings with the SEC will be suspended, Continuing Stockholders will no longer have access to publicly filed audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance. We intend to continue to prepare audited annual financial statements and periodic unaudited financial statements and plan to make available to our stockholders audited annual financial statements only. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•	The Continuing Stockholders will have less influence on all matters submitted to a vote of the stockholders because Mr. Kamin’s beneficial ownership will increase from approximately 11.4%, as of August 25, 2024, to 35.1% of our outstanding common stock, based on an assumed Reverse Stock Split of 1-for-5,000, and Mr. Kamin, through 3K, will have rights to designate directors to serve on the Board, as described below. Pursuant to the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the closing of the transactions contemplated by the Stock Purchase Agreement at which directors of the Company are to be elected, the Company will be required to include two individuals designated by 3K, an affiliate of Mr. Kamin, as nominees for election to the Board and the Company will not be permitted to increase the size of the Board to more than five directors, in each case subject to certain exceptions. The combined effect of Mr. Kamin’s increased beneficial ownership and director designation rights will reduce the influence of other Continuing Stockholders.

•	See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page [•],” “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page [•], and “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page [•].

Transaction Committee and Board Recommendations of the Transaction

•	The Board established the Transaction Committee to consider the potential benefits and costs of a “going dark” transaction to the Company’s stockholders, develop the specific terms of such transaction and make a recommendation to the Board.

•	The Transaction Committee consists of Robyn Davis (Chair) and Drew Reynolds, each of whom is independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Rule 10A-3(b) of the Exchange Act. The Transaction Committee retained Mirus Securities, Inc. (“Mirus”), an investment banking firm, which has provided the Transaction Committee with a fairness opinion as to the Cash Payment to be paid in the Reverse Stock Split, a copy of which is attached to this proxy statement as Annex D. No member of the Transaction Committee received any compensation for their work on the Transaction Committee, other than their regular Board fees paid pursuant to the Board compensation policy described elsewhere in this proxy statement.

•	The Transaction Committee and the Board determined that the Transaction is substantively and procedurally fair to, and in the best interests of, and the price to be paid per fractional share as a result of the Reverse Stock Split is fair to, our stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. The participating members of the Board approved the Transaction and recommended the Transaction to the stockholders of the Company for approval.

See “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page [•].

Reservation of Rights

•	The Board has reserved the right to abandon the proposed Transaction at any time if it believes the Transaction is no longer in the best interests of our stockholders, whether prior to or following the Annual Meeting and the Company may terminate the transactions contemplated by the Stock Purchase Agreement upon written notice to the Investors prior to the Closing Date.

See “Special Factors Relating to the Transaction — Background of the Transaction” beginning on page [•] and “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page [•].

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Fairness of the Transaction

•	The Transaction Committee and the Board fully considered and reviewed the terms, purpose, alternatives, effects and disadvantages of the Transaction, and each has determined that the Transaction, taken as a whole, is procedurally and substantively fair to, and in the best interests of, the unaffiliated Cashed Out Stockholders as well as the unaffiliated Continuing Stockholders.

•	The Transaction Committee and the Board considered a number of factors in reaching their determinations, including:

•	the fairness opinion prepared by Mirus that the $2.35 cash out price is fair from a financial point of view to unaffiliated stockholders;

•	the limited trading volume and liquidity of our shares of common stock and the effect of enabling our smallest stockholders, who represent a disproportionately large number of our record holders, to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions;

•	the effect of the proposed transaction on the relative voting power of Continuing Stockholders, including Mr. Kamin, who, as a result of the Transaction will beneficially own approximately 35.1% of our outstanding common stock, compared with 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1-for-5,000; and

•	that our business and operations are expected to continue following the completion of the Transaction substantially as presently conducted.

•	Nonetheless, the Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Stock Split. In addition, if the Board determines the Reverse Stock Split would not have the intended effect of reducing the record holders of the Company’s common stock to below 300, it would strongly consider changing the split ratio to a higher number. While unlikely, this could occur as a result of stockholders buying additional shares of our common stock in the open market prior to the Reverse Stock Split becoming effective.

Position of the Investors as to the Fairness of the Transaction

•	Under the SEC rules governing “going-private” transactions, the Investors are affiliates of the Company who may be engaged directly or indirectly in the Stock Split and, therefore, required to express their beliefs as to the fairness of the Transaction to the Unaffiliated Cashed Out Stockholders. The Investors have carefully reviewed the terms, purpose, alternatives, effects, and disadvantages of the Transaction, and have determined that the Transaction, taken as a whole, is procedurally and substantively fair to, and in the best interests of, the unaffiliated Cashed Out Stockholders.

•	The Investors considered several factors in reaching their determinations, including, but not limited to:

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•	the Company’s business and operations are expected to continue largely unchanged following the completion of the Transaction;

•	that the Transaction Committee (which is comprised of two independent directors of the Board) determined that the Transaction is procedurally and substantively fair to, and in the best interests of, all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Stock Split, and that the $2.35 per-share Cash Payment constitutes fair consideration for those stockholders holding less than the Minimum Number and unanimously recommended the Transaction to the Board for approval;

•	that the Transaction will provide liquidity for certain of the Unaffiliated Cashed Out Stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•	that consummation of the Transaction will allow the Unaffiliated Cashed Out Stockholders the option to avoid exposure to risks and uncertainties relating to the prospects of the Company, including the costs and dilution associated with additional capital raising necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity following the Transaction; and

•	that the limited trading volume of the Company’s common stock and the opportunity provided to smaller stockholders to liquidate their holdings at a fair price, without incurring brokerage commissions.

•	The Investors believe that these factors, along with the independent assessment by the Transaction Committee and its financial advisors, support the procedural and substantive fairness of the Transaction. However, the Investors also acknowledge potential disadvantages, including those discussed in the section of this proxy statement entitled “Special Factors Relating to the Transaction — Position of the Investors as to the Fairness of the Transaction”.

See “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page [•] and “Special Factors Relating to the Transaction — Fairness Opinion of Financial Advisor” beginning on page [•].

Advantages of the Transaction

If the transactions contemplated by the Stock Purchase Agreement are consummated and the Stock Split occurs, there will be certain advantages to stockholders, including the following:

•	By completing the Transaction, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act and our periodic reporting obligations under the Exchange Act, we expect to save approximately $845,000 per year (inclusive of anticipated savings resulting from our recent change in auditors).

•	We will also save the significant amount of time and effort expended by our management and employees on the preparation of SEC filings and compliance with the Sarbanes-Oxley Act.

•	There is a relatively illiquid and limited trading market in our shares. Our smallest stockholders, who represent a large number of our record holders, will have the opportunity to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions.

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•	The Company’s directors and executive officers will be treated no differently in the Stock Split than unaffiliated stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock held by affiliated stockholders will not be cashed out in the Reverse Stock Split.

•	Our business and operations are expected to continue following the Transaction substantially as presently conducted.

See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction” beginning on page [•] and “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page [•].

Disadvantages of the Transaction

If the transactions contemplated by the Stock Purchase Agreement are consummated and the Stock Split occurs, there will be certain disadvantages to stockholders, including the following:

•	Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•	We will cease to file annual, quarterly, current, and other reports and documents with the SEC and stockholders will cease to receive annual reports and proxy statements required by the SEC. We intend to continue to prepare audited annual financial statements and periodic unaudited financial statements and plan to make available to our stockholders audited annual financial statements only. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•	We will no longer be listed on the Nasdaq Capital Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading. Because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the Stock Split, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.

•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the Nasdaq Capital Market.

•	Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•	We estimate that the cost of payment to Cashed Out Stockholders, professional fees and other expenses will total approximately $3,665,259, based on an assumed Reverse Stock Split ratio of 1-for-5,000. We expect that funds received in connection with the transactions contemplated by the Stock Purchase Agreement will provide us sufficient funds for payments to Cashed Out Stockholders and an additional $500,000 designated for working capital and general corporate purposes.

•	Our public reporting obligations could be reinstated. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

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•	Under Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction Proposals.

•	Approval of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, and not a majority vote of unaffiliated stockholders.

•	The Continuing Stockholders will have less influence on all matters submitted to a vote of the stockholders because Mr. Kamin’s beneficial ownership will increase from approximately 11.4%, as of August 25, 2024, to 35.1% of our outstanding common stock, based on an assumed Reverse Stock Split of 1-for-5,000, and Mr. Kamin, through 3K, will have rights to designate directors to serve on the Board, as described below. Pursuant to the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the closing of the transactions contemplated by the Stock Purchase Agreement at which directors of the Company are to be elected, the Company will be required to include two individuals designated by 3K, an affiliate of Mr. Kamin, as nominees for election to the Board and the Company will not be permitted to increase the size of the Board to more than five directors, in each case subject to certain exceptions. The combined effect of Mr. Kamin’s increased beneficial ownership and director designation rights will reduce the influence of other Continuing Stockholders.

See “Special Factors Relating to the Transaction — Fairness of the Transaction Proposals  — Disadvantages of the Transaction Proposals” beginning on page [•].

The Stock Purchase Agreement and Funding of the Reverse Stock Split

•	On August 12, 2024, in connection with the Transaction, we entered into the Stock Purchase Agreement with Mr. Kamin, 3K Limited Partnership (“3K” and together with Mr. Kamin, the “Investors”), the Peter H. Kamin Revocable Trust dated February 2003, the Peter H. Kamin Children’s Trust dated March 1997, the Peter H. Kamin GST Trust and the Peter H. Kamin Family Foundation (collectively, with the Investors, the “Kamin Parties”). Pursuant to the Stock Purchase Agreement, the Investors have agreed to purchase, subject to the terms and conditions thereof, up to 1,595,744 shares of our common stock at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000. We intend to use the proceeds from the Stock Purchase Agreement to make payments to Cashed Out Stockholders and for working capital and general corporate purposes. Prior to the closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing Date”), we will determine the number of shares to be issued (not to exceed 1,595,744 shares) so as to provide us with (i) proceeds sufficient to purchase the fractional shares of common stock resulting from the proposed Reverse Stock Split and (ii) an additional $500,000 designated for working capital and general corporate purposes. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder.

•	In addition, under the terms of the Stock Purchase Agreement, in connection with each of our annual or special meeting of stockholders occurring after the Closing Date at which directors are to be elected, (i) we shall include two individuals designated by 3K and satisfying certain eligibility criteria (each, a “3K Director Nominee”) as nominees for election to the Board in its proxy materials and (ii) the Board shall recommend to our stockholders the election of such 3K Director Nominees to the Board in the same manner as it recommends the election of our other director nominees. Additionally, pursuant to the terms of the Stock Purchase Agreement, from and after the Closing Date, we shall not, without 3K’s prior written consent, increase the size of the Board to more than five directors. In the event our stockholders are permitted to elect directors by action by written consent pursuant to our amended and restated bylaws and applicable law, the foregoing provisions shall be applied mutatis mutandis in connection with any such action. We have also granted the Kamin Parties certain indemnification rights with respect to the transactions contemplated by the Stock Purchase Agreement.

•	The consummation of the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction of customary closing conditions, including receiving the requisite approval by our stockholders of (i) the terms and conditions of the Stock Purchase Agreement and the proposed Reverse Stock Split and (ii) the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) of a certificate of amendment to our amended and restated certificate of incorporation to effect the Reverse Stock Split.

Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons

•	Mr. Kamin is a member of our Board and the Kamin Parties are parties to the Stock Purchase Agreement, which provides for the issuance of up to 1,595,744 shares of our common stock at a purchase price of $2.35 per share. We intend that payments to Cashed Out Stockholders and the costs of the Transaction will be paid from funds received in connection with the transactions contemplated by the Stock Purchase Agreement and, therefore, Mr. Kamin has a direct interest in the Transaction. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder. Mr. Kamin, through 3K, also is entitled to designate two directors on the Board pursuant to the terms of the Stock Purchase Agreement.

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•	Our directors and executive officers may have interests in the Stock Split that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest, including Mr. Kamin’s interest described above. As of August 25, 2024, approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. As a result of the Transaction, Mr. Kamin will beneficially own approximately 35.1% of our outstanding common stock, compared to 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1-for-5,000. In addition, Mr. Kamin, through 3K, will also have director designation rights under the terms of the Stock Purchase Agreement.

•	At the outset of discussions about the potential Transaction, the Board instituted appropriate corporate governance measures, including the formation of an independent Transaction Committee consisting of Ms. Davis and Mr. Reynolds, each an independent and disinterested director of the Company. The members of the Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with Mr. Kamin. Neither Mr. Kamin nor Mr. Nevin participated in any meetings of the Transaction Committee or in any substantive discussions of the Board regarding the Transaction, other than routine non-substantive updates provided to the Board by the Transaction Committee regarding the status of negotiations and timing of a potential transaction.

See “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page [•].

Vote Required for Approval of the Transaction Proposals at the Annual Meeting

•	A majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the purposes of the Annual Meeting. The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required for the adoption of the Reverse Stock Split Proposal and, accordingly, to proceed with the Transaction, and the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required for the adoption of each other Transaction Proposal.

•	As of August 25, 2024, approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (781,418 shares) “FOR” each of the Transaction Proposals.

See “Special Factors Relating to the Transaction — Stockholder Approval” beginning on page [•].

Treatment of Beneficial Holders (Stockholders Holding Shares in “Street Name”)

•	We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page [•].

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Determination of Stockholders of Record

•	In determining whether the number of our stockholders of record remains below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of shares. Based on information available to us, as of September 25, 2024, there were approximately 213 holders of record of our shares of common stock.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page [•].

Effectiveness of the Stock Split

•	We anticipate that the Stock Split will be effected as soon as possible after the date of the Annual Meeting, although the Board has reserved the right not to proceed with the Stock Split if it believes it is no longer in the best interests of the Company’s stockholders. Following the effective date of the Stock Split, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in their stock certificates and receive the cash payments. Those stockholders entitled to a cash payment should not turn in their share certificates at this time. The transactions contemplated by the Stock Purchase Agreement are expected to be consummated concurrently with the filing by the Company with the Delaware Secretary of a certificate of amendment to the Company’s amended and restated certificate of incorporation to effect the Reverse Stock Split.

See “Special Factors Relating to the Transaction — Effective Date” on page [•].

Financing for the Stock Split

•	Based on information we have received as of September 25, 2024 from our transfer agent, Computershare Trust Company, N.A. (“Computershare”), and from Mediant Communications, Say Technologies and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., we estimate that the total funds required to pay the consideration to Cashed Out Stockholders and other costs of the Stock Split will be approximately $3,665,259, based on an assumed Reverse Stock Split ratio of 1-for-5,000. This total amount could be larger or smaller depending on, among other things, the number of shares of common stock that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, or an increase in the costs and expenses of the Transaction.

•	We intend that payments to Cashed Out Stockholders and the costs of the Stock Split will be paid from funds received in connection with the transactions contemplated under the Stock Purchase Agreement. We understand that 3K intends to use cash on hand to fund the purchase of the shares of common stock under the Stock Purchase Agreement.

See “Special Factors Relating to the Transaction — Source of Funds and Expenses” beginning on page [•].

Recent Market Prices of the Company’s Common Stock

•	The closing prices of our common stock on August 9, 2024, the last trading day before the public announcement of the approval of the Transaction by the Board, and on the record date, were $1.65 per share and $[•] per share, respectively.

See “Information About the Company — Market Price of Common Stock” beginning on page [•].

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No Appraisal or Dissenters’ Rights

•	Under Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction Proposals.

See “Special Factors Relating to the Transaction — No Appraisal or Dissenters’ Rights” beginning on page [•].

Material U.S. Federal Income Tax Consequences

•	Generally, a Cashed Out Stockholder who receives cash for a fractional share as a result of the Stock Split will recognize capital gain or loss for U.S. federal income tax purposes. A Continuing Stockholder who does not receive cash for a fractional share as a result of the Stock Split generally will not recognize any gain or loss for U.S. federal income tax purposes.

See “Special Factors Relating to the Transaction — Material U.S. Federal Income Tax Consequences” beginning on page [•].

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

What proposals am I being asked to vote on relating to the Transaction?

Our stockholders will consider and vote on three proposals relating to the Transaction:

1.	Two proposals relating to the amendment of our amended and restated certificate of incorporation to effect a reverse stock split of our shares of common stock at a ratio not less than 1-for-4,000 and not greater than 1-for-6,000, followed immediately by a forward stock split of our shares of common stock at a ratio not less than 4,000-for-1 and not greater than 6,000-for-1. Stockholders whose shares are converted into less than one share of our common stock as a result of the Reverse Stock Split (meaning they own fewer than the Minimum Number immediately prior to the effective time of the Stock Split — which is the time that the certificate of amendment to our amended and restated certificate of incorporation to effect the Reverse Stock Split is filed with the Secretary of State of the State of Delaware) will receive $2.35 in cash, without interest, for each share of our common stock held by them immediately before the Reverse Stock Split. Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Stock Split will continue to own the same number of shares of our common stock after the completion of the Stock Split. Although the Reverse Stock Split and the Forward Stock Split will be voted on separately, we will not effect either the Reverse Stock Split or the Forward Stock Split unless the proposals to approve the Reverse Stock Split and the Forward Stock Split are each approved by the stockholders of the Company.

2.	A proposal to ratify the terms and conditions of, and the transactions contemplated by, the Stock Purchase Agreement entered into by us for the issuance and sale of up to 1,595,744 shares of our common stock to affiliated stockholders at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000. We intend that payments to Cashed Out Stockholders and the costs of the Stock Split will be paid from funds received in connection with the transactions contemplated under the Stock Purchase Agreement. If the Reverse Stock Split Proposal is not approved by the stockholders of the Company, we will not consummate the transactions contemplated by the Stock Purchase Agreement, even if the stockholders of the Company approve the Stock Purchase Agreement Proposal.

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What is the purpose of the Stock Split?

The primary purpose of the Stock Split is to enable us to maintain the number of record holders of our common stock below 300, which is the level at which SEC public reporting is required. After the Stock Split, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, we would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock also would would not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market.

What does the deregistration of our common stock mean?

Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer have to file annual, quarterly and other reports with the SEC, and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, we will take action to delist our common stock from the Nasdaq Capital Market and we will no longer be subject to its rules. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

What is the OTC Pink Market?

The Pink Open Market is the lowest tier of the three marketplaces for trading on the OTC securities market, which is a broker platform for trading securities operated by the OTC Markets Group Inc. There are no financial standards or disclosure requirements. For more information about the OTC Markets Group, see www.otcmarkets.com. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA), and obtain FINRA approval for trading in our common stock. If such trading in our common stock were to develop there, we would expect it to occur at the Pink-No Information tier. For more information about The Pink Open Market, see www.otcmarkets.com/corporate-services/information-for-pink-companies. There can be no assurance that any trading market will emerge following the deregistration and delisting of our common stock, or, if it does, how long it might last.

What will I receive in the Stock Split?

If you own fewer than the Minimum Number immediately prior to the effective time of the Stock Split, you will receive $2.35 in cash, without interest, from us for each pre-Reverse Stock Split share that you own. If you own a number of shares of our common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Stock Split, you will not receive any cash payment for your shares in connection with the Stock Split and will continue to hold immediately following the Stock Split the same number of shares of our common stock as you held before the Stock Split.

What potential conflicts of interest are posed by the Transaction?

Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of August 25, 2024, approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. The directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (781,418 shares) “FOR” the Transaction Proposals.

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As a result of the Transaction, Mr. Kamin will beneficially own approximately 35.1% of our outstanding common stock, compared to 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1- for-5,000. In addition, Mr. Kamin, through 3K, will also have director designation rights under the terms of the Stock Purchase Agreement.

Specifically, Mr. Kamin and the Kamin Parties are parties to the Stock Purchase Agreement, which provides for the issuance of up to 1,595,744 shares of our common stock at a purchase price of $2.35 per share. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder. We intend that payments to Cashed Out Stockholders and the costs of the Transaction will be paid from funds received in connection with the transactions contemplated by the Stock Purchase Agreement. Mr. Kamin, through 3K, is also entitled to designate two directors of the Board pursuant to the terms of the Stock Purchase Agreement. At the outset of discussions about the potential Transaction, the Board instituted appropriate corporate governance measures, including the formation of an independent Transaction Committee consisting of Ms. Davis and Mr. Reynolds, each an independent and disinterested director of the Company. The members of the Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with Mr. Kamin. Neither Mr. Kamin nor Mr. Nevin participated in any meetings of the Transaction Committee or in any substantive discussions of the Board regarding the Transaction.

Why is the Company proposing to carry out a Forward Stock Split following the Reverse Stock Split?

The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of common stock and to deregister our shares of common stock under the Exchange Act. However, we have determined that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the Stock Split, to facilitate trading of the shares held by Continuing Stockholders either in private transactions or potentially on the OTC Pink Market, to mitigate any loss of liquidity in our shares of common stock that may result from the Reverse Stock Split and to avoid the administrative burden and cost associated with cashing out fractional shares of Continuing Stockholders.

What if I hold fewer than the Minimum Number and hold all of my shares in “street name”?

If you hold fewer than the Minimum Number and hold your shares of our common stock in “street name,” your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold a total number of shares of our common stock equal to or greater than the Minimum Number. Therefore, depending upon their procedures, they may not be obligated to treat the Stock Split as affecting beneficial holders’ shares. We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

What happens if I own beneficially a total number of shares of common stock equal to or greater than the Minimum Number of shares or more shares of common stock, but I hold fewer than the Minimum Number of record in my name and fewer than the Minimum Number with my broker in “street name”?

We may not have the information to compare your holdings in two or more different brokerage firms. As a result, if you hold a number of shares of common stock equal to or greater than the Minimum Number, you may nevertheless have your shares cashed out if you hold them in a combination of accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, we recommend that you combine your holdings in one brokerage account or become a record holder prior to the effective time of the Reverse Stock Split. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold a number of shares of common stock equal to or greater than the Minimum Number in any one account. To determine the Reverse Stock Split’s effect on any shares you hold in “street name” (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

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If I own fewer than the Minimum Number, is there any way I can continue to be a stockholder of the Company after the Reverse Stock Split?

If you own fewer than the Minimum Number before the Reverse Stock Split, the only way you can continue to be a stockholder of the Company after the Reverse Stock Split is to purchase, prior to the effective time of the Reverse Stock Split, sufficient additional shares to cause you to own the Minimum Number at the effective time of the Reverse Stock Split. However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there is a risk that you may not be able to purchase sufficient shares to achieve or exceed the Minimum Number. In this instance, you would no longer remain a stockholder after the effective time of the Reverse Stock Split.

Is there anything I can do if I own a number of shares of common stock equal to or greater than the Minimum Number, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?

If you own a number of shares of common stock equal to or greater than the Minimum Number before the effective time of the Reverse Stock Split, you can only receive cash for all of your shares if, prior to the effective time of the Reverse Stock Split, you reduce your stock ownership to fewer than the Minimum Number by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares will be available.

Could the Stock Split not happen?

Yes. The Stock Split cannot occur without the requisite approval by the stockholders of the Transaction Proposals at the Annual Meeting. Further, even if such approval is obtained, the Board has reserved the right not to proceed with the Stock Split if it believes it is no longer in the best interests of the stockholders. See “What vote is required to approve the Transaction Proposals?” and “If the Stock Split is approved by the stockholders, can the Board determine not to proceed with the Stock Split?”

What are the material terms of the Stock Purchase Agreement?

See “Proposal 6 — Ratification of the Terms and Conditions of the Stock Purchase Agreement and the Transactions Contemplated by the Stock Purchase Agreement” beginning on page [•]

for a description of the material terms of the Stock Purchase Agreement.

Will my shares be voted if I do not vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote in accordance with the procedures described in “About the Annual Meeting”.

If your shares are held in “street name” by your broker, bank or other nominee and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described in “About the Annual Meeting”, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 3 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in “street name” for any of the Transaction-related proposals (Proposals 4, 5 and 6) or Proposal 1 or Proposal 2.

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What vote is required to approve the Transaction Proposals?

Once a quorum has been established, (i) the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required for the adoption of the Reverse Stock Split Proposal and, accordingly, to proceed with the Transaction, and (ii) the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required for the adoption of the Forward Stock Split Proposal and the Stock Purchase Agreement Proposal. In order for the Transaction to be approved, a majority of all outstanding shares of our common stock entitled to vote at the Annual Meeting must give a “FOR” vote for the Reverse Stock Split Proposal and the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting must give a “FOR” vote for the Stock Purchase Agreement Proposal. Approval of each Transaction Proposal is not also subject to a “FOR” vote from a separate majority of such outstanding shares held by unaffiliated stockholders. Abstentions and broker non-votes, if any, will be treated as votes against the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have no effect on the Forward Stock Split Proposal or the Stock Purchase Agreement Proposal.

What will happen if the Transaction Approvals are approved by the Company’s stockholders?

Assuming that we continue to have fewer than 300 record holders of our common stock after the Reverse Stock Split, we will file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from the Nasdaq Capital Market. Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies and Nasdaq Capital Market rules applicable to listed companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act and other regulations applicable to public reporting companies. In addition, Cashed Out Stockholders will no longer have a continuing interest as our stockholders and will not share in any future increase in our value. Our common stock also would cease to be listed on the Nasdaq Capital Market and would not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements; however, there can be no assurances regarding any such trading.

What will happen if the Transaction Proposals are not approved?

Though the number of record holders of our common stock is currently below 300, which would enable us to file the applicable forms to deregister and delist our common stock without the Stock Split, our Board’s current view is that implementation of the Stock Split as part of the deregistration/delisting of our common stock is in the best interests of the Company’s stockholders because it reduces the risk of the Company becoming re-subject to the public reporting requirements if the Company’s ownership were to reach 300 or more record holders in the future. However, if the Transaction Proposals are not approved by our stockholders, the Board would need to reconsider whether it would be in the best interests of the stockholders to proceed with the deregistration/delisting of our common stock without the Reverse Stock Split, if the Company were eligible to do so at such time (i.e., if the number of record holders of our common stock continued to be below 300). If the Board determines not to proceed with the deregistration/delisting of our common stock, we will continue to operate our business as presently conducted.

If the Transaction Proposals are approved by the stockholders, can the Board determine not to proceed with the Stock Split?

If the Transaction Proposals are approved by the stockholders, the Board may determine not to implement the Reverse Stock Split and complete the Transaction if it believes that proceeding with the Stock Split is not in the best interests of the stockholders. If the Board determines not to proceed with the Transaction, we will continue to operate our business as presently conducted, and we may also terminate the transactions contemplated by the Stock Purchase Agreement upon written notice to the Kamin Parties prior to the Closing Date.

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What are the federal income tax consequences of the Stock Split to me?

If you are not subject to any special rules that may be applicable to you under federal tax laws, then generally, a Cashed Out Stockholder that receives cash for a fractional share as a result of the Stock Split will recognize a capital gain or loss for United States federal income tax purposes. A Continuing Stockholder will not recognize any gain or loss for United States federal income tax purposes. We urge you to consult with your personal tax advisor with regard to the tax consequences to you of the Stock Split.

Should I send in my certificates now?

No. After the Stock Split is completed, we will send instructions on how to receive any cash payment to which you may be entitled.

What is the total cost of the Transaction to the Company?

Since we do not know how many record and beneficial holders of our common stock will be Cashed Out Stockholders, we do not know the exact cost of the Reverse Stock Split. However, based on information that we have received as of September 25, 2024 from our transfer agent, Computershare, and from Mediant Communications, Say Technologies and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., with regard to the size of holdings of those stockholders who may hold shares in “street name,” we believe that our total cash requirement to cash out fractional shares in the Reverse Stock Split will be approximately $2,965,259 based on an assumed Reverse Stock Split ratio of 1-for-5,000. We estimate that our total legal, accounting, and financial advisory fees and other costs to effect the Transaction will be approximately $700,000, including $75,000 to be reimbursed to the Investors pursuant to the Stock Purchase Agreement for their legal fees. Our total Transaction-related expenses could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, a deviation from the assumed 1-for-5,000 Reverse Stock Split ratio or an increase in the costs and expenses of the Transaction.

Am I entitled to appraisal rights in connection with the Transaction?

No. Under Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction Proposals.

SPECIAL FACTORS RELATING TO THE TRANSACTION

Purpose of and Reasons for the Transaction

The primary purpose of the Transaction is to enable the Company to maintain the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required. After the completion of the Transaction, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock would not be eligible for listing on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

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The Transaction Committee and the Board has determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our stockholders, including our unaffiliated stockholders (consisting of stockholders other than our executive officers, directors and stockholders who own more than 10% of our outstanding common stock), for us to remain an SEC reporting company.

The principal reasons for the Board approving the proposed “going dark” transaction and recommending that stockholders approve each of the proposals herein relating to the Transaction are as follows:

•	The Company’s public cost structure is disproportionate to the sales level of its business. The Company’s management has estimated the average direct costs of being a public company (inclusive of accounting, legal, printing and other miscellaneous costs) are approximately $845,000 annually. However, despite this significant expense outlay and time required of management, the Company has not realized, and in the Board’s view likely never will in the future realize, any of the traditional benefits of public company status, as described below. By eliminating the expenses associated with public company reporting and freeing management from the distractions of public company matters, the Company will have an ongoing cost structure befitting its current and foreseeable scale of operations and management will be freed to focus entirely on operations and pursuing revenue growth.

Our estimated total costs in different expense categories should we remain an SEC reporting company are described in greater detail below:

Costs	Actual 2022 Expenses	Actual 2023 Expenses	Projected 2024 Expenses	Projected 2025 Expenses
Accounting and related professional services	$456,725	$552,086	$408,252	$265,833
Legal	$128,963	$133,967	$132,555	$15,000
Nasdaq Stock Market fees	$45,000	$47,000	$49,500	$-
Director fees	$274,050	$256,250	$160,000	$160,000
Proxy and annual report printing, mailing, transfer agent fees, public relations, stockholder communications, insurance and other miscellaneous costs	$61,900	$37,189	$84,028	$30,000
Total	$966,637	$1,027,122	$834,335	$470,833

We ultimately expect to realize recurring annual cost savings of approximately $844,788 across the above expense categories. These estimated savings primarily reflect, among other things: (1) a reduction in fees to our registered independent public accounting firm and other accounting professional services of approximately $589,085 for audits, the review of our SEC periodic reports and related expenses; (2) a reduction in legal fees associated with securities law compliance of approximately $132,555; and (3) the net reduction in costs and expenses associated with filing our annual, periodic and current reports and other documents, such as proxy statements and Section 16 filings with the SEC, the annual listing fees to the Nasdaq Stock Market, and printing, mailing and other costs of the annual report to stockholders, proxy statements and other miscellaneous costs of approximately $123,149.

We believe the projected fiscal $844,788 costs are indicative of our annual costs going forward if we remained an SEC reporting company. Please note, however, that the annual costs are only estimates and the actual costs we realize may be higher or lower than the estimates set forth in the table above. Likewise, our projected annual cost savings are only estimates, and those cost savings could be higher or lower than the amounts set forth above. Following the Stock Split, we intend to continue to have our financial statements audited by a public accounting firm. However, the scope of these procedures would be reduced, given the lack of public company reporting requirements. In addition, there will be a more limited need for legal counsel if we no longer file reports with the SEC. Some estimates were more subjective, such as savings in transfer agent’s fees because of a reduction in the number of stockholder accounts to be handled, a reduction in printing and other related costs of distributions to stockholders, and a reduction in our investor relations website costs.

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•	The Company’s revenues have declined in recent years, making our public company cost structure even more unsustainable. Our revenue in fiscal 2023 decreased compared to our revenue in fiscal year 2022, and our revenue in the first six months of fiscal 2024 was below our revenue in the comparable prior year period. The foregoing makes the Company cost structure even more unsustainable and pose a potential threat to its future existence to the extent that revenues continue to decline or not increase and public company costs increase in the future.

•	The Company currently realizes none of the traditional benefits of public company status. Due to the consistently low-volume and erratic trading of our common stock, during the last ten years, we have not been able to raise capital from the public markets, effectively use our common stock as deal consideration or otherwise attract interest from institutional investors or market analysts. Liquidity for our common stockholders has been limited on the Nasdaq Stock Market. Despite the lack of benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

•	Public company status requires significant management time and limits operational flexibility. The costs described above do not include any estimate for the overall time expended by our management and employees on preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications. If we are a non-SEC reporting company, we believe management will have more time to focus on managing the Company’s businesses and undertaking new initiatives that may result in greater long-term growth and increased stockholder value. Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives. If we are no longer a public reporting company, we believe management will be able to devote more time to sustaining long-term growth without an undue emphasis on short-term financial results. We will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

•	Our common stock has limited trading volume and liquidity for small stockholdings, and the Transaction will afford our smallest stockholders the opportunity to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions. The Board believes that holders of small amounts of shares of our common stock may be deterred from selling their shares because of the lack of an active trading market and disproportionately high brokerage costs. Based on our review of a list of record holders of our common stock as of September 25, 2024 furnished to us by our transfer agent, as well as information we have received regarding the holdings of beneficial owners of our common stock held in “street name,” we estimate that there are approximately 168 and 176 holders of record of fewer than 4,000 and 6,000 shares of our common stock, respectively, and approximately 7,243 and 7,300 beneficial holders of fewer than 4,000 and 6,000 shares of our common stock, respectively, in “street name.” In addition, our common stock has been and continues to be thinly traded. The average daily trading volume of our common stock from January 2, 2024 to August 12, 2024 (the trading day prior to the announcement of the approval of the Stock Split by the Company) was approximately 7,349 shares per day. The trading of even a small number of shares may have a disproportionate effect on the price of our shares in the public market. Pursuant to the Transaction, our small stockholders (those holding fewer than the denominator in the Reverse Stock Split selected by the Board following stockholder approval thereof), who represent a large number of our stockholders, will have the ability to liquidate their holdings in us and receive a fair price in cash for their shares, without incurring brokerage commissions. See “Background of the Transaction” for a discussion of the circumstances that lead to the Board’s determination to undertake the Stock Split at this time, as opposed to another time.

•	The Board decision to approve the proposed “going dark” transaction and its specific terms was the result of an independent and rigorous process to determine the best course for all the Company’s stockholders. The Board had previously pursued other alternatives, both organic initiatives and strategic alternatives, to promote stockholder value and determined that the “going dark” transaction was in the best interests of all stockholders. The cash-out price for fractional shares was supported by careful valuation analysis and a fairness opinion from Mirus. See “Special Factors Relating to the Transaction—Fairness Opinion of Financial Advisor”. The financing terms were the result of arm’s length negotiations, were overseen by an independent Transaction Committee and equal the cash-out price for fractional shares. The terms of the Transaction are subject to the requisite approval of the Company’s stockholders. The Company has not entered into any voting or support agreements with any stockholders.

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Background of the Transaction

The following chronology summarizes the key events that led to the signing of the Stock Purchase Agreement and the announcement of the Transaction. This chronology does not catalogue every interaction of or among members of the Board and the Transaction Committee, members of the Company’s management, the Company’s financial or legal advisors, 3K Limited Partnership and its affiliates and legal advisors, or any other person.

The clinical laboratory industry in which the Company operates is intensely competitive, both in terms of price and service. Many of the Company’s competitors are larger clinical laboratory providers that, through large-scale automated testing, are able to realize cost efficiencies that enable them to offer lower pricing to their customers. Additionally, our larger competitors have greater financial resources than we do, enabling them to offer a range of products and services broader than our offerings and pursue research and development initiatives that may allow them to compete more effectively in our evolving industry. Our financial results, like those of our competitors, are impacted by a number of factors, principally the extent to which we can gain new customers and the lengthy lead time often associated with executing new customer contracts, competitive pricing, our customers’ budgets and hiring practices, general economic conditions, demand for drug testing and government regulations affecting testing for drugs of abuse.

The Board and the Company’s senior management continuously review and evaluate the Company’s business and strategies with the aim of increasing stockholder value. These considerations have included various internally focused initiatives, such as investing in new customer acquisition and R&D efforts designed to achieve scale for profitability and growth, the appointment of new management and a refresh of the Board. They have also involved conducting a review of strategic alternatives to identify whether third parties would have any interest in pursuing a potential sale or merger of the Company. As described below, the latter was conducted with the assistance of an investment banker and involved outreach to numerous parties without success.

As a small company in the drug testing industry, the Company must achieve improved cost efficiencies in order to be able to reinvest such savings to strengthen its sales and customer teams to drive more sales of its existing service offerings and to support its R&D for new service offerings. The latter is critical to driving long-term stockholder value. However, a major impediment to rightsizing the Company’s cost structure to its business is the costs associated with the Company complying with the rules applicable to a public reporting company and its common stock being listed on the Nasdaq Stock Market.

The following describes the background to the Transaction − the material events leading to the Board’s decision that the Company would be a stronger company and better able to enhance stockholder value over the long-term if it was no longer a Nasdaq-listed and public reporting company and that taking such steps would be in the best interests of all of the Company’s stockholders.

In mid-2019, the Board commenced a process to review and explore strategic opportunities with a goal of seeking greater value for the Company’s stockholders. The Company hired a nationally recognized investment banking firm to explore stockholder enhancement opportunities, including strategic alternatives, such as the potential sale or merger of the Company, capitalization optimization and dividend strategies. The Company first publicly announced this process in August 2020 and publicly reiterated its commitment to this process in September 2021. The Company’s financial advisors conducted outreach to at least 11 potential parties, both strategic and financial entities, to gauge any interest in a potential transaction with the Company.

In January 2020, a publicly traded laboratory services company (“Strategic Party”) that had been approached by the Company’s financial advisor in 2019 delivered to the Company a preliminary, non-binding indication of interest to acquire the Company for $12.00 per share in cash. The Company expended considerable effort and expense to develop and negotiate the terms of a transaction with Strategic Party, including the terms of a definitive agreement. However, following extensive discussions that continued through October 2020, Strategic Party abruptly informed the Company that it was no longer interested in a potential transaction with the Company at such time, without explanation. Thereafter, while still being interested in considering potential strategic alternatives and periodically conducting selected outreach through its financial advisor, the Company refocused its efforts on improving and growing as a stand-alone business.

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In June 2021, Strategic Party reconnected with the Company and requested to renew discussions about a potential transaction. Strategic Party did not submit a new preliminary, non- binding indication of interest, but it reaffirmed that its interest remained at its previously proposed acquisition price. Despite having incurred significant legal and other expenses in connection with the prior unsuccessful negotiations with Strategic Party, the Company renewed discussions with Strategic Party, which were overseen by a formal transaction committee comprised of independent directors. Concurrently, the Company’s financial advisor recontacted another strategic party about a potential transaction with the Company, but such party expressed no interest in transacting with the Company on terms comparable to the preliminary terms then being proposed by Strategic Party. In April 2022, Strategic Party abruptly informed the Company that it was no longer interested in exploring a transaction, without explanation.

During the Company’s strategic process described above, in September 2021, Mr. Kamin contacted the Board to express concern about the Company’s performance, corporate governance and a perceived lack of transparency in its strategic alternatives process. At the time, Mr. Kamin beneficially owned approximately 8.4% of the Company’s outstanding common stock. Mr. Kamin expressed his concerns publicly in a Schedule 13D amendment filed by Mr. Kamin with the SEC on September 23, 2021. Subsequently, the Board and Mr. Kamin discussed the foregoing concerns and possible leadership changes at the Company, which discussions led to the Company, 3K, the Peter H. Kamin Revocable Trust Dated February 2003 and the Peter H. Kamin Childrens Trust Dated March 1977 entering into a Cooperation Agreement (the “Cooperation Agreement”) in June 2022. As part of the Cooperation Agreement, the Board agreed to nominate Messrs. Kamin and Nevin as new independent directors for election to the Board at the Company’s 2022 Annual Meeting of Stockholders. Messrs. Kamin and Nevin were elected to the Board by the Company’s stockholders at the 2022 Annual Meeting and were subsequently reelected at the 2023 Annual Meeting. These additions continued the Board refresh process that began in March 2021 with the appointment of Robyn Davis, a new independent director with substantial experience in value creation, growth strategy and cost-reduction as a venture investor, former consultant and a member of other boards of directors.

Subsequently, the Company took the following additional steps to further refresh the Board and the Company’s managerial team. In May 2022, it recruited Andrew M. Reynolds to join the Board, as an additional independent director with senior executive-level experience in strategic planning, corporate development and sales and marketing. In August 2023, the Company hired Brian Hullinger as its Chief Executive Officer, a senior executive with extensive experience leading companies in growth initiatives, sales and marketing and client retention, and Mr. Hullinger also joined the Board as a director.

Throughout 2022, while the Company was pursuing a potential transaction with Strategic Party, the Board continued to work with its advisors to identify other potential strategic opportunities. In late 2022, the Company held discussions with a private equity firm about whether it would be interested in acquiring the Company. This private equity firm never submitted any written preliminary, non-binding indication of interest, but it did indicate verbally an interest in acquiring the Company at $7.00 per share in cash. However, these discussions never progressed beyond preliminary stages and ultimately concluded in late 2022 when the parties were unable to reach agreement on the financial and other terms of a potential transaction. Since such time, the Company has not received any expressions of interest with respect to a potential strategic transaction.

In late 2023, in view of the Company’s lack of success in attracting interest in a sale transaction and as the Company continued to pursue its organic growth strategy with particular attention on increased cost efficiencies, the Board determined to reconsider its public company reporting status. In particular, the Board weighed the disproportionate costs of the Company being Nasdaq-listed and subject to the public reporting requirements, and the attendant time required of management to comply with such requirements, against the perceived lack of benefits from such status for the Company and its stockholders. On November 8, 2023, at the request of the Board and management, a representative from Mintz made a presentation to the Board about the structure of a potential “going dark” transaction in conjunction with a reverse stock split and certain factors for the Board to consider when evaluating whether to pursue such a transaction. Mintz reviewed the Board’s fiduciary duties in evaluating such a potential course of action.

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On December 20, 2023, the Board held a meeting at which it discussed, among topics, the potential “going dark” transaction by means of a reverse stock split, including whether such a transaction would be in the best interests of the Company’s stockholders. The Board discussed the means of funding the cost of such a transaction, and the Board weighed various options, including using the Company’s cash on hand and seeking an external financing source. During this discussion, Mr. Kamin indicated he may be willing to fund the transaction’s costs through an equity financing of the Company if the Company and he were able to reach agreement on acceptable financing terms. The Board discussed the need for appropriate corporate governance measures to protect the independence of the Board process in evaluating any financing transaction involving Mr. Kamin or alternatives. The Board resolved to establish an independent Transaction Committee with the mandate and authority to consider the potential benefits and costs of a “going dark” transaction to the Company’s stockholders and the Company, develop the terms of such a “going dark” proposal, including the appropriate reverse stock split ratio and cash-out value for fractional shares, and to make a recommendation to the Board with respect thereto. The Board appointed Ms. Davis and Mr. Reynolds, each an independent and disinterested director of the Company, to serve on the Transaction Committee. The members of the Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with Mr. Kamin. In connection with its mandate, the Transaction Committee was subject to no restrictions and was expressly authorized to hire financial and legal advisors as it saw fit. The Transaction Committee determined to engage Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) as its legal advisor because of its experience and expertise in both corporate and securities matters, including transactions similar to the Transaction, and corporate governance and fiduciary matters. It also engaged Mintz because of its familiarity with the Company and its circumstances having served as outside counsel to the Company for its strategic review process and other specific matters. The Transaction Committee determined that there were no relationships that would impair Mintz’s ability to provide fully independent advice to the Transaction Committee.

Between December 2023 and March 2024, the Transaction Committee and its advisors, together with the Company’s management, evaluated the potential costs and structure of a “going dark” transaction. During this time, the Company’s management prepared a preliminary forecast for internal discussion purposes only (the “Initial Preliminary Forecast”), which once finalized would be used as the basis for a discounted cash flow valuation analysis, among other valuation methodologies, it being understood that any financial forecast to be used by any financial advisor of the Company for purposes of its fairness opinion would need to be approved by the Transaction Committee and the Board. Company valuations were a necessary factor to estimate a potential per-share cash out price and thereby an estimated cost of a reverse stock split needed to implement a potential “going dark” transaction.

In early 2024, the Transaction Committee engaged Mirus Securities, Inc. (“Mirus”), an investment banking firm, to assist in evaluating a “going dark” transaction. The Transaction Committee hired Mirus because of its experience in similar transactions and its professional reputation as an independent financial advisor. Additionally, the Transaction Committee determined that there were no relationships that would impair Mirus’s ability to provide fully independent advice to the Transaction Committee. Such engagement was formalized on March 12, 2024.

During April 2024, the Transaction Committee met twice with Mirus, members of senior management and Mintz to discuss some of the basic substantive and procedural fairness factors that would need to be considered in order to evaluate whether a “going dark” transaction would be in the best interests of all stockholders, including that: (1) any reverse stock split used to implement a “going dark” transaction would need to be large enough to ensure that the resulting number of Company stockholders would not be likely to rebound thereafter to cause the Company to become subject to the SEC’s reporting requirements again; (2) the amount to be paid by the Company to those stockholders below the split ratio (i.e., the cash-out amount for fractional shares) should be supported by a fairness opinion from Mirus relying on traditional valuation methodologies, and (3) the per-share price at which the Company would consider a financing with Mr. Kamin or any other financing source would at least equal the cash-out amount to be paid to stockholders for fractional shares and all terms of the financing would be determined by arm’s length negotiations between the parties. As part of such discussions, based on the Initial Preliminary Forecast, Mirus indicated that a preliminary valuation range would be $2.29 to $2.94 per share (discounted cash flow analysis) and $2.95 to $3.82 per share (leveraged buyout analysis), respectively, subject to receipt of a final Board- approved management forecast to be used in conducting its fairness opinion analysis.

On May 1, 2024, the members of the Transaction Committee held a telephone call with Mr. Kamin during which the Transaction Committee provided Mr. Kamin with an estimate of the cost of a potential “going dark” transaction and the required financing. The Transaction Committee requested that Mr. Kamin provide for the Transaction Committee’s consideration a term sheet setting forth proposed terms for a potential common stock financing of the Company, the proceeds of which would be used to fund the cash-out.

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Later on May 1, 2024, Mr. Kamin delivered to the Transaction Committee a preliminary, non-binding term sheet (the “May 1 Term Sheet”) outlining the terms of a potential financing of the Company to fund the Company’s proposed “going dark” transaction. The May 1 Term Sheet provided for, among other terms, (1) the issuance and sale to Mr. Kamin of up to $4,000,000 in Company preferred stock in a private placement transaction at a per share price of $2.75; (2) a continuous right of Mr. Kamin to designate two directors to be nominated to the Board; (3) registration rights in respect of the shares issued in the financing; and (4) reimbursement by the Company of Mr. Kamin’s expenses incurred in connection with the financing. The $2.75 price represented an approximately 6% premium over the closing price of the Company’s common stock on April 30, 2024.

On May 3, 2024, the Transaction Committee and representatives from Mintz held a telephonic meeting to discuss the May 1 Term Sheet. The Transaction Committee determined that it would be in the best interests of all of the Company’s stockholders if the newly issued shares in the financing were common stock and were not any type of security that was senior to the existing common stock outstanding. After consultation with Mirus, on May 6, 2024, the Transaction Committee made a counterproposal to Mr. Kamin consisting of (1) a common stock financing at $3.00 per share for up to $4,500,000, of which $4,000,000 would be used to fund the Company’s proposed going dark transaction, with the remaining $500,000 to be used for a working capital and other general corporate purposes; (2) no continuous governance rights; (3) registration rights in respect of the shares issued in the financing; and (4) reimbursement of Mr. Kamin’s expenses incurred in connection with the financing, up to $50,000 (the “May 6 Term Sheet”).

On May 8, 2024, Mr. Kamin delivered to the Transaction Committee a revised term sheet consisting of (1) a common stock financing consistent with the May 6 Term Sheet, but at a per share price of $2.85; (2) a continuous right of Mr. Kamin to designate two directors to be nominated to the Board, as well as an additional right to designate the chairman of the Board; (3) an agreement by the Company to not increase the size of the Board beyond five directors; and (4) reimbursement of Mr. Kamin’s expenses incurred in connection with the financing, up to $50,000 (the “May 8 Term Sheet”).

On May 9, 2024, the Transaction Committee and representatives from Mintz held a telephonic meeting to discuss the May 8 Term Sheet. After consultation with Mirus, on May 10, 2024, the Transaction Committee communicated to Mr. Kamin a revised proposal consisting of (1) a common stock financing consistent with the May 6 Term Sheet, but at a per share price of $2.90, a price that the Transaction Committee concluded was consistent with, among other factors, the initial guidance provided by Mirus regarding its financial analysis; (2) a continuous right of Mr. Kamin to designate two directors to be nominated to the Board, but no right to designate the Board chair; (3) an agreement by the Company to not increase the size of the Board beyond five directors; and (4) an agreement to reimburse Mr. Kamin’s expenses incurred in connection with the financing, up to $75,000 (the “May 10 Proposal”).

On May 10, 2024, Mr. Kamin confirmed to the Transaction Committee his agreement on a per share price of $2.90 for the proposed financing.

On May 13, 2024, Mintz and Sullivan & Worcester LLP (“Sullivan”), outside legal counsel to the Kamin Parties, held a telephone call to discuss the terms of the proposed financing. From May 13, 2024 to June 11, 2024, the Transaction Committee and Mr. Kamin, through their representatives at Mintz and Sullivan, negotiated the terms of the potential financing. During these negotiations, Mr. Kamin requested that the Company indemnify Mr. Kamin and the Kamin Parties from claims arising from the financing. Mr. Kamin agreed to abandon his request for a right to designate the Board chair. During this same period, the Transaction Committee held several meetings with representatives of Mintz and Mirus to discuss the terms of the proposed financing.

In late May 2024, management updated the Initial Preliminary Forecast to reflect certain changes in the Company’s business since the date of the Initial Preliminary Forecast (such updated forecast, the “May Revised Preliminary Forecast”). Such changes consisted primarily of declines in sales by certain existing customers and slower than expected new customer acquisition, together with corresponding cost reductions, during the first half of fiscal 2024. The foregoing was the result of new and specific direct feedback from customers and customer prospects to senior management. The May Revised Preliminary Forecast was for internal discussion purposes only, it being understood that any financial forecast to be used by Mirus for purposes of its fairness opinion would need to be approved by the Transaction Committee and the Board.

On May 17, 2024, the full Board held a regularly scheduled meeting, during which management provided the Board with a customary business update, which included a discussion of developments in the Company’s business and financial condition.

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On May 23, 2024, the Transaction Committee held a telephonic meeting with Mr. Kamin to discuss the terms of the proposed financing. Mr. Kamin indicated that a change in valuation for the financing may be warranted based on the business update presented to the Board at the May 17, 2024 Board meeting.

On June 5, 2024, the Transaction Committee held a telephonic meeting with representatives of Mintz and Mirus and management to discuss the May Revised Preliminary Forecast. As part of such discussion, based on the May Revised Preliminary Forecast, Mirus indicated a preliminary valuation would be $2.47 to $3.12 per share (discounted cash flow analysis) and $2.96 to $3.88 per share (leveraged buyout analysis), respectively, subject to receipt of a final Board-approved management forecast to be used in conducting its fairness opinion analysis. Despite the decline in forecasted revenue reflected in the May Revised Preliminary Forecast compared with the Initial Preliminary Forecast, Mirus’s preliminary valuation figures implied by the above-referenced discounted cash flow analysis increased. The material drivers of this result were that (i) lower sales expectations were partially offset by reductions in cost of sales and other operating expense forecasts and (ii) the Company reduced its forecasts for working capital levels and capital investments. The net impact of these changes was an increase in cash flows in the forecast period, resulting in a higher per share valuation implied by Mirus’s discounted cash flow analysis. The May Revised Preliminary Forecast resulted in a higher price per share range for the above-referenced leveraged buyout analysis compared with the Initial Preliminary Forecast for the same reasons as in the discounted cash flow analysis. The price per share range increased by a relatively lower amount because Mirus lowered its assumption for the amount of debt in the leveraged buyout analysis due to the Company’s less positive outlook and reduced revenue and profitability expectations.

On June 7, 2024, the Company’s management sent to the full Board a revised 2024 budget, consistent with the May Revised Preliminary Forecast.

On June 11, 2024, Mintz communicated to Sullivan that, notwithstanding the changes reflected in the Company’s revised 2024 budget, the Transaction Committee continued to believe that $2.90 remained a fair and appropriate per-share price for the proposed financing. Such determination was based on the Transaction Committee’s assessment of the Company’s financial performance and the revised 2024 budget, as well as preliminary guidance from Mirus regarding its financial analysis, taking into account the May Revised Preliminary Forecast. Mintz also conveyed the Transaction Committee’s agreement to provide limited indemnification in connection with the proposed financing.

On June 12, 2024, Sullivan communicated to Mintz that Mr. Kamin was not interested in proceeding with the proposed financing on the terms offered by the Transaction Committee. The next day, Mr. Kamin reiterated to the Transaction Committee that $2.90 was no longer acceptable based on the Company’s recent financial performance and the revised 2024 budget provided to the Board on June 7, 2024.

On June 14, 2024, Mr. Reynolds and Mr. Kamin held a telephone call to discuss the terms of the financing.

On June 17, 2024, Mr. Kamin communicated to the Transaction Committee revised terms for the proposed financing, consisting of a common stock financing at $2.30 per share and indemnification of the Kamin Parties in respect of claims arising from the financing (the “June 17 Proposal”). The terms of the financing, including the governance rights to be granted to Mr. Kamin as described above, would otherwise be consistent with the May 10 Proposal.

Between June 17, 2024 and June 19, 2024, the Transaction Committee considered the terms of the June 17 Proposal and consulted with Mintz and Mirus concerning the same.

On June 19, 2024, the Transaction Committee communicated to Mr. Kamin a revised per-share proposal of $2.60 for the financing.

On June 20, 2024, Mr. Kamin communicated to the Transaction Committee a revised proposal for the financing, consisting of a common stock financing at $2.35 per share.

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In late June 2024, management further updated its financial forecast to reflect certain changes in the Company’s financial business since the date of the May Revised Preliminary Forecast (such updated forecast, the “June Forecast”). The June Forecast primarily reflected the loss of a customer and declines in sales by certain existing customers during the first half of fiscal 2024, together with corresponding cost reductions, that had not been reflected in the May Revised Preliminary Forecast. The foregoing was the result of new and specific direct feedback from customers to senior management. Management proposed that the June Forecast be the forecast to be approved by the Transaction Committee and the Board for use by Mirus in connection with its fairness opinion analysis. As described below and in “Special Factors Relating to the Transaction — Fairness Opinion of Financial Advisor”, Mirus used the June Forecast to determine the valuation ranges of $1.62 to $2.02 per share (discounted cash flow) and $2.20 to $2.85 per share (leveraged buy-out analysis), respectively.

Thereafter and through July 6, 2024, the Transaction Committee and the participating members of the Board, together with representatives of management, Mirus and Mintz, discussed the June Forecast and the range of values calculated by Mirus in its preliminary discounted cash flow valuation based on the June Forecast, subject to its final opinion being rendered. The June Forecast was adopted by the participating members of the Board during this period and, at the Transaction Committee’s and the Board’s direction, was used and relied upon by Mirus as the basis for the rendering of its fairness opinion and performing the financial analyses described in “—Opinion of Financial Advisor”, it being understood that the June Forecast was the only forecast to be used by Mirus for such purpose, as any prior draft management forecast provided to Mirus for purposes of its preliminary analyses and prior discussions with the Transaction Committee were preliminary only. The Transaction Committee determined that $2.35 per share was within the range of values the Transaction Committee considered fair and reasonable for the cash-out payment and the financing based on, among other factors, the Company’s financial performance, the June Forecast and Mirus’ preliminary financial analyses based in part on the June Forecast.

On July 6, 2024, the Transaction Committee communicated to Mr. Kamin its agreement with a common stock financing at $2.35 per share. On July 7, 2024, Mr. Kamin communicated to the Transaction Committee his acceptance of such proposal, and the parties confirmed the same in a telephone call on July 8, 2024.

On July 13, 2024, Mintz sent to Sullivan an initial draft of the Stock Purchase Agreement, consistent with the principal terms agreed to between the Transaction Committee and Mr. Kamin and containing other terms customary for similar transactions.

On July 17, 2024, Sullivan sent to Mintz a revised draft of the Stock Purchase Agreement. Among other terms, the revised draft Stock Purchase Agreement (i) provided that the Kamin Parties’ obligations to consummate the transactions contemplated by the Stock Purchase Agreement were subject to additional closing conditions, including the absence of certain transaction-related legal challenges; (ii) included a right of the Kamin Parties to terminate the Stock Purchase Agreement upon a material breach by the Company of the terms of the Stock Purchase Agreement; (iii) provided for the delivery by Mintz of a legal opinion concerning certain transaction-related matters; (iv) removed a provision that aligned the scope of the Kamin Parties’ transaction-related indemnification rights under the Stock Purchase Agreement with those held by Mr. Kamin in his capacity as a director of the Company under the Company’s organizational documents and Mr. Kamin’s existing director indemnification agreement; (v) added covenants pertaining to the filing of the Company’s proxy statement in connection with the Transaction and the conduct of the Company’s stockholder meeting to approve Transaction-related proposals; and (vi) provided that the Stock Purchase Agreement would be governed by New York law, rather than Delaware law.

On July 19, 2024, representatives of Mintz and Sullivan held a meeting to discuss the draft Stock Purchase Agreement.

On July 22, 2024, Mintz sent to Sullivan a revised draft of the Stock Purchase Agreement. The revised Stock Purchase Agreement draft reflected certain discussion points from the meeting on July 19, 2024, including (i) removing the Kamin Parties’ proposed closing condition relating to transaction-related legal challenges, (ii) agreeing to the Kamin Parties’ position with respect to the scope of the Kamin Parties’ transaction-related indemnification rights, (iii) retaining the Kamin Parties’ proposed covenants pertaining to the filing of the Company’s proxy statement in connection with the Transaction and the conduct of the Company’s stockholder meeting to approve Transaction-related proposals and (iv) providing for Delaware governing law.

On July 26, 2024, Sullivan sent to Mintz a revised draft of the Stock Purchase Agreement. Among limited revisions, the revised Stock Purchase Agreement restored the Kamin Parties’ proposed closing condition relating to certain transaction-related legal challenges.

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Between July 26, 2024 and August 12, 2024, the Transaction Committee and Mr. Kamin, through their respective representatives at Mintz and Sullivan, finalized the terms of the Stock Purchase Agreement and the exhibits thereto, including the terms of Mintz’s legal opinion to be provided at the closing of the transactions contemplated by the Stock Purchase Agreement.

Between July 17, 2024 and August 12, 2024, the Transaction Committee held regular update meetings with Mintz and Mirus to discuss the negotiation of the Stock Purchase Agreement, including the Kamin Parties’ proposed revisions to the Stock Purchase Agreement and the Transaction Committee’s responses to such revisions.

On August 12, 2024, the Transaction Committee held a telephonic meeting with representatives from Mirus, Mintz and management. The purpose of the meeting was to formally review the specific terms of a proposed transaction for recommendation to the Board. Mintz provided a detailed presentation regarding such terms and related consideration, including reviewing the fiduciary duties of the Board in evaluating such a course of action. Mirus then reviewed with the Transaction Committee its financial analyses, based on the June Forecast, of the price to be paid in respect of fractional shares in the Transaction. Representatives of Mirus then rendered to the Transaction Committee an oral opinion that, as of August 12, 2024, and subject to the assumptions, qualifications, and limitations set forth therein, that the Cash Payment is fair, from a financial point of view, to the common stockholders of the Company, excluding affiliated shareholders including Mr. Kamin and the other Kamin Parties. The oral opinion of Mirus was subsequently confirmed by the delivery of a written opinion delivered after the meeting, dated August 12, 2024. The Transaction Committee then unanimously resolved to recommend that the Board approve the Transaction.

On August 12, 2024, following the meeting of the Transaction Committee, the Board held a telephonic meeting with representatives from Mirus, Mintz and management. Messrs. Kamin and Nevin recused themselves from the meeting and did not attend the meeting. The purpose of the meeting was to consider the recommendation of the Transaction Committee. The Board reviewed in detail the recommendation made by the Transaction Committee, including the considerations of the proposal to the Company and its stockholders and other relevant factors, as well as the determination by Mirus that the cash-out price of $2.35 for fractional shares was fair from a financial point of view to the Company’s unaffiliated stockholders. Mintz reiterated the Board fiduciary duties in evaluating such a course of action. Based on all the factors which had been considered by the Board and the information considered by and the recommendation of the Transaction Committee, although not relying upon any one factor but considering all factors as a whole, the Board specifically adopted the recommendations of the Transaction Committee and all factors that the Transaction Committee took into account in making its recommendations to the Board. The Board determined the Transaction would be substantively and procedurally fair to, and in the best interests of, all of the Company’s stockholders, including the unaffiliated stockholders who would be cashed-out in the Transaction and unaffiliated stockholders who would continue as owners of the Company, and the participating members of the Board approved the Transaction, including the cash-out price of $2.35, and recommended that the Transaction be presented to the Company’s stockholders for approval and that such stockholders approve the Transaction. The Board also retained the right to abandon the Transaction, either before or after the vote of stockholders, if the Board determined that the Transaction was no longer in the best interests of the Company and its stockholders.

On the afternoon of August 12, 2024, following the meeting of the Board, the Company and the other parties to the Stock Purchase Agreement executed the Stock Purchase Agreement.

After the closing of Nasdaq trading on August 12, 2024, the Company issued a press release announcing its intention to pursue the Transaction and its entry into the Stock Purchase Agreement.

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Alternatives to the Transaction

As described in “— Background of the Transaction”, the Company has, for a number of years, reviewed and explored strategic alternatives with a goal of seeking greater value for the Company’s stockholders, including to identify whether third parties would have any interest in a potential sale or merger of the Company. Notwithstanding these efforts, the Company has been unsuccessful in attracting interest in such a strategic transaction. Based on its knowledge of industry participants, extensive past outreach and the Company’s current financial performance, the Board believed continuing to search for strategic alternatives for the Company in its current state was not likely to enhance stockholder value at this time. As the Company continued to pursue its organic growth strategy with particular attention on increased cost efficiencies, the Board determined to reconsider its public company reporting status and established the Transaction Committee to considered benefits and costs of a “going dark” transaction, develop the terms of such transaction and make a recommendation to the Board. Accordingly, as described above, in making their determination to proceed with the Transaction, the Transaction Committee and the Board considered other methods of effecting a deregistration transaction, as well as maintaining the status quo. When considering the various alternatives to the Transaction, the primary focus was the level of assurance that the selected alternative would result in the Company maintaining fewer than 300 record owners of its common stock, thus allowing us to achieve our objective, the time frame within which such alternative could reasonably be expected to be achieved, relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

The Transaction Committee and the Board also considered maintaining the status quo. In that case, the Company would continue to incur the significant expenses of being an SEC reporting company without enjoying what it believes to be the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity, business credibility and the ability to use its common stock as currency for acquisitions. However, the Transaction Committee and the Board believed that becoming a private company would be in the best interests of the Company’s stockholders and rejected this alternative.

After carefully reviewing all of the alternatives, for the reasons discussed above, the Transaction Committee recommended, and the participating members of the Board approved, the Stock Split and the Stock Purchase Agreement (including the transactions contemplated thereby) as the most expeditious and economical way of changing our status from that of a reporting company to that of a non-reporting company.

Effects of the Transaction

Effects of the Transaction on the Company. The Stock Split is designed to maintain the number of our stockholders of record below 300, which will allow us to cease our reporting obligations with the SEC. In determining whether the number of our stockholders of record remains below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of our shares. Based on information available to us as of September 25, 2024 we expect that as a result of the Reverse Stock Split the number of our stockholders of record would be reduced from approximately 213 to approximately 39 (based on an assumed Reverse Stock Split ratio of 1-for-5,000) and we estimate that there are approximately 7,288 beneficial holders in “street name” who own fewer than the Minimum Number and whose shares would be cashed out in the Reverse Stock Split.

We also believe the Transaction will have the following additional effects:

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•	Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations. Our common stock is currently registered under the Exchange Act. The registration may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our common stock. We intend to file a Form 25 with the SEC to delist our common stock from the Nasdaq Capital Market and to deregister our common stock under Section 12(b) of the Exchange Act. We expect the delisting of our common stock will be effective 10 days after we file the Form 25 with the SEC and the deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our common stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act. Accordingly, we will also file with the SEC a Form 15 certifying that we have less than 300 stockholders. Our obligation to file periodic and current reports as a result of our common stock’s registration under those other provisions of the Exchange Act will be suspended immediately upon the filing the Form 15 with the SEC or automatically by operation of law on January 1, 2025 pursuant to Section 15(d) of the Exchange Act. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we will once again become subject to the reporting requirements of the Exchange Act. Notwithstanding the foregoing, our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act, including the Annual Report on Form 10-K for the fiscal year ending December 31, 2024. However, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

•	Reduced Costs and Expenses. We expect to save approximately $845,000 on an annual basis (inclusive of anticipated savings resulting from our recent change in auditors) by becoming a non-reporting company. We also believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to focus on managing the Company’s businesses and undertaking new initiatives that may result in greater long-term growth and increased stockholder value.

•	Financial Effect of the Transaction. Based on information we have received as of September 25, 2024 from our transfer agent, Computershare, and from Mediant Communications, Say Technologies and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., we believe that our total cash requirement to cash out fractional shares in the Reverse Stock Split will be approximately $2,965,259 based on an assumed Reverse Stock Split ratio of 1-for-5,000. We estimate that our total legal, accounting, and financial advisory fees and other costs to effect the Transaction will be approximately $3,665,259, based on an assumed Reverse Stock Split ratio of 1-for-5,000. Our total Transaction-related expenses could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, a deviation from the assumed 1-for-5,000 Reverse Stock Split ratio or an increase in the costs and expenses of the Transaction. The consideration to be paid to the Cashed Out Stockholders and the costs of the Stock Split will be paid from funds received in connection with transactions contemplated under the Stock Purchase Agreement. See “Special Factors Relating to the Transaction — Source of Funds and Expenses.” These costs will be offset over time by the cost savings of approximately $845,000 per year we expect to realize as a result of the Transaction. See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction.”

•	Conduct of our Business after the Transaction. We expect our business and operations following the Transaction to continue substantially as they are currently conducted, and except as described in this proxy statement, the Transaction is not expected to have any material effect upon the conduct of our business.

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•	Aggregate Stockholders’ Equity. Our aggregate stockholders’ equity will decrease from approximately $5,738,806 as of June 30, 2024 to approximately $5,538,806 on a pro forma basis (after giving effect to payment of Transaction-related costs in the amount of $3,665,259, based on an assumed Reverse Stock Split of 1-for-5,000 consisting of approximately $2,965,259 million for the cash out of the shares of Cashed Out Stockholders based on an assumed Reverse Stock Split ratio of 1-for-5,000, approximately $700,000 representing the amount of other Transaction-related costs that have not been included in our historical financial statements, and $500,000 of proceeds under the Stock Purchase Agreement designated for working capital and general corporate purposes).

•	Book Value Per Share. Our book value per share of our common stock will decrease from $1.00 as of June 30, 2024 to approximately $0.91 per share of common stock on a pro forma basis (after giving effect to the payment of Transaction-related costs, net of funds received in the Transaction, and the issuance of shares of common stock in the Transaction).

•	Effect on Holders of Fewer than the Minimum Number and Treatment of Multiple Accounts. Following the Reverse Stock Split, holders of fewer than the Minimum Number would receive a cash payment of $2.35 per pre-split share, without interest, and would cease to be stockholders of the Company. Cashed Out Stockholders will have no further financial interest in us with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares or our future growth.

The number of shares held by a stockholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our common stock owned by that holder and, accordingly, whether the holder will be a Cashed Out Stockholder or a Continuing Stockholder.

Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately and will not be combined with individual accounts in determining whether a holder will be a Cashed Out Stockholder or a Continuing Stockholder.

We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the Stock Split for their beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. As a result, a stockholder owning a number of shares of our common stock equal to or greater than the Minimum Number may nevertheless have those shares cashed out if the stockholder holds shares in a combination of  “street name” accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date. Conversely, if you hold an account with less than the Minimum Number in “street name” and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares.

Examples of the effect of the Stock Split on both Cashed Out Stockholders and Continuing Stockholders are set forth below under the caption “Effects of the Transaction — Examples.”

Effect of the Transaction on Unaffiliated Stockholders Who Own a Number of Shares of Common Stock Equal to or Greater than the Minimum Number or More.   For those unaffiliated stockholders who own a number of shares of common stock equal to or greater than the Minimum Number, the Transaction may have the following effects:

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•	Elimination of SEC Reporting Obligations and Compliance with the Sarbanes-Oxley Act. As described above, following the Reverse Stock Split, we intend to delist our common stock from the Nasdaq Capital Market and to the deregister our common stock under Section 12(b) of the Exchange Act. Following the deregistration of our common stock, our obligation to file periodic and current reports with the SEC will be suspended and we will no longer be subject to the provisions of the Sarbanes-Oxley Act or other requirements applicable to a public company, including those required by the listing standards of a national stock exchange.

•	Effect on Market for Shares and Liquidity. Our common stock is currently listed on the Nasdaq Capital Market. After the termination of our reporting obligations under the Exchange Act, our common stock would no longer be listed on the Nasdaq Capital Market, which may have an adverse effect on the liquidity of our common stock. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, which may adversely affect the liquidity of our common stock and result in a significantly increased spread between the bid and asked prices of our common stock. Additionally, the overall price of our stock may be significantly reduced due to the potential that investors may view the investment as inherently more risky given the fact that publicly available information about the Company will be significantly more limited. The average daily trading volume of the stock from January 2, 2024 to August 12, 2024 (the trading day prior to the announcement of the proposed Transaction by the Company) was approximately 7,349 shares per day.

•	Cost Savings. As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $845,000 as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction.”

•	Outstanding Stock Options. The Stock Split will have no effect on outstanding options to purchase shares of our common stock.

•	Reduction in Publicly Available Information. If we complete the Transaction as described in this proxy statement, our common stock will no longer be registered under the Exchange Act and we will no longer be a reporting company under the Exchange Act. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•	Audited Financial Statements. The Company intends to have its annual financial statements audited by a public accounting firm and made available to stockholders.

•	Possible Decline in the Value of Our Common Stock. The possible limited liquidity of our common stock, the termination of our obligation to publicly disclose financial and other information following the completion of the Transaction and the deregistration of our common stock under the Exchange Act will make trading in our shares of common stock following the completion of the Transaction more difficult, which may cause the value of our common stock to decrease.

•	Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

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•	Aggregate Stockholders’ Equity. Our aggregate stockholders’ equity will decrease from approximately $5,738,806 as of June 30, 2024 to approximately $5,538,806 on a pro forma basis (after giving effect to payment of Transaction costs in the amount of approximately $3,665,259, based on an assumed Reverse Stock Split ratio of 1-for-5,000 consisting of approximately $2,965,259 million for the cash out of the shares of Cashed Out Stockholders based on an assumed Reverse Stock Split ratio of 1-for-5,000, approximately $700,000 representing the amount of other Transaction- related costs that have not been included in our historical financial statements, and $500,000 of proceeds under the Stock Purchase Agreement designated for working capital and general corporate purposes).

•	Book Value Per Share. Our book value per share of our common stock will decrease from $1.00 per share as of June 30, 2024 to approximately $0.91 per share of common stock on a pro forma basis (after giving effect to the payment of Transaction-related costs, net of funds received in the Transaction, and the issuance of shares of common stock in the Transaction).

Effect of the Transaction on Affiliated Stockholders.   As of August 25, 2024, approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (781,418 shares) “FOR” the Transaction Proposals.

In addition, our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest, including holding options to purchase shares of our common stock that will remain outstanding following the Stock Split and will not be affected by the Reverse Stock Split. As a result of the Transaction, Mr. Kamin will beneficially own approximately 35.1% of our outstanding common stock, compared to 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1-for-5,000. Pursuant to the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the closing of the transactions contemplated by the Stock Purchase Agreement at which directors of the Company are to be elected, the Company will be required to include two individuals designated by 3K, an affiliate of Mr. Kamin, as nominees for election to the Board and the Company will not be permitted to increase the size of the Board to more than five directors, in each case subject to certain exceptions. The combined effect of Mr. Kamin’s increased beneficial ownership and director designation rights will reduce the influence of other Continuing Stockholders.

See “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons.”

As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $845,000 as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction.”

Examples.   The effect of the Stock Split on both Cashed Out Stockholders and Continuing Stockholders may be illustrated, in part, by the following examples, which assume a 1-for 4,000 reverse stock split and a 4,000 for-1 forward stock split:

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Hypothetical Scenario	Result
Mr. Williams is a registered stockholder who holds 3,000 shares of our common stock of record in his name at the effective time of the Stock Split. Mr. Williams holds no other shares.	Mr. Williams will receive cash in the amount of $7,050, without interest, for the 3,000 shares of common stock held prior to the Reverse Stock Split.

Hypothetical Scenario	Result
Ms. Walker holds 500 shares of our common stock in a brokerage account at the effective time of the Transaction. Ms. Walker holds no other shares.

We intend to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Transaction for their beneficial holders. Assuming that they do so, Ms. Walker will receive cash in the amount of $1,175, without interest, for the 500 shares of common stock held prior to the Reverse Stock

Split. If the bank, broker or nominee holding Ms. Walker’s shares have different procedures, or do not provide us with sufficient information on Ms. Walker’s holdings, then Ms. Walker may or may not receive cash for her shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of her shares.

Mr. Jackson holds 3,000 shares of our common stock of record in his name and 2,000 shares in a brokerage account at the effective time of the Stock Split. Mr. Jackson holds no other shares.

Each of Mr. Jackson’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Mr. Jackson holds his shares in “street name” effects the Stock Split for its beneficial holders, Mr. Jackson will receive cash in the amount of $11,750, without interest, for the 5,000 shares of common stock held prior to the Reverse Stock Split.

Ms. Smith holds 4,000 shares of our common stock in her name and 4,000 shares in a brokerage account at the effective time of the Stock Split.	Ms. Smith will continue to hold 4,000 shares of common stock in her own name and 4,000 shares in a brokerage account after the Stock Split.
Mr. Martinez holds 4,000 shares of common stock in one brokerage account and 4,000 shares in another brokerage account at the effective time of the Stock Split.

Each of Mr. Martinez’ holdings will be treated separately. Assuming each of the brokerage firms with whom Mr. Martinez holds his shares in “street name” effect the Stock Split for their beneficial holders, Mr. Martinez will receive cash in the amount of  $18,800, without interest, for the 8,000 shares of common stock held prior to the Reverse Stock Split.

Ms. Taylor holds 2,000 shares in one record holder account and 2,000 shares in another identical record holder account at the effective time of the Stock Split.	Ms. Taylor will continue to hold 4,000 shares of common stock after the Reverse Stock Split.
Mr. Young and Ms. Young each hold 4,000 shares in separate, individual record holder accounts, but also hold 1,000 shares of common stock jointly in another record holder account.	Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will be a Cashed Out Stockholder or a Continuing Stockholder. Accordingly, Mr. Young and Ms. Young will each continue to own 4,000 shares of common stock after the Stock Split in their separate accounts, but will receive $2,350, without interest, for the shares held in their joint account.

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Reservation of Rights

The Board has reserved the right to abandon the Transaction at any time if it believes that the Transaction is no longer in the best interests of our stockholders, whether prior to or following the Annual Meeting, and the Company may terminate the transactions contemplated by the Stock Purchase Agreement upon written notice to the Kamin Parties prior to the Closing Date.

Nasdaq Capital Market Listing; OTC Pink Market

Our common stock is currently listed on the Nasdaq Capital Market. To obtain the cost savings we anticipate by no longer preparing and filing annual, periodic and current reports with the SEC, our common stock will need to be delisted from the Nasdaq Capital Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Market, if one or more brokers chooses to make a market for our common stock there and complies with applicable regulatory requirements.

The Pink Open Market is the lowest tier of the three marketplaces for trading of OTC securities, which is a broker platform for trading securities operated the OTC Markets Group Inc. There are no financial standards or disclosure requirements. For more information about the OTC Markets Group, see https://www.otcmarkets.com/. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA), and obtain FINRA approval for trading in the common stock. If such trading in our common stock were to develop there, we would expect it to occur at the Pink-No Information tier. For more information about The Pink Open Market, see www.otcmarkets.com/corporate-services/information-for-pink-companies.

The OTC Pink Market is not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted on the OTC Pink Market. The price may be more or less than the current price on the Nasdaq Capital Market. In addition, the spread between the bid and asked prices of our common stock may be wider than on the Nasdaq Capital Market and the liquidity of our shares may be lower. There is no assurance, however, that there will be any OTC Pink Market quotations after the Stock Split or that, if such quotations begin, they will continue for any length of time.

Fairness of the Transaction

The Transaction Committee and the Board fully considered and reviewed the terms, purpose, alternatives and effects of the proposed Transaction, and each has determined that the Transaction is procedurally and substantively fair to all stockholders of the Company, including the unaffiliated stockholders who will receive cash consideration in the Stock Split and unaffiliated stockholders who will continue as owners of the Company.

The participating members of the Board have unanimously approved the Transaction and recommend that stockholders vote “FOR” approval of the Transaction Proposals. In order for the Transaction to be approved, a majority of all stockholders must give a “FOR” vote for the Reverse Stock Split Proposal and the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting must give a “FOR” vote for the Stock Purchase Agreement Proposal.

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Substantive Fairness. The Transaction Committee and the Board considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted above in “Special Factors Relating to the Transaction — Alternatives to the Transaction,” in reaching their conclusions as to the substantive fairness of the Transaction to our stockholders, including both unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. The Transaction Committee and the Board did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although they particularly noted the opportunity in the Reverse Stock Split for stockholders to receive a fair price in cash for their shares, without incurring brokerage commissions, as well as the significant anticipated cost and time savings for the Company resulting from the Transaction, which will benefit Continuing Stockholders. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Transaction Committee and the Board in their determinations.

Future Cost and Time Savings.    By eliminating costs associated with our public reporting and other related obligations, the Company ultimately expects to realize recurring annual cost savings of approximately $845,000 (inclusive of anticipated savings resulting from our recent change in auditors). In addition, the Transaction Committee and the Board noted that the Company would eliminate the substantial time and effort currently spent by the Company’s management and employees to prepare and review the reports it files with the SEC under the Exchange Act and the Sarbanes-Oxley Act, and after the Stock Split, management and our other employees will be able to reallocate this time and effort to other areas of our businesses and operations.

Opportunity to Liquidate Shares of Common Stock.   The Transaction Committee and Board considered the opportunity the Reverse Stock Split presents for stockholders owning fewer than the Minimum Number to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions.

Limited Liquidity for the Company’s Common Stock.   The Transaction Committee and the Board noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock from January 2, 2024 to August 12, 2024 (the trading day prior to the announcement of the approval of the Stock Split by the Company) was approximately 7,349 shares per day. Accordingly, the Stock Split provides a large number of our record holders and beneficial holders with the opportunity to liquidate their holdings in a relatively limited trading market and receive a fair price in cash for their shares, without incurring brokerage commissions.

Historical and Current Prices.   The Transaction Committee and the Board considered both the historical market prices and recent trading activity and current market prices of our common stock.

Opinion of the Financial Advisor.   The Transaction Committee and the Board considered a valuation report dated August 12, 2024 and fairness opinion rendered by Mirus to the Transaction Committee to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $2.35 per share in cash to be paid to the Cashed Out Stockholders in the Stock Split is fair, from a financial point of view, to all unaffiliated stockholders. For more information about the opinion, you should read the discussion below under “Special Factors Relating to the Transaction — Fairness Opinion of Financial Advisor” and the fairness opinion of Mirus, which is attached as Annex D to this proxy statement and is being provided with the express permission of Mirus. Each of the valuation report and the fairness opinion of Mirus is available for inspection and copying at our principal executive offices at 5220 Spring Valley Road, Dallas, Texas 75254.

Valuation Report.   In determining the cash amount to be paid to Cashed Out Stockholders in the Reverse Stock Split, the Transaction Committee and the Board considered the valuations of the Company’s common stock presented in Mirus’ valuation report. The analysis of the Company’s historical trading prices, premiums paid, selected publicly traded companies analysis, selected precedent transaction analysis, discounted cash flow analysis and buyout methods used by Mirus to assess the fairness of the $2.35 per share to be paid to Cashed Out Stockholders and to our unaffiliated Continuing Stockholders are described in more detail below under “Special Factors Relating to the Transaction — Fairness Opinion of Financial Advisor.” The Transaction Committee and the Board have relied upon Mirus’ valuation report and Mirus’ fairness opinion to the effect that the $2.35 per share in cash to be paid is fair, from a financial point of view, to all unaffiliated stockholders, and the Transaction Committee and the Board have adopted such analyses.

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Net Book Value and Liquidation Value.   The Transaction Committee and the Board determined that liquidation value had no relevance in light of the fact that we will remain as a continuing business and the Reverse Stock Split will not result in a change of control of the Company. Additionally, liquidation value was not used because the book value of the Company’s assets do not necessarily reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from book value.

Going Concern Value. In its evaluation of the Transaction, while the Transaction Committee and the Board did not believe that there was a single method for determining “going concern value,” the Transaction Committee and the Board believed that the future financial results reflected in management’s projections for the Company, the market value determined by the public trading market and the related additional factors considered by the Transaction Committee provided an indication of the Company’s going concern value.

No Firm Offers.   Except as described in “–Background of the Transaction”, the Transaction Committee and the Board are not aware of any firm offers during the past two years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company.

Disadvantages of the Transaction

The Transaction Committee and the Board also considered the disadvantages of the Transaction, including that:

•	No Participation in Future Growth by Cashed Out Stockholders. Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•	Reduction in Information about the Company. After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. We intend to continue to prepare audited annual financial statements and periodic unaudited financial statements and plan to make available to our stockholders audited annual financial statements only. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•	Limited Liquidity. After the completion of the Transaction, we will no longer be listed on the Nasdaq Capital Market. In addition, because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the completion of the Transaction, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.

•	Limited Regulatory Oversight. After completion of the Transaction, we will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the Nasdaq Capital Market.

•	Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•	Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•	Filing Requirements Reinstituted. The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension will remain in effect so long as we have fewer than 300 stockholders of record. Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

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•	No Appraisal Rights. Under Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Transaction Proposals.

•	Approval of the Stock Split. Once a quorum has been established, the affirmative vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting is required for the Reverse Stock Split proposal. In order for the Transaction to be approved, a majority of all stockholders must vote give a “FOR” vote for the Reverse Stock Split proposal and the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting must give a “FOR” vote for the Stock Purchase Agreement Proposal.

•

Decreased Influence of Continuing Stockholders. The Continuing Stockholders will have less influence on all matters submitted to a vote of the stockholders because Mr. Kamin’s beneficial ownership will increase from approximately 11.4%, as of August 25, 2024, to 35.1% of our outstanding common stock, based on an assumed Reverse Stock Split of 1-for-5,000, and Mr. Kamin, through 3K, will have rights to designate directors to serve on the Board, as described below. Pursuant to the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the closing of the transactions contemplated by the Stock Purchase Agreement at which directors of the Company are to be elected, the Company will be required to include two individuals designated by 3K, an affiliate of Mr. Kamin, as nominees for election to the Board and the Company will not be permitted to increase the size of the Board to more than five directors, in each case subject to certain exceptions. The combined effect of Mr. Kamin’s increased beneficial ownership and director designation rights will reduce the influence of other Continuing Stockholders.

See “Special Factors Relating to the Transaction — Effects of the Transaction”.

Procedural Fairness.

No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Transaction was retained by the Company, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services. The Board established the Transaction Committee to consider and evaluate whether such a deregistration/delisting transaction, or so-called “going dark” transaction, would be in the best interests of the Company’s stockholders, and, if so, to develop the specific terms of such a transaction and make a recommendation to the Board. The Board believes that the Transaction Committee, whose members are each independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Section 10A-3(b) of the Exchange Act, was sufficient to protect the interests of unaffiliated stockholders. In addition, the Transaction Committee and the Board took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held a number of shares of common stock equal to or greater than the Minimum Number or held fewer than the Minimum Number. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the independent members of the Transaction Committee set out to protect unaffiliated stockholders by making a recommendation regarding the Transaction that they deemed fair to the unaffiliated stockholders and by receiving from Mirus a fairness opinion addressed to the Transaction Committee regarding the fairness of the cash-out price, from a financial point of view, to the unaffiliated stockholders.

The Transaction Committee and the Board believe this proxy statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction, and that no special provision for the review of our files was necessary. The Transaction Committee and the Board noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.

The Transaction Committee and the Board determined not to condition the approval by the Company’s stockholders of the Transaction Proposals on approval by a majority of the shares of common stock outstanding as of the record date held by unaffiliated stockholders. The Transaction Committee and the Board noted that affiliated and unaffiliated stockholders will be treated equally in the Transaction; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock of affiliated stockholders will not be cashed out in the Reverse Stock Split. If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Transaction, and any such requirement would prevent a majority of the outstanding shares of our common stock from participating in the consideration of the Transaction. As of August 25, 2024 approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (781,418 shares) “FOR” the Transaction Proposals (see “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons”). Furthermore, a separate vote of the majority of the shares of common stock outstanding as of the record date held by unaffiliated stockholders is not required under Delaware law. Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Reverse Stock Split, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.

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The Transaction Committee and the Board also noted that there will be no material change in the percentage ownership of the executive officers and directors (other than Mr. Kamin, who is an Investor under the Stock Purchase Agreement).

The Company intends to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to provide us with information on how many fractional shares will be cashed out, and request that they effect the Stock Split for their beneficial holders.

The Transaction Committee determined to engage Mintz as its legal advisor because of its experience and expertise in both corporate and securities matters, including transactions similar to the Transaction, and corporate governance and fiduciary matters. It also engaged Mintz because of its familiarity with the Company and its circumstances having served as outside counsel to the Company for its strategic review process and other specific matters. The Transaction Committee determined that there were no relationships that would impair Mintz’s ability to provide fully independent advice to the Transaction Committee.

Recommendation of the Transaction Committee.   Based on the foregoing analyses, including a consideration of the disadvantages of the Transaction, the Transaction Committee (which is comprised of two independent non-employee directors of the Board) determined that the Transaction is procedurally and substantively fair to, and in the best interests of, all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Stock Split, and that the $2.35 per-share cash amount constitutes fair consideration for those stockholders holding less than the Minimum Number. As a result, the Transaction Committee unanimously recommended the Transaction to the Board.

Recommendation of the Board of Directors.   At a meeting held on August 12, 2024, the participating members of the Board (consisting of the members of the Transaction Committee and Mr. Hullinger, the Company’s chief executive officer and a Board member) unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, the Company’s stockholders, including all unaffiliated stockholders, and the participating members of the Board unanimously approved the Transaction and recommend that you vote “FOR” approval of the Transaction Proposals. In reaching its determination and recommendation, the Board considered and specifically adopted the recommendations of the Transaction Committee and the factors that the Transaction Committee took into account in making its recommendation to the Board. The remaining two members of the Board, Messrs. Kamin and Nevin, recused themselves from the Board vote regarding the Transaction.

Position of the Investors as to the Fairness of the Transaction

Under the SEC rules governing “going-private” transactions, each of the Investors is an affiliate of the Company who may be engaged directly or indirectly in the Stock Split and, therefore, required to express their beliefs as to the fairness of the Transaction to the Unaffiliated Cashed Out Stockholders. The Investors are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Investors as to the fairness of the Transaction should not be construed as a recommendation to any stockholders of the Company as to how that stockholder should vote on the Transaction Proposals at the Annual Meeting. The Investors have interests in the Transaction that are different from, and in addition to, the unaffiliated stockholders of the Company.

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The Investors believe the interests of the stockholders of the Company were represented by the Transaction Committee, which reviewed, evaluated and negotiated the terms and conditions of the Transaction, including the terms and conditions of the issuance and sale of shares of the Company’s common stock to the Investors pursuant to the Stock Purchase Agreement to fund the Cash Payment, with the assistance of its legal counsel and financial advisor.

The Investors did not participate in the deliberation of the Transaction Committee or the Board regarding, nor did they receive advice from the Transaction Committee’s legal counsel or financial advisor as to, the fairness of the Transaction to the Unaffiliated Cashed Out Stockholders. Messrs. Kamin and Nevin, directors of the Company who were affiliated with the Investors, were excluded from all Board deliberations relating to the approval of the Stock Purchase Agreement, as discussed in the section of this proxy statement entitled “Special Factors Relating to the Transaction — Background of the Transaction”. The Investors have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Transaction to the unaffiliated stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Transaction Committee discussed in the section of this proxy statement entitled “Special Factors Relating to the Transaction — Purpose and Reasons for the Transaction” and “— Fairness of the Transaction” (which analysis and resulting conclusions the Investors adopt), the Investors believe that the Transaction is substantively fair to the Unaffiliated Cashed Out Stockholders. In particular, the Investors considered the following:

•	that the Company’s business and operations are expected to continue following the completion of the Transaction substantially as conducted;

•	that the Company eliminating costs associated with its public reporting and other related obligations, the Company ultimately expects to realize recurring annual cost savings of approximately $845,000 (inclusive of anticipated savings resulting from our recent change in auditors);

•	the trading volume in the Company’s common stock has been, and continues to be, relatively limited; the average daily trading volume of the stock from January 2, 2024 to August 12, 2024 (the trading day prior to the announcement of the approval of the Stock Split by the Company) was approximately 7,349 shares per day; accordingly, the Stock Split provides a large number of our record holders and beneficial holders with the opportunity to liquidate their holdings in a relatively limited trading market and receive a fair price in cash for their shares, without incurring brokerage commissions;

•	the historical market prices and recent trading activity and current market prices of the Company’s common stock;

•	the effect of the proposed transaction on the relative voting power Continuing Stockholders, including Mr. Kamin, whose beneficial ownership will increase from approximately 11.4%, as of August 25, 2024, to 35.1% of the Company’s outstanding common stock, based on an assumed Reverse Stock Split ratio of 1-for-5,000, and that 3K will have certain director designation rights;

•	the limited trading volume and liquidity of the Company’s shares of common stock and the effect of enabling the Company’s smallest stockholders, who represent a disproportionately large number of our record holders, to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions;

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•	that the Transaction Committee (which is comprised of two independent directors of the Board) determined that the Transaction is procedurally and substantively fair to, and in the best interests of, all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Stock Split, and that the $2.35 per-share Cash Payment constitutes fair consideration for those stockholders holding less than the Minimum Number and unanimously recommended the Transaction to the Board for approval;

•	that the Transaction will provide liquidity for certain of the Unaffiliated Cashed Out Stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales; and

•	that consummation of the Transaction will allow the Unaffiliated Cashed Out Stockholders the option to avoid exposure to risks and uncertainties relating to the prospects of the Company, including the costs and dilution associated with additional capital raising necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity following the Transaction.

The Investors further believe that the Transaction is procedurally fair to the unaffiliated stockholders of the Company based upon, among other things, the following factors:

•	that the Board established the Transaction Committee, consisting solely of independent Directors who were not affiliated with the Investors, to evaluate a potential transaction with the Investors and negotiate with the Investors;

•	that the Board and the Transaction Committee were fully informed about the extent to which the interests of the Investors in the Transaction differed from those of the unaffiliated stockholders of the Company;

•	that Messrs. Kamin and Nevin were excluded from Board discussions relating to the Transactions;

•	that the Board resolved to establish an independent Transaction Committee with the mandate and authority to consider the potential benefits and costs of a “going dark” transaction to the Company’s stockholders and the Company, develop the terms of such a “going dark” proposal, including the appropriate reverse stock split ratio and cash-out value for fractional shares, and to make a recommendation to the Board with respect thereto;

•	that the Transaction Committee retained, and had the benefit of advice from, legal and financial advisors, each of which has extensive experience in transactions similar to the Transaction.;

•	that the Cash Payment was determined by the Transaction Committee’s arms-length negotiations with Mr. Kamin, and with the assistance of Transaction Committee’s independent financial advisors;

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•	notwithstanding the fact that Mirus’ opinion was not delivered to the Investors and the Investors are not entitled to rely on such opinion, the fact that Mirus rendered an opinion to the Transaction Committee as to the fairness, from a financial point of view and as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Mirus, of the Cash Payment to be paid in the Reverse Stock Split pursuant to the Stock Purchase Agreement;

•	the Transaction Committee and the Board noted, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records;

•	the Board believes that the Transaction Committee, whose members are each independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Section 10A-3(b) of the Exchange Act, was sufficient to protect the interests of unaffiliated stockholders;

•	that the consummation of the transactions contemplated by the Stock Purchase Agreement is subject to the satisfaction of customary closing conditions, including receiving the requisite approval by the Company’s stockholders of (i) the terms and conditions of the Stock Purchase Agreement and the proposed Reverse Stock Split and (ii) the filing with the Delaware Secretary of a certificate of amendment to our amended and restated certificate of incorporation to effect the Reverse Stock Split.

•	the Transaction Committee and the Board took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held a number of shares of common stock equal to or greater than the Minimum Number or held fewer than the Minimum Number; and

•	the independent members of the Transaction Committee set out to protect unaffiliated stockholders by making a recommendation regarding the Transaction that they deemed fair to the unaffiliated stockholders and by receiving from Mirus a fairness opinion addressed to the Transaction Committee regarding the fairness of the cash-out price, from a financial point of view, to the unaffiliated stockholders.

The Investors also considered a variety of disadvantages of the Transaction, including:

•	Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth;

•	Continuing Stockholders will have significantly less information about the Company and its business, operations, and financial performance than they have currently;

•	Continuing Stockholders will have less influence on all matters submitted to a vote of the stockholders on all matters submitted to a vote of the stockholders because Mr. Kamin’s beneficial ownership will increase from approximately 11.4%, as of August 25, 2024, to 35.1% of the Company’s outstanding common stock, based on an assumed Reverse Stock Split of 1-for-5,000, and Mr. Kamin, through 3K, will have rights to designate directors to serve on the Board.

•	the risk that the Transaction might not be completed in a timely manner or at all;

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•	after the completion of the Transaction, the Company will no longer be listed on the Nasdaq Capital Market, and because of the possible limited liquidity for the Company’s common stock, the termination of the Company’s obligation to publicly disclose financial and other information following the completion of the Transaction, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock;

•	after completion of the Transaction, the Company will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the Nasdaq Capital Market;

•	the Company will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and the Company will have a decreased ability to use stock to acquire other companies; and

•	under Delaware law, the Company’s amended and restated certificate of incorporation and amended and restated bylaws, no appraisal or dissenters’ rights are available to the Company’s stockholders who vote against (or abstain from voting on) the Transaction Proposals.

Because the Investors consider the Company to be a viable going concern, the Investors believe that the liquidation value of the Company’s common stock is irrelevant to a determination as to whether the Transaction is fair to the Unaffiliated Cashed Out Stockholders. Accordingly, the Investors did not consider the liquidation value of the Company’s assets and did not perform a liquidation analysis.

The Investors did not consider the net book value, which is an accounting concept, for purposes of determining the fairness of the Cash Payment to the Unaffiliated Cashed Out Stockholders because, in the Investors’ view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the Investors considered the trading history of the Company’s common stock and noted that at various times this trading history reflected prices above the purchase price, the Investors concluded that these factors were not dispositive in determining present value. In the Investors’ judgment, the historical trading prices for the Company Common Stock are not indicative of the value of the Company Common Stock as of the date of the Transaction in light of the Company’s current business operations.

Except as disclosed in “— Background of the Transaction”, the Investors are not aware of any firm offers made by third parties to acquire the Company during the past two years and did not solicit any such offers. In any event, the Investors have no current intention of selling the Company’s common stock beneficially owned by them and, therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.

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The foregoing discussion of the information and factors considered and given weight by the Investors in connection with the fairness of the Transaction is not intended to be exhaustive but is believed to include all material factors considered by them. The Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Transaction. Rather, the Investors reached their position as to the fairness of the Transaction after considering all of the foregoing as a whole. The Investors believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Transaction to the unaffiliated stockholders. This position should not, however, be construed as a recommendation to any stockholder of the Company to approve the Transaction Proposals. The Investors make no recommendation as to how stockholders of the Company should vote their shares of common stock on such proposals.

Based on the Investors’ knowledge and analysis of available information regarding the Company, the Transaction Committee and the Board, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Transaction Committee and the Board and discussed in the section of this proxy statement entitled “Special Factors Relating to the Transaction — Fairness of the Transaction; Recommendation of the Transaction Committee; Recommendation of the Board of Directors,” the Investors believe that the Transaction is fair to the unaffiliated stockholders.

Fairness Opinion of Financial Advisor

The preparation of the Fairness Opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of the Fairness Opinion, subject to the assumptions, qualifications, and limitations set forth therein, that the Cash Payment is fair, from a financial point of view, to the common stockholders of the Company, excluding affiliated stockholders including Independent Director Peter Kamin and entities affiliated with him. Mirus was not requested to opine as to, and its opinion does not address:

•	the underlying business decision of the Board, the Transaction Committee, the Company or its stockholders, or any other party to proceed with or effect the Transaction;

•	the fairness of any portion or aspect of the Stock Split not expressly addressed in its opinion;

•	the fairness of any portion or aspect of the Stock Split to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than the Company’s unaffiliated stockholders as set forth in its opinion;

•	the relative merits of the Stock Split as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

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•	the amount or nature of any compensation to any officers, directors, or employees of any party to the Stock Split, or any class of such persons, relative to the Cash Payment to be received by the stockholders or with respect to the fairness of any such compensation;

•	the price at which the common stock may trade at any future time;

•	the tax or legal consequences of the proposed Stock Split to either the Company, its stockholders, or any other party;

•	how any stockholder should act or vote, as the case may be, with respect to the Stock Split; or

•	the solvency, creditworthiness, or fair value of the Company or any other participant in the Stock Split under any applicable laws relating to bankruptcy, insolvency, or similar matters.

Furthermore, no opinion, counsel, or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.

Procedures and Assumptions

In connection with its opinion, Mirus made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Mirus has:

(1)	Reviewed a draft of this Proxy Statement provided to Mirus on July 29, 2024;

(2)	Reviewed and analyzed certain publicly available financial and other data, including the Company’s Annual Reports on Forms 10-K for the three fiscal years ended December 31, 2021 through December 31, 2023 and the Company’s Quarterly Reports on Form 10-Q for the three-month periods ending March 31, 2024.

(3)	Reviewed and analyzed certain non-public historical financial and operating data relating to the Company, prepared and made available to Mirus by the management of the Company;

(4)	Reviewed and analyzed certain non-public projected financial and operating data relating to the Company, prepared and made available to Mirus by the management of the Company;

(5)	Conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company;

(6)	Reviewed historical market prices and trading activity of the common stock;

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(7)	Reviewed and analyzed financial information of other selected companies with publicly traded securities which Mirus deemed relevant;

(8)	Reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Mirus deemed relevant; and

(9)	Conducted such other financial studies, analyses, and investigations and considered such other information as Mirus deemed appropriate.

In rendering its opinion, Mirus relied upon and assumed, without independent verification, the accuracy and completeness of all data, material, and financial, legal, tax, operating and other information (including, without limitation, the financial statements and related notes thereto of the Company) furnished or otherwise made available to them, discussed with them or reviewed by them, and did not assume responsibility for such information. Mirus did not assume any responsibility to perform, and did not perform, an independent evaluation, physical inspection, or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such valuations or appraisals. Additionally, Mirus did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation or any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. Mirus also assumed that the Stock Split will be consummated in a timely manner and in accordance with applicable corporate law. Mirus also assumed in its opinion that the Proxy Statement will be identical in all material respects to the latest available draft reviewed by Mirus and that the Stock Split will be consummated in accordance with the terms set forth in the Proxy Statement without waiver, modification, or amendment of any material term, condition, or agreement; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Stock Split will be obtained without any material adverse effect on the Company or on the contemplated benefits of the Stock Split.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, Mirus assumed that the financial analyses and forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and that the Company will perform substantially in accordance with such financial analyses and forecasts. Mirus further relied on the assurances of members of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.

Mirus’s Fairness Opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its Fairness Opinion. Mirus did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its Fairness Opinion.

Summary of Final Financial Analyses Performed by Mirus

Among other things, Mirus based its analyses on the June Forecast, which was produced entirely by the Company’s management without any input from Mirus and is provided in the section below entitled “Financial Forecast”.

The key inputs used in calculating implied Enterprise Values, Equity Values, and Equity Values per Share are as follows:

•	Cash and equivalents (as of May 31, 2024): $1.8 million

•	Debt (as of May 31, 2024): $1.0 million

•	TTM Revenue (as of May 31, 2024): $21.2 million

•	Shares outstanding (as of May 10, 2024): 5,805,611

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In arriving at its opinion, in addition to reviewing the matters listed above, Mirus used the following approaches to evaluate the fairness, from a financial point of view, of the Cash Payment to the common stockholders of the Company, excluding affiliated stockholders including Independent Director Peter Kamin and entities affiliated with him:

•	A historical trading price approach;

•	A selected comparable public companies approach;

•	A precedent transaction approach based on selected merger and acquisition transactions;

•	A precedent premia paid approach based on selected merger and acquisition transactions and reverse stock split transactions;

•	A discounted cash flow approach; and

•	A buyout approach.

•	A liquidation approach was considered but ultimately not used as the book value of the Company’s assets do not necessarily reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from book value.

Mirus calculated the Company’s implied equity market value by multiplying the recent common stock price of $1.65 per share as of August 9, 2024 by the common shares outstanding of 5,805,611 and determined the implied equity market value to be $9.6 million. Then Mirus calculated the implied enterprise value of the Company, defined as current equity market value plus book value of debt minus cash and equivalents (as of May 31, 2024), to be approximately $8.8 million.

No company or transaction used in the analyses described below is identical to the Company or the Stock Split. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the Stock Split or the public trading or other values of us or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data.

Historical Trading Price Approach

Because the Company’s common stock is publicly traded, Mirus considered the per share value ascribed to it by public markets. Accordingly, Mirus analyzed the Company’s historical common stock prices, trading volume, and ownership. On August 9, 2024, the Company’s common stock closed at a price of $1.65 per share. Over the three months ending August 9, 2024, the volume-weighted average price was approximately $2.26 per share, with an intraday range of $1.63 to $2.69 per share. The Company is not actively followed by security analysts. The largest stockholder as of August 9, 2024 was Independent Director Peter Kamin with a beneficial ownership stake of 11.2% (including 3K, the Peter H. Kamin Revocable Trust dated February 2003 and the Peter H. Kamin Childrens Trust dated March 1997). The Company estimates the stake of Mr. Kamin and the beneficial ownership of Mr. Kamin will increase to approximately 34.5% of common stock as a result of the Stock Split and the issuance of common stock pursuant to the Stock Purchase Agreement, based on an assumed Reverse Stock Split ratio of 1-for-5,000. As of August 9, 2024, insiders other than Mr. Kamin, 3K, the Peter H. Kamin Revocable Trust dated February 2003 and the Peter H. Kamin Childrens Trust dated March 1997 owned approximately 10% of common shares outstanding, Institutions owned approximately 24%, and others owned approximately 55%. In performing its valuation, Mirus considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in this Proxy Statement.

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	Low	1st Quartile	VWAP1	3rd Quartile	High
52-Week Psychemedics Stock Price History	$1.64	$2.43	$3.16	$3.16	$5.00
6-Month Psychemedics Stock Price History	$1.64	$2.33	$2.65	$2.93	$3.18
3-Month Psychemedics Stock Price History	$1.64	$2.27	$2.26	$2.43	$2.69
1-Month Psychemedics Stock Price History	$1.64	$2.03	$2.06	$2.33	$2.43
1-Week Psychemedics Stock Price History	$1.64	$1.65	$1.76	$1.81	$1.85

(1)	Volume-weighted average price estimated based on daily volume-weighted average price.

Comparable Public Companies Approach

This analysis provides an indication of value expressed as a multiple of revenue of comparable publicly traded companies. Mirus also considered the value of these companies as a multiple of their earnings before interest, taxes, depreciation and amortization (EBITDA), though their use in the analyses of Psychemedics was limited due to the Company’s history of negative EBITDA. Neither Mirus nor management were able to identify any public companies that provide an exact set of products and services that the Company provides and at a similar scale. Thus, the comparable companies were selected by Mirus from a broader sector of publicly traded companies, including Laboratory Services, Testing and Diagnostics. Mirus recognized that many of the selected comparable public companies are of significantly greater scale than Psychemedics, but opted to include them to enhance the overlap of business operations between the comparable public companies and Psychemedics. Mirus considered that the subset of microcap, sub-$100 million TTM revenue diagnostics companies’ profitability and valuation metrics were more similar to the Company’s than were the larger companies. Mirus analyzed, among other things, the Enterprise Value to Revenue multiples of Psychemedics relative to the companies, as identified below, that Mirus considered to be reasonably comparable.

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Company	Market Capitalization ($MM)	Enterprise Value ($MM)	TTM Revenue ($MM)	Revenue Growth	LTM EBITDA ($MM)	EBITDA Margin	EV / LTM Revenue	EV / LTM EBITDA	Revenue <$100 million
Lab services
Labcorp Holdings Inc.	19,014	23,994	12,488	5%	1,655	13%	1.9x	14.5x
SGS SA	20,100	23,703	7,426	0%	1,268	17%	3.2x	18.7x
Quest Diagnostics Incorporated	16,621	20,890	9,346	-1%	1,813	19%	2.2x	11.5x
Bureau Veritas SA	13,755	15,486	6,420	-1%	1,175	18%	2.4x	13.2x
Eurofins Scientific SE	11,048	14,235	7,204	1%	1,402	19%	2.0x	10.2x
NeoGenomics, Inc.	2,121	2,273	628	14%	(14)	(2%)	3.6x	NM
OPKO Health, Inc.	1,046	1,214	716	-17%	(165)	(23%)	1.7x	NM
Transcat, Inc.	1,061	1,042	266	12%	37	14%	3.9x	28.3x
Mesa Laboratories, Inc.	647	829	224	2%	40	18%	3.7x	20.9x

Specialty testing and diagnostics
QuidelOrtho Corporation	2,798	5,255	2,835	-10%	590	21%	1.9x	8.9x
Neogen Corporation	3,640	4,358	924	12%	191	21%	4.7x	22.8x
Guardant Health, Inc.	3,568	3,775	644	26%	(382)	(59%)	5.9x	NM
Castle Biosciences, Inc.	744	495	288	72%	(3)	(1%)	1.7x	NM
Quanterix Corporation	419	122	129	16%	(46)	(35%)	0.9x	NM
OraSure Technologies, Inc.	315	48	274	-43%	31	12%	0.2x	1.5x

Other microcap diagnostics companies
MDxHealth SA	71	97	75	65%	(19)	(26%)	1.3x	NM	Yes
Centogene N.V.	9	61	54	6%	(37)	(68%)	1.1x	NM	Yes
Interpace Biosciences, Inc.	7	58	42	12%	5	12%	1.4x	12.0x	Yes
Genetic Technologies Limited	4	1	7	-4%	(7)	(96%)	0.2x	NM	Yes
Precipio, Inc.	8	7	17	62%	(5)	(34%)	0.5x	NM	Yes

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	All public companies in set		Companies in set <$100M TTM revenue
Low	0.2x	1.5x	0.2x	12.0x
1st Quartile	1.3x	10.8x
Median	1.9x	13.2x	1.1x	12.0x
Mean	2.2x	14.8x	0.9x	12.0x
3rd Quartile	3.3x	19.8x
High	5.9x	28.3x	1.4x	12.0x

In its analysis, Mirus derived and compared Enterprise Value to TTM Revenue multiples for the Company and a range of multiples for the selected companies with less than $100 million TTM Revenue. Mirus multiplied the Company’s TTM Revenue by the range of selected comparable company Enterprise Value to Revenue multiples to derive the Company’s implied enterprise value. Mirus then added the Company’s cash balance as of May 31, 2024 and subtracted the Company’s debt balance as of May 31, 2024 to calculate the Company’s implied equity value. Mirus then divided the Company’s implied equity value by the number of common stock shares outstanding to calculate the Company’s implied equity value per share. The table below summarizes the results of this analysis:

Public Company Multiples for Companies in set <$100M TTM revenue	Low	Median	Mean	High
EV/TTM Revenue	0.2x	1.1x	0.9x	1.4x
Implied Psychemedics Equity Value per Share	$0.80	$4.29	$3.41	$5.26

The Cash Payment of $2.35 per share implies an Enterprise Value to TTM Revenue multiple of 0.6x, which is in the first quartile of the selected comparable public company multiples and falls between the low and the median for those public companies with less than $100 million in revenue.

Selected Precedent Transactions Approach

Using publicly available information, Mirus reviewed the purchase prices and Enterprise Value to Revenue multiples paid in the following selected mergers and acquisitions involving target companies doing business in Laboratory Services, Testing and Diagnostics that were announced since January 1, 2022. The table below lists the transactions analyzed:

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Target	Acquirer	Transaction Closed Date	Percent Sought	Implied Enterprise Value ($MM)	Target’s Revenue ($M)[1]	Target’s EBITDA ($MM)	EV / Revenue	EV / EBITDA	Footnote
LifeLabs	Quest Diagnostics, Inc.	Announced Jul 2024	100.0%	984	707	-	1.4x	NM	(2)
BioReference Health’s laboratory testing business	Labcorp Holdings Inc.	Announced Mar 2024	100.0%	238	100	-	2.4x	NM
Dr. Risch Shared Services Ag	Sonic Healthcare Limited	Announced Mar 2024	100.0%	139	118	-	1.2x	NM	(3)
Yourgene Health Plc	Novacyt UK Holdings Limited	Sep 2023	100.0%	41	38	(2)	1.1x	NM
Chembio Diagnostics, Inc.	Biosynex SA	Apr 2023	100.0%	24	50	(16)	0.5x	NM
Atlas Technical Consultants, Inc.	GI Manager L.P.	Apr 2023	100.0%	979	605	71	1.6x	13.9x
Advanced Diagnostic Laboratory LLC	EKF Diagnostics Holdings plc.	Mar 2023	100.0%	2	3	-	0.5x	NM
Covetrus, Inc.	Clayton, Dubilier & Rice, LLC; TPG Capital, L.P.	Oct 2022	75.9%	4,183	4,621	187	0.9x	22.4x
HRL Holdings Limited	Australian Laboratory Services Pty. Ltd.	Aug 2022	100.0%	60	25	3	2.4x	17.8x
Ortho Clinical Diagnostics Holdings plc	Quidel Corporation (nka:QuidelOrtho Corporation)	May 2022	100.0%	4,291	2,038	511	2.1x	8.4x	(4)
GeneDx, Inc.	Sema4 Holdings Corp. (nka:GeneDx Holdings Corp.)	Apr 2022	100.0%	322	117	-	2.8x	NM	(5)
Integrated Laboratory Systems, Inc.	Inotiv, Inc.	Jan 2022	100.0%	53	20	-	2.6x	NM
Low							0.5x	8.4x
1st Quartile							1.0x	12.5x
Median							1.5x	15.8x
Mean							1.6x	15.6x
3rd Quartile							2.4x	18.9x
High							2.8x	22.4x

1)	Target’s revenue and EBITDA for the four most recent quarters before the transaction was announced, with exception of LifeLabs (revenue metric is a forward estimate).

2)	Disclosed consideration of CAD 1.35 billion on estimated CAD 970 million forward twelve-month revenue as of July 3, 2024. USD equivalent of $986 million valuation and $708 million revenue as of August 9, 2024.

3)	Disclosed consideration of CHF 33 million in shares and CHF 87 million cash. USD equivalent of $139 million as of August 9, 2024.

4)	$4.29 billion consideration consisting of $1.75 billion cash, $2.50 billion of shares (25.055 million shares at closing date share price of $99.60 per share), and $0.05 billion replacement equity awards.

5)	$322 million consideration at close consisting of $150 million cash and $172 million of shares (2.4 million shares at closing date share price of $70.95 per share). Up to $150 million of incremental consideration based on two revenue-based milestones, of which $37.5 million was ultimately earned.

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Mirus noted that the comparability of the Stock Split to any of these selected transactions is limited, given their differing natures. All but one of the selected transactions are transactions in which 100% of the target was acquired (and the other was a majority acquisition as well), rather than a partial cash-out of a minority group of stockholders. Additionally, Mirus noted that the relevance of these historical transactions to current valuation may be limited due to changing market conditions, as several transactions occurred over two years ago and it has not been publicly confirmed yet whether several of the announced acquisitions have since closed. Mirus noted that the number of relevant transactions with available data was relatively small, there was a wide range of transaction multiples, and there was no clear connection between the size and profitability of the targets and the implied multiples.

Mirus multiplied the Company’s TTM Revenue by the range of selected transaction Enterprise Value to Revenue multiples to derive the Company’s implied enterprise value. Mirus then added the Company’s cash balance as of May 31, 2024 and subtracted the Company’s debt balance as of May 31, 2024 to calculate the Company’s implied equity value. Mirus then divided the Company’s implied equity value by the number of common stock equity shares outstanding to calculate the Company’s implied equity value per share. The table below summarizes the results of this analysis:

Transaction Multiples	Low	1st Quartile	Median	Mean	3rd Quartile	High
EV/TTM Revenue	0.5x	1.0x	1.5x	1.6x	2.4x	2.8x
Implied Psychemedics Equity Value per Share	$1.92	$3.94	$5.65	$6.06	$8.83	$10.24

The Cash Payment of $2.35 per share implies an Enterprise Value to TTM Revenue multiple of 0.6x, which is in the first quartile of the selected precedent transaction multiples.

Precedent Premia Paid Approach

Using publicly available information, Mirus reviewed the premia paid on equity across 284 US-based merger and acquisition and going dark reverse stock split transactions that have closed since January 1, 2019. The analysis compares the price paid per share relative to the closing price level as of the day prior to announcement, as of 1-week prior to announcement, and as of 30-days prior to announcement. The analysis excluded transactions with value greater than $250 million, outlier transactions with 30-day prior premiums either above 300% or below negative 20%, and merger and acquisition transactions in which less than 75% of business was acquired. There were a limited number of recent going dark reverse stock split precedents, and a premia paid analysis utilizing just these transactions would put weight on a small number of companies that have varying transactional circumstances, market capitalizations, profitability, ownership distributions, profitability and future growth opportunities. For this reason, Mirus aggregated the going dark reverse stock split premia paid precedents with the broader merger and acquisition premia paid precedents. Sectors, sizes, and profitability of the target companies were not considered. Mirus also noted that the merger and acquisition transactions are transactions in which over 75% of the target was acquired, rather than a partial cash-out of a minority group of stockholders. For these reasons, Mirus noted that the comparability of the Stock Split to the sample of premia paid transactions may be limited. The table below summarizes the premia paid in precedent transactions relative to different time periods:

Premia Paid Statistics	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-Day Prior	(27%)	14%	36%	47%	63%	381%
1-Week Prior	(23%)	14%	38%	47%	68%	335%
30-Days Prior	(19%)	14%	39%	45%	67%	282%

Mirus added the range of premia to the Company’s corresponding trailing stock price to determine the Company’s implied equity value per share. The table below summarizes the results of this analysis:

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Implied Psychemedics Equity Value per Share	Psychemedics Closing Price	Low	1st Quartile	Median	Mean	3rd Quartile	High
1-Day Prior (vs. Aug 9, 2024)	$1.65	$1.21	$1.89	$2.24	$2.42	$2.69	$7.93
1-Week Prior (vs. Aug 2, 2024)	$2.00	$1.54	$2.29	$2.76	$2.94	$3.36	$8.70
30-Days Prior (vs. Jul 10, 2024)	$2.43	$1.96	$2.76	$3.37	$3.53	$4.05	$9.27

The Cash Payment of $2.35 per share implies a premium of 42% (third quartile) relative to the Company’s 1-day prior stock price ($1.65), a premium of 18% (second quartile) relative to the Company’s 1-week prior stock price ($2.00), and a discount of 3% (first quartile) relative to the Company’s 30-days prior stock price ($2.43).

Discounted Cash Flow Approach

Using certain forecasted financial information provided by the Company’s senior management for July 2024 through December 2026, Mirus calculated the discounted present value of the Company’s cash flows. Mirus’s estimate of the appropriate discount rate was based on Mirus’s estimate of the Company’s current cost of capital. Mirus’s estimate of the appropriate terminal valuation was based on a range of Enterprise Value to Adjusted TTM EBITDA multiples. This analysis resulted in a range of equity values per share indicated in the table below:

Terminal EV/EBITDA Multiple
WACC	8.0x	9.0x	10.0x
16.0%	$1.71	$1.86	$2.02
17.5%	$1.67	$1.81	$1.96
19.0%	$1.62	$1.77	$1.91

Inherent in any discounted cash flow analysis is the use of several assumptions, including the accuracy of management’s forecasts, the terminal year valuation, and the discount rate applied to the projected cash flows. Variations in any of these assumptions or judgments could significantly alter the results of a discounted present value analysis.

The Cash Payment of $2.35 per share exceeds the equity value per share implied by the discounted cash flow analysis.

Buyout Approach

Using certain forecasted financial information provided by the Company’s senior management for July 2024 through December 2026, Mirus estimated the value which could be paid by an investor in a buyout transaction for the Company. Mirus’s analysis was based on the assumptions that the Company would achieve its forecasted financial results including savings from no longer being a reporting company, a range of internal rate of return (“IRR”) equity investors would require for their investment, and that sufficient debt financing would be available to consummate a buyout transaction with $2.0 million in new senior debt. Mirus’s estimate of the appropriate IRR was based on an estimate of the Company’s current cost of equity plus a premium given the assumed increase in net leverage. Mirus’s estimate of the appropriate terminal valuation was based on a range of Enterprise Value to Adjusted TTM EBITDA multiples. Estimated transaction costs were also included. This analysis resulted in a range of equity values per share indicated in the table below:

Terminal EV/EBITDA Multiple
Equity IRR	8.0x	9.0x	10.0x
20.0%	$2.39	$2.62	$2.85
22.5%	$2.29	$2.51	$2.73
25.0%	$2.20	$2.41	$2.61

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Inherent in any buyout analysis is the use of several assumptions, including the accuracy of management’s forecasts, the returns required by equity investors, amount and cost of debt financing and ultimate valuation upon exit. Variations in any of these assumptions or judgments could significantly alter the results of a buyout analysis.

The Cash Payment of $2.35 per share is within the equity value per share range implied by the buyout analysis.

Liquidation Approach

A liquidation approach was considered but ultimately not used as the book value of the Company’s assets do not necessarily reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from book value.

Miscellaneous

Mirus Securities, Inc. (“Mirus”), a Financial Industry Regulatory Authority (“FINRA”) member, is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with mergers and acquisitions, private placements and similar transactions. Mirus will receive fees of $225,000 from the Company for rendering of the Fairness Opinion and related advisory services. Mirus’s fees are not contingent upon the stockholders’ approval of the Stock Split. In addition, the Company has agreed to reimburse Mirus for its reasonable and documented out-of-pocket expenses incurred in connection with Mirus’s services and to indemnify Mirus and related persons against certain liabilities arising out of its engagement, including liabilities arising under Federal securities laws. Mirus may provide financial or other services to the Company in the future and in connection with any such services Mirus may receive compensation.

Other than with respect to the Stock Split, there are no material relationships that existed during the two years prior to the date of this opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Mirus and any party to the Stock Split, including Peter Kamin and the other Kamin Parties.

Summaries of Preliminary Valuation Analyses Performed by Mirus

At the request of the Transaction Committee, Mirus twice prepared and presented to the Transaction Committee preliminary valuation analyses in connection with the Stock Split. Both presentations were preliminary and subject to receipt by Mirus of a final Board-approved management forecast to be used by Mirus in conducting its final fairness opinion analysis described above.

On April 10, 2024, Mirus presented to the Transaction Committee its first preliminary valuation analysis in connection with the Stock Split, which was based on Company financial information made available to Mirus as of April 9, 2024 (including the Initial Preliminary Forecast) and market data as of April 8, 2024. Based on this information and the Initial Preliminary Forecast, Mirus’s analysis indicated a preliminary valuation range of the Company’s common stock of $2.29 to $2.94 per share (discounted cash flow analysis) and $2.95 to $3.82 per share (leveraged buyout analysis).

On June 5, 2024, Mirus presented to the Transaction Committee its revised preliminary financial analysis in connection with the Stock Split, which was based on Company financial information made available to Mirus as of June 4, 2024 (including the May Revised Preliminary Forecast) and market data as of May 31, 2024. Based on this information and the May Revised Forecast, Mirus’s analysis indicated a preliminary valuation range of the Company’s common stock of $2.47 to $3.12 per share (discounted cash flow analysis) and $2.96 to $3.88 per share (leveraged buyout analysis), respectively.

51

In preparing the foregoing preliminary valuation analyses, Mirus followed procedures that were materially the same as those described above under the subheading “—Procedures and Assumptions” in connection with Mirus’ rendering of its fairness opinion. Such preliminary valuation analyses employed included not only the discounted cash flow and leveraged buyout analyses referenced above, but also the following extrinsic valuation methods: analysis of the Company’s historical trading prices and multiples, premia paid, selected publicly traded companies analysis and selected precedent transaction analysis. The preliminary valuation ranges derived from these latter valuation methods are not summarized above because they are substantially the same as those described in the final fairness opinion analysis described above. The Transaction Committee limited Mirus’s scope of work for each preliminary valuation analysis to the financial aspects of the Stock Split and the fairness, from a financial point of view, of the Cash Payment to the common stockholders of the Company, excluding affiliated stockholders, including Peter Kamin and the Kamin Parties. The Transaction Committee did not authorize Mirus to evaluate factors beyond the foregoing.

Financial Forecast Information

The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth above in order to provide its stockholders access to selected non-public unaudited prospective financial information that was prepared in connection with the evaluation of the Reverse Stock Split and was provided to Mirus in order for it to prepare its financial analyses and oral opinion, which was subsequently confirmed in writing via a written opinion, dated August 12, 2024 and delivered to the Transaction Committee. The June Forecast was reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company as to the matters covered thereby. You should note that the prospective financial information constitutes forward-looking statements, and that the prospective financial information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that any of the Company or any of its respective affiliates, officers, employees, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide should the Reverse Stock Split not be consummated. No person has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the June Forecast or that forecasted results set forth in the June Forecast will be achieved. The Company has made no representation concerning the June Forecast or any financial forecast. Readers of this information statement are cautioned not to place undue reliance on the prospective financial information. See “Cautionary Statement Regarding Forward-Looking Statements.”

52

The June Forecast was prepared for Mirus’ use and is subjective in many respects. While presented with numeric specificity, the June Forecast reflects numerous estimates and assumptions of the Company’s management with respect to operating expense, capital expenditures, industry performance, general business, economic, regulatory, market and financial conditions and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the financial results included in the June Forecast will be realized or that actual results will not be significantly higher or lower than estimated. Since the June Forecast covers multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the June Forecast not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as “Cautionary Statement Regarding Forward-Looking Statements.” Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the June Forecast will be achieved. The June Forecast was not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the June Forecast. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the June Forecast, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the June Forecast does not take into account any circumstances or events occurring after the date of its preparation and the Company does not intend to make publicly available any update or other revision to the June Forecast.

The following table summarizes the June Forecast, which constitutes the financial forecast prepared by our management and considered by the Transaction Committee, the Board and Mirus in connection with their analysis of the Transaction:

PSYCHEMEDICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Revenue	$21,032,408	$21,605,200	$23,601,000
Cost of Sales	11,348,076	11,999,409	12,813,051
Gross Profit	9,684,332	9,605,791	10,787,949

Operating Cost	10,551,866	9,715,781	10,136,367
Operating Income	(867,534)	(109,989)	651,582
Pre-Tax Income	(888,456)	(103,989)	657,582
Net Income (Loss)	$(884,949)	$(83,192)	$526,066

53

PSYCHEMEDICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
ASSETS
Current Assets:
Cash	$2,433,098	$3,256,690	$4,218,190
Accounts receivable, net	2,964,820	3,142,235	3,748,239
Prepaid expenses and other current assets	801,439	801,439	801,439
Insurance Financed	300,000	300,000	300,000
Income tax receivable	209,003	229,801	98,284
Total Current Assets	6,708,359	7,730,165	9,166,152

Fixed Assets, net	2,053,107	1,313,590	819,148
Other assets	590,143	590,143	590,143
Operating lease right-of-use assets	943,329	57,592	(828,001)
Total Assets	$10,294,939	$9,691,490	$9,747,442

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$925,000	$975,000	$1,075,000
Accrued expenses	1,539,209	1,539,209	1,539,209
Accrued income taxes	32,017	32,017	32,017
Current portion of Insurance Financing	300,000	300,000	300,000
Current portion of operating lease liabilities	589,885	(25,146)	(640,177)
Total Current Liabilities	3,386,111	2,821,080	2,306,049

Operating lease liabilities, long-term	357,413	(72,304)	(501,877)
Total Liabilities	3,743,524	2,748,776	1,804,171

Shareholders’ Equity:
Preferred-stock	-	-	-
Common stock	32,350	32,350	32,350
Accumulated other comprehensive income (loss)	(1,633,568)	(1,633,568)	(1,633,568)
Additional paid-in capital	36,073,596	36,548,087	37,022,578
Accumulated deficit	(17,839,174)	(17,922,365)	(17,396,300)
Less - Treasury stock, at cost, 668 shares	(10,081,789)	(10,081,789)	(10,081,789)
Total Shareholders’ Equity	6,551,414	6,942,714	7,943,270

Total Liabilities & Shareholders’ Equity	$10,294,939	$9,691,490	$9,747,442

54

PSYCHEMEDICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Cash flows from operating activities:
Net income (loss)	$(884,951)	$(83,192)	$526,066
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash items:
Depreciation and amortization	1,205,150	890,717	646,842
ROU asset amortization	885,130	885,737	885,593
Deferred income tax	-	-	-
Stock-based compensation	944,619	474,491	474,491
Insurance Financed	(300,000)	-	-

Changes in assets and liabilities:
Accounts receivable	722,222	(177,415)	(606,004)
Prepaid expenses and other current assets	334,270	-	-
Income tax receivable	(191,478)	(20,798)	131,516
Accounts payable	172,825	50,000	100,000
Operating lease ROU asset and liabilities	(1,045,308)	(1,044,748)	(1,044,604)
Insurance Financing	300,000	-	-
Accrued expenses and accrued income taxes	(1,028,558)	-	-
Net cash provided by operating activities	1,113,921	974,792	1,113,899

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(174,207)	(120,000)	(120,000)
Capitalized Software	(17,261)	(31,200)	(32,400)
Other assets	30,439	-	-
Net cash used in investing activities	(161,030)	(151,200)	(152,400)

Cash flows from financing activities:
Payments of long-term debt	(305,055)	-	-
Cash dividends paid	(178,335)	-	-
Net cash used in financing activities	(483,391)	-	-

Net increase (decrease) in cash	469,501	823,592	961,499
Cash, beginning of year	1,963,597	2,433,098	3,256,690
Cash, end of year	$2,433,098	$3,256,690	$4,218,190

55

The June Forecast reflects the following assumptions and estimates: (i) consolidated revenue growth rates ranging from -5% in 2024 to 9% in 2026 reflecting the Company’s management’s assumptions and estimates for future growth; (ii) assumed growth of Cost of Sales ranging from -6% in 2024 to 7% in 2026; (iii) assumed growth of Operating Cost ranging from -21% in 2024 to 4% in 2026; (iv) tax and other reconciling items ranging from $24 thousand benefit in 2024 to $137 thousand expense in 2026; (v) capital expenditures from $161 thousand in 2024 to $152 thousand in 2026 which primarily consists of capitalized software development costs, laboratory equipment, and leasehold improvements and is consistent with historical trends of the business; and (vi) changes in net working capital increasing from a $2.4 million source of cash in 2024 to a $4.2 million source of cash in 2026 consistent with the Company’s management’s growth expectations for the business.

Preliminary Financial Forecast Information

Initial Preliminary Forecast

The following tables summarize the Initial Preliminary Forecast, which constitutes the preliminary financial forecast prepared by our management and considered by the Transaction Committee, the Board and Mirus in connection with their preliminary analysis of the Transaction:

PSYCHEMEDICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Revenue	$22,404,578	$24,258,203	$26,752,285
Cost of Sales	12,018,575	12,704,278	13,758,850
Gross Profit	10,386,003	11,554,225	12,993,434

Operating Cost	11,186,084	10,934,063	11,402,845
Operating Income	(800,081)	620,162	1,590,589
Pre-Tax Income	(815,761)	626,162	1,596,589
Net Income (Loss)	$(635,473)	$494,668	$1,261,306

56

PSYCHEMEDICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
ASSETS
Current Assets:
Cash	$1,687,992	$2,305,961	$3,208,398
Accounts receivable, net	3,238,906	3,557,412	4,195,059
Prepaid expenses and other current assets	1,223,516	1,673,516	2,123,516
Income tax receivable	468,363	336,869	1,585
Total Current Assets	6,618,778	7,873,758	9,528,558

Fixed Assets, net	2,366,930	1,882,953	1,637,270
Other assets	643,784	581,878	530,290
Operating lease right-of-use assets	943,329	57,592	(828,001)
Total Assets	$10,572,821	$10,396,181	$10,868,118

LIABILITIES AND SHARHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$850,000	$850,000	$850,000
Accrued expenses	1,498,174	1,498,174	1,498,174
Accrued income taxes	1,024	1,024	1,024
Current portion of operating lease liabilities	589,885	(25,146)	(640,177)
Total Current Liabilities	2,939,083	2,324,052	1,709,021

Deferred tax liabilities, long term	7,040	7,040	7,040
Operating lease liabilities, long-term	357,413	(72,304)	(501,877)
Total Liabilities	3,303,537	2,258,788	1,214,184

Shareholders’ Equity:
Preferred-stock	-	-	-
Common stock	32,350	32,350	32,350
Accumulated other comprehensive income (loss)	(1,633,568)	(1,633,568)	(1,633,568)
Additional paid-in capital	36,111,595	36,485,035	36,740,271
Accumulated deficit	(17,159,303)	(16,664,635)	(15,403,330)
Less - Treasury stock, at cost, 668 shares	(10,081,789)	(10,081,789)	(10,081,789)
Total Shareholders’ Equity	7,269,284	8,137,392	9,653,934

Total Liabilities & Shareholders’ Equity	$10,572,821	$10,396,181	$10,868,118

57

PSYCHEMEDICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Cash flows from operating activities:
Net income (loss)	$(635,472)	$(494,668)	$1,261,306
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash items:
Depreciation and amortization	1,223,386	833,883	590,070
ROU asset amortization	885,130	885,737	885,593
Deferred income tax	-	-	-
Stock-based compensation	934,037	373,440	255,236

Changes in assets and liabilities:
Accounts receivable	387,540	(318,506)	(637,647)
Prepaid expenses and other current assets	(87,807)	(450,000)	(450,000)
Income tax receivable	(142,054)	131,494	335,284
Accounts payable	97,825	-	-
Operating lease ROU asset and liabilities	(1,045,308)	(1,044,748)	(1,044,604)
Accrued expenses and accrued income taxes	(1,162,721)	-	-
Net cash provided by operating activities	454,556	905,968	1,195,237

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(257,500)	(120,000)	(120,000)
Capitalized Software	(153,888)	(168,000)	(172,800)
Net cash used in investing activities	(411,388)	(288,000)	(292,800)

Cash flows from financing activities:
Taxes paid on vested shares	(39,384)	-	-
Payments of long-term debt	(305,055)	-	-
Net cash used in financing activities	(344,439)	-	-

Net increase (decrease) in cash	(301,272)	617,968	902,437
Cash, beginning of year	1,989,264	1,687,992	2,305,961
Cash, end of year	$1,687,992	$2,305,961	$3,208,398

58

The Initial Preliminary Forecast reflects the following assumptions and estimates: (i) consolidated revenue growth rates ranging from 1% in 2024 to 10% in 2026 reflecting the Company’s management’s assumptions and estimates for future growth; (ii) assumed growth of Cost of Sales ranging from -1% in 2024 to 8% in 2026; (iii) assumed growth of Operating Cost ranging from -16% in 2024 to 4% in 2026; (iv) tax and other reconciling items ranging from $196 thousand benefit in 2024 to $341 thousand expense in 2026; (v) capital expenditures from $411 thousand in 2024 to $292 thousand in 2026 which primarily consists of capitalized software development costs, laboratory equipment, and leasehold improvements and is consistent with historical trends of the business; and (vi) changes in net working capital increasing from a $1.7 million source of cash in 2024 to a $3.2 million source of cash in 2026 consistent with the Company’s management’s growth expectations for the business.

May Revised Preliminary Forecast

The following tables summarize the May Revised Preliminary Forecast, which constitutes the preliminary financial forecast prepared by our management and considered by the Transaction Committee, the Board and Mirus in connection with their preliminary analysis of the Transaction:

PSYCHEMEDICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Revenue	$21,404,903	$22,714,100	$25,080,700
Cost of Sales	11,714,433	12,159,885	12,993,193
Gross Profit	9,690,471	10,554,215	12,087,507

Operating Cost	11,023,977	10,109,212	10,574,331
Operating Income	(1,333,507)	(445,004)	(1,513,176)
Pre-Tax Income	(1,344,650)	(451,004)	(1,519,176)
Net Income (Loss)	$(1,601,635)	$(360,803)	$(1,215,341)

59

PSYCHEMEDICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
ASSETS
Current Assets:
Cash	$1,930,773	$3,146,952	$4,392,471
Accounts receivable, net	2,999,501	3,339,359	3,982,938
Prepaid expenses and other current assets	801,439	801,439	801,439
Insurance Financed	300,000	300,000	300,000
Income tax receivable	94,797	4,569	(299,239)
Total Current Assets

Fixed Assets, net	2,092,351	1,352,796	858,354
Other assets	539,844	593,844	593,844
Operating lease right-of-use assets	943,329	57,592	(828,001)
Total Assets	$9,756,034	$9,596,579	$10,341,807

LIABILITIES AND SHARHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$925,000	$975,000	$1,075,000
Accrued expenses	1,539,209	1,539,209	1,539,209
Accrued income taxes	32,017	32,017	32,017
Current portion of Insurance Financing	300,000	300,000	300,000
Current portion of operating lease liabilities	589,885	(25,146)	(640,177)
Total Current Liabilities	3,386,111	2,821,080	2,306,049

Operating lease liabilities, long-term	357,413	(72,304)	(501,877)
Total Liabilities	3,743,524	2,748,776	1,804,171

Shareholders’ Equity:
Preferred-stock	-	-	-
Common stock	32,350	32,350	32,350
Accumulated other comprehensive income (loss)	(1,633,568)	(1,633,568)	(1,633,568)
Additional paid-in capital	36,073,040	36,547,531	37,022,022
Accumulated deficit	(18,377,523)	(18,016,720)	(16,801,379)
Less - Treasury stock, at cost, 668 shares	(10,081,789)	(10,081,789)	(10,081,789)
Total Shareholders’ Equity	6,012,510	6,847,803	8,537,635

Total Liabilities & Shareholders’ Equity	$9,756,034	$9,596,579	$10,341,807

60

PSYCHEMEDICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forecasted December 31, 2024	Forecasted December 31, 2025	Forecasted December 31, 2026
Cash flows from operating activities:
Net income (loss)	$(1,601,635)	$360,803	$1,215,341
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash items:
Depreciation and amortization	1,211,395	890,754	646,842
ROU asset amortization	885,130	885,737	885,593
Stock-based compensation	944,063	474,491	474,491
Insurance Financed	(300,000)	-	-

Changes in assets and liabilities:
Accounts receivable	687,541	(339,858)	(643,579)
Prepaid expenses and other current assets	334,270	-	-
Income tax receivable	(77,272)	90,201	303,835
Accounts payable	172,825	50,000	100,000
Operating lease ROU asset and liabilities	(1,045,308)	(1,044,748)	(1,044,604)
Insurance Financing	300,000	-	-
Accrued expenses and accrued income taxes	(1,032,775)	-	-
Net cash provided by operating activities	478,235	1,367,379	1,937,919

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(208,725)	(120,000)	(120,000)
Capitalized Software	(27,717)	(31,200)	(32,400)
Other assets	30,439	-	-
Net cash used in investing activities	(206,003)	(151,200)	(152,400)

Cash flows from financing activities:
Payments of long-term debt	(305,055)	-	-
Net cash used in financing activities	(305,055)	-	-

Net increase (decrease) in cash	(32,824)	1,216,179	1,785,519
Cash, beginning of year	1,963,597	1,930,773	3,146,952
Cash, end of year	$1,930,773	$3,146,952	$4,932,471

61

The May Revised Preliminary Forecast reflects the following assumptions and estimates: (i) consolidated revenue growth rates ranging from -3% in 2024 to 10% in 2026 reflecting the Company’s management’s assumptions and estimates for future growth; (ii) assumed growth of Cost of Sales ranging from -3% in 2024 to 7% in 2026; (iii) assumed growth of Operating Cost ranging from -17% in 2024 to 5% in 2026; (iv) tax and other reconciling items ranging from $246 thousand in 2024 to $310 thousand in 2026; (v) capital expenditures from $206 thousand in 2024 to $152 thousand in 2026 which primarily consists of capitalized software development costs, laboratory equipment, and leasehold improvements and is consistent with historical trends of the business; and (vi) changes in net working capital increasing from a $1.9 million source of cash in 2024 to a $4.9 million source of cash in 2026 consistent with the Company’s management’s growth expectations for the business.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Stock Split to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof, and all of which are subject to change or to differing interpretations, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those described below. This summary only addresses stockholders who hold their shares of our common stock as a capital asset. This summary does not address any state, local, non-U.S. tax, or the U.S. federal estate or gift tax, tax on net investment income, the Foreign Account Tax Compliance Act, or the alternative minimum tax. No assurance can be given that possible changes in such U.S. federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (“IRS”).

The following summary does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, non-U.S. investors, pass-through entities such as partnerships, S corporations, or other entities or arrangements classified as pass through entities for federal income tax purposes (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, persons subject to Section 451(b) of the Code or other special tax accounting rules, certain former citizens or long-term residents of the United States, and persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.

This summary assumes that you are one of the following for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or an entity taxable as a corporation that is created or organized in or under the laws of the U.S., any states thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

62

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Stock Split generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and non-U.S. income tax consequences of the Stock Split.

NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS IN CONNECTION WITH THE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES OF THE STOCK SPLIT, IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES.

U.S. Federal Income Tax Consequences to the Company.     We believe that the Stock Split generally should be treated as a tax-deferred “recapitalization” for U.S. federal income tax purposes in which case the Stock Split should have no material U.S. federal income tax consequences to the Company.

U.S. Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Stock Split.    If you receive no cash as a result of the Stock Split, but continue to hold our shares of common stock immediately after the Stock Split, you will not recognize any gain or loss for U.S. federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Split will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Split, and the holding period in those shares will be the same as immediately prior to the Stock Split.

U.S. Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Split.    In some instances you may be entitled to receive cash in the Stock Split for shares of our common stock you hold in one capacity, but continue to hold shares in another capacity. For example, you may own fewer than the Minimum Number in your own name (for which you will receive cash) and own a number of shares of common stock equal to or greater than the Minimum Number that are held in your brokerage account in “street name.” Alternatively, for U.S. federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than the Minimum Number in your own name (for which you will receive cash) and your spouse owns a number of shares of common stock equal to or greater than the Minimum Number (which will continue to be held following the completion of the Stock Split), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for U.S. federal income tax purposes, immediately after the Stock Split, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.

If you receive cash as a result of the Stock Split, but are treated as continuing to own shares of common stock through attribution as described above, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the Stock Split.

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Not Essentially Equivalent to a Dividend.    The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Stock Split (taking into account for this purpose shares of common stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.

Substantially Disproportionate Redemption of Stock.    The receipt of cash in the Stock Split will be a “substantially disproportionate redemption of stock” if  (a) immediately after the Stock Split, you own less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the percentage of our voting stock owned by you immediately after the Stock Split is less than 80% of the percentage of shares of voting stock owned by you immediately before the Stock Split and (c) the percentage of our outstanding common stock (voting and nonvoting) owned by you immediately following the Stock Split is less than 80% of the percentage of our outstanding common stock (voting and nonvoting) owned by you immediately before the Stock Split. For purposes of these percentage ownership tests, you are considered to own common stock owned directly as well as indirectly through the application of the attribution ownership rules described above.

Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split. Certain individuals and other non-corporate stockholders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital loss is subject to limitations.

If the receipt of cash in exchange for shares of common stock is not treated as a sale exchange under either of the tests described above, it will generally be treated first as ordinary dividend income to the extent of the your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Dividend income with respect to certain individuals and other non-corporate stockholders generally will be eligible for reduced rates of U.S. federal income taxation if certain holding period rules are satisfied. If the Stock Split is treated as a dividend to certain corporate stockholders, the corporate stockholder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Each corporate stockholder is urged to consult its tax advisors concerning the availability of the dividends received deduction and the applicability of the “extraordinary dividend” provisions of the Code in its particular circumstances.

In addition, if you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold common stock immediately after the Stock Split, you are urged to consult with your tax advisor as to the particular U.S. federal, state, local, non-U.S., and other tax consequences of the Stock Split, in light of your specific circumstances.

U.S. Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. If you receive cash as a result of the Stock Split and you do not own, and are not considered to own, shares of our common stock immediately after the Stock Split, you will recognize capital gain or loss U.S. for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split. Certain individuals and other non-corporate stockholders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital loss is subject to limitations.

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Backup Withholding.    If you receive cash as a result of the Stock Split, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal and other documentation we will send to you after the Stock Split will require you to deliver such information when the common stock certificates are surrendered following the effective time of the Stock Split. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your U.S. federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.

Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons

Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of August 25, 2024 approximately 13.4% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers, including 11.4% beneficially owned by Mr. Kamin. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (781,418 shares) “FOR” the Transaction Proposals.

Ownership in the Company and Governance

As a result of the Transaction, Mr. Kamin will beneficially own approximately 35.1% of our outstanding common stock, compared to 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1- for-5,000. Pursuant to the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the closing of the transactions contemplated by the Stock Purchase Agreement at which directors of the Company are to be elected, the Company will be required to include two individuals designated by 3K, an affiliate of Mr. Kamin, as nominees for election to the Board and the Company will not be permitted to increase the size of the Board to more than five directors, in each case subject to certain exceptions. The combined effect of Mr. Kamin’s increased beneficial ownership and director designation rights will reduce the influence of other Continuing Stockholders.

See “Special Factors Relating to the Transaction — Effects of the Transaction — Effect on Affiliated Stockholders.”

Other

During the last two years, none of our directors or executive officers have purchased shares of our common stock, except as follows:

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Mr. Kamin and the Kamin Parties are parties to the Stock Purchase Agreement, which provides for the issuance of up to 1,595,744 shares of our common stock at a purchase price of $2.35 per share. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder. We intend that payments to Cashed Out Stockholders and the costs of the Transaction will be paid from funds received by the Company in connection with the transactions contemplated by the Stock Purchase Agreement and, therefore, Mr. Kamin has a direct interest in the Transaction. Mr. Kamin, through 3K, also is entitled to designate two directors of the Board pursuant to the terms of the Stock Purchase Agreement.

None of our directors (other than Mr. Kamin) or executive officers has any interest, direct or indirect, in the Transaction other than interests arising from the ownership of securities where those directors and executive officers receive no extra or special benefit not shared on a pro rata basis by all other holders of our common stock.

Source of Funds and Expenses

Expenses

Based on information we have received as of September 25, 2024 from our transfer agent, Computershare, as to holdings of our record holders, and from Mediant Communications, Say Technologies and Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc., reflecting the distribution of the accounts of our stockholders who hold shares in “street name,” as well our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to the Company will be approximately $3,665,259, based on an assumed Reverse Stock Split ratio of 1-for-5,000 as described below. This amount includes approximately $2,965,259 needed to cash out fractional shares, based on an assumed Reverse Stock Split ratio of 1-for-5,000 (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of “street name” shares that are actually cashed out in the Reverse Stock Split). In addition, the following approximated legal, accounting, and financial advisory fees and other costs will be incurred by the Company to effect the Transaction:

•	$400,000 for legal expenses;

•	$225,000 for the investment banker’s fairness opinion, of which $100,000 has been paid

•	$15,000 for solicitation fees; and

•	$75,000 for filing, printing, mailing and other miscellaneous fees.

The Company is accountable for paying all of the above expenses.

Source of Funds

We expect that funds received in connection with the transactions contemplated by the Stock Purchase Agreement will provide us sufficient funds for payments to Cashed Out Stockholders and an additional $500,000 designated for working capital and general corporate purposes. The funds received in connection with the transactions contemplated by the Stock Purchase Agreement are sourced from the working capital of 3K.

Stockholder Approval

A majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the Annual Meeting. Assuming the presence of a quorum, (i) the affirmative vote of the majority of outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve the Reverse Stock Split proposal, and (ii) the affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required for the adoption of the Forward Stock Split proposal, the ratification of the Stock Purchase Agreement and the transactions contemplated thereby, and the adoption of the proposal to adjourn the Annual Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve any of the proposals.

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In order for the Transaction to be approved, a majority of all outstanding shares of our common stock entitled to vote at the Annual Meeting must give a “FOR” vote for the Reverse Stock Split proposal. Approval of the Transaction is not also subject to a “FOR” vote from a separate majority of such outstanding shares held by unaffiliated stockholders.

Effective Date

The Stock Split will become effective as of the date that the Company amends its amended and restated certificate of incorporation through the filing of certificates of amendment to the amended and restated certificate of incorporation with the State of Delaware to effectuate the Reverse Stock Split and the Forward Stock Split. We intend to effect the Forward Stock Split as soon as possible after the Reverse Stock Split is approved by our stockholders. Our common stock acquired by us in connection with the Reverse Stock Split will be held as treasury shares, retired or restored to the status of authorized but unissued shares. The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of both a notice of removal from listing of our common stock from listing on the Nasdaq Capital Market and termination of registration under Section 12(b) of the Exchange Act on Form 25, and a certification and notice of termination of registration on Form 15. The deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25 and the deregistration of our common stock under other provisions of the Exchange Act will become effective 90 days after the filing of the Form 15. Our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act, including the Annual Report on Form 10-K for the fiscal year ending December 31, 2024. However, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations. See “Special Factors Relating to the Transaction — Effects of the Transaction — Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations”.

Termination of Transaction

Although we are requesting your approval of the Transaction Proposals, the Board has retained authority, in its discretion, to withdraw the Transaction Proposals from the agenda of the Annual Meeting prior to any vote. In addition, even if the Transaction Proposals are approved by stockholders at the Annual Meeting, the Board may determine not to implement the Reverse Stock Split and complete the Transaction if subsequently it determines that the Transaction is not in the best interests of the Company and its stockholders, and we may also terminate the transactions contemplated by the Stock Purchase Agreement upon written notice to the Kamin Parties prior to the Closing Date. If for any reason the Transaction Proposals are not approved, or if approved, the Company does not complete the Transaction, our common stock will not be deregistered until such time as we otherwise elect to do so, if the Company is eligible to do so at such time (i.e., if the number of record holders of our common stock continued to be below 300). Reasons to withdraw the Transaction Proposals from the agenda, or to abandon the Transaction, may include, among other things:

•	any change in the nature of the holdings of stockholders which would result in us not being able to maintain the number of our record holders below 300 as a result of the Reverse Stock Split;

•	any reduction in the number of record holders such that the Reverse Stock Split is determined to be no longer necessary as a means of reducing the risk of the Company becoming re-subject to the public reporting requirements following deregistration as a result of the Company’s ownership reaching 300 or more record holders in the future;

•	any change in the number of shares that will be exchanged for cash in connection with the Reverse Stock Split, including the shares owned by holders in “street name,” that would increase in any material respect the cost and expense of the Reverse Stock Split compared to what we presently estimate; and

•	any adverse change in our financial condition that would cause us to believe that the Transaction would no longer be in the best interests of our stockholders.

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If the Board decides to withdraw the Transaction from the agenda of the Annual Meeting, or to abandon the Transaction, the Company will promptly notify stockholders of the decision.

Exchange of Certificates and Payment for Fractional Shares

Our transfer agent, Computershare, will act as our agent for purposes of exchanging certificates and paying for fractional shares in connection with the Reverse Stock Split.

No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of our common stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate (that is surrendered for exchange) is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to us any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable; and (ii) the surrendered certificate has been properly endorsed and otherwise in proper form for transfer.

If any certificate evidencing shares of our common stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our common stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the (i) letter of transmittal sent by us, (ii) the above-referenced affidavit, (iii) the above-referenced indemnity agreement, and (iv) any other document required by us, which may include a bond or other security satisfactory us indemnifying us and our other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of our common stock or paying cash in lieu of issuing fractional shares of our common stock in exchange for the existing shares of our common stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the completion of the Stock Split.

Stockholders owning less than the Minimum Number immediately prior to the effective time of the Stock Split will receive $2.35 for each pre-split share of common stock, without interest. Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Reverse Stock Split will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert the whole shares and fractional share interests held by Continuing Stockholders back into the same number of shares of our common stock held by them immediately before the effective time of the Stock Split. As a result, the total number of shares held by Continuing Stockholders will not change after completion of the Stock Split, and Continuing Stockholders will not receive new certificates for his or her shares of our common stock.

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For purposes of determining ownership of shares of our common stock on the effective date of the Reverse Stock Split, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records. Upon effecting the Reverse Stock Split, we intend to treat stockholders holding shares of our common stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name. We will ask them to effect the Stock Split for their beneficial holders holding shares of our common stock in “street name.” We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed out. However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Stock Split. If you hold your shares in “street name” with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Promptly after the effective date of the Stock Split, we will send to each holder of record of our common stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of our common stock held in “street name,” instructions for surrendering any certificates held thereby representing shares of our common stock which will be converted to a right to receive cash as a result of the Stock Split. Only holders of fewer than the Minimum Number immediately prior the Reverse Stock Split should surrender their shares. Holders of a number of shares of common stock equal to or greater than the Minimum Number should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates. Our common stock acquired by us in connection with the Reverse Stock Split will be held as treasury shares, retired or restored to the status of authorized but unissued shares.

Promptly after the transfer agent receives any surrendered certificate from a holder of fewer than the Minimum Number immediately prior to the Reverse Stock Split, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the transfer agent will deliver to the person payment in an amount equal to $2.35, without interest, for each pre-split share of common stock that is represented by the fractional share.

There will be no differences between the respective rights, preferences or limitations of our common stock prior to the Stock Split and our common stock after the Stock Split. There will be no differences with respect to dividend, voting, liquidation or other rights associated with our common stock.

DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR OUR TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

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No Appraisal or Dissenters’ Rights

Under Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who vote against (or abstain from voting on) the Transaction Proposals. The presence or absence of appraisal rights did not influence the recommendations from the Transaction Committee and the Board regarding the Transaction, as none of the alternatives considered by the Transaction Committee would have invoked appraisal rights.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of years from the effective date of the Stock Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal securities laws and Delaware law.

Litigation

There is no ongoing litigation related to the Transaction.

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BOARD OF DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth certain information with respect to each of our current directors, who are also nominees for director:

Name	Age	Position

Robyn C. Davis	63	Director and Nominee, Member of Nominating and Corporate Governance and Compensation Committees
Brian Hullinger	57	Director and Nominee
Peter H. Kamin	62	Director and Nominee, Member of Audit, Nominating and Corporate Governance and Compensation Committees
Darius G. Nevin	66	Director and Nominee, Member of Audit and Nominating and Corporate Governance Committees
Andrew M. Reynolds	56	Director and Nominee, Member of Audit and Compensation Committees

All directors hold office until the next Annual Meeting or until their successors are elected.

Robyn C. Davis has been managing director of Angel Healthcare Investors, LLC, an early-stage investment group focused on medical devices, life sciences and specialty pharmaceutical companies since 2000. Additionally, Ms. Davis is a global Executive Coach at The Leadership Consortium. Prior to Angel Healthcare, Ms. Davis was a director of the merchant banking services practices for Barents Group, LLC, a strategy consultant at Bain & Company and a consultant at Computer Sciences Corporation. She currently serves as a director of Azenta Life Sciences (AZTA:Nasdaq-GS), a provider of life sciences sample management solutions, and Akston Biosciences, an early-stage company developing a novel fusion-protein platform for multiple conditions. Ms. Davis holds a B.A. in International Relations from Tufts University and an M.B.A from Harvard Business School. She holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. As a result of these and other professional experiences, Ms. Davis possesses particular knowledge and experience in value-creation, growth strategy, cost reduction, and leadership development that strengthens the Board’s collective qualifications, skills and experience. Ms. Davis has been a director of the Company since 2021.

Brian Hullinger has served as Chief Executive Officer, President, and as a director of the Company since August, 2023. From 2018 until 2023 he served as Chief Revenue Officer of Cisive, Inc., a risk assessment, administrative support and workforce solutions company. From 2016 to 2018, he served as CEO of E-Verifile.com, Inc. which was sold to Cisive in 2018. From 2012 until 2016 Mr. Hullinger served in various leadership positions with First Advantage Corporation, an information technology company. From 1991 until 2012 he served in various revenue growth roles with Social Solutions, Inc., a management software company, Gelco Expense Management (now doing business as Concur SAP), Norstan Communications, Inc. (now doing business as BlackBox Network Services), a telecommunications equipment provider, and Automatic Data Processing, Inc. (Nasdaq: ADP), a global provider of business outsourcing solutions. As a result of these and other professional experiences, Mr. Hullinger possesses particular knowledge and experience in sales, marketing and corporate leadership that strengthen the Board’s collective qualifications, skills and experience.

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Peter H. Kamin is the founder and Managing Partner of 3K Limited Partnership. Prior to the formation of 3K, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. Mr. Kamin has served on the Board of Directors of Tile Shop Holdings, Inc. (Nasdaq: TTSH), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, since 2012, and as Chairman since July 2018. Mr. Kamin previously served on the boards of directors of MAM Software Group, Inc. (formerly Nasdaq: MAM), a leading provider of cloud-based business and on-premise management solutions for the auto parts, tires and vertical distribution industries, from 2012 to October 2019, and IAA, Inc. (NYSE: IAA), a publicly traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc from June 2019 until it was sold in March 2023. Mr. Kamin holds a BA from Tufts University and an MBA from Harvard’s Graduate School of Business. Mr. Kamin possesses particular knowledge and experience in capital structures and strategic planning that strengthen the Board’s collective qualifications, skills and experience. Mr. Kamin has served as a member of our Board since 2022.

Darius G. Nevin has served as a member of our Board since 2022 and as Chairman since August 2023. Mr. Nevin has been a member of G3 Capital Partners LLC, an adviser to private equity firms in the fields of security, telecommunications, and recurring services, and of G3 Investment Holdings LLC, an affiliated investment holding company, since 2010. Mr. Nevin has served on the boards of directors of Alarm.com Holdings, Inc. (Nasdaq: ALRM), a provider of interactive security solutions for home and business owners, since 2016, and of Cohealo, Inc., a venture-backed technology and services company that develops products for health systems, also since 2016. Prior to co-founding G3 Capital Partners, LLC, Mr. Nevin served as chief financial officer of Protection One, Inc., a then publicly traded company, from 2001 until June 2010. He served as a director and chairman of the audit committee of WCI Communities, Inc., a then publicly traded community developer and luxury homebuilder, from July 2013 through its acquisition in February 2017. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. As a result of these and other professional experiences, Mr. Nevin possesses particular knowledge and experience in accounting, finance, financial reporting and capital structures that strengthen the Board’s collective qualifications, skills and experience.

Andrew M. Reynolds has served as Chief Executive Officer of Linxup, LLC, a provider of fleet management software, since August 2023.  He also serves as an independent director for AddSecure, and Idle Smart. From June 2011 until December 2017, Mr. Reynolds served as Senior Vice President of Global Business Development at Fleetmatics, PLC, of Dublin, Ireland (FLTX). From July 2007 until January 2011, Mr. Reynolds served as Senior Vice President of Corporate Development at Art Technology Group (ARTG). From September 2002 until June 2007, Mr. Reynolds served as Vice President of Corporate Development for Hyperion Solutions (HYSL). Mr. Reynolds received an M.B.A. from Cornell University and an A.B. from Dartmouth College. As a result of these and other professional experiences, Mr. Reynolds possesses particular knowledge and experience in sales and marketing, international business and strategic planning that strengthen the Board’s collective qualifications, skills and experience. Mr. Reynolds has served as a member of our Board since 2022.

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CORPORATE GOVERNANCE

General

The Company believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. The Board has responsibility for establishing broad corporate policies and reviewing the overall performance of the Company. The Company’s officers are responsible for day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through detailed monthly reports and presentations at Board and committee meetings.

The Board has delegated certain of its oversight responsibilities to three principal separate subcommittees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors (see “Independence” below). Each of the Audit, Compensation and Nominating and Corporate Governance Committees operates under a special charter pertaining to such committee. Each such charter has been approved by the Board of the Company and is posted on the investors section of the Company’s web site at www.psychemedics.com. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Hullinger is the only director who is also an employee of the Company. He is not included in deliberations concerning evaluation of his own compensation at any meetings of the Compensation Committee. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are non-employee directors.

The Company has in place a comprehensive Code of Ethics and Conduct. You may obtain a copy of the Company’s Code of Ethics and Conduct by writing to the Company at Investor Relations, Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254, or by viewing the investors section of the Company’s website at www.psychemedics.com.

Independence

Under the rules of The Nasdaq Stock Market, a majority of the directors and all of the members of the Audit Committee must qualify as independent directors. The Board of the Company conducts an annual review of the independence of the members of the Board and its committees. Our Board has determined that all members of our Board, except Mr. Hullinger, are “independent directors” as defined by The Nasdaq Stock Market Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in SEC Rules and Regulations and The Nasdaq Stock Market listing standards), information provided by the directors, nominees for directors, and the Company did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors or nominees.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Psychemedics and our stockholders. The Corporate Governance Guidelines may be viewed on our website under “Investors” at www.psychemedics.com. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:

•	our Board’s principal responsibility is to oversee the management of Psychemedics;
•	except as may be otherwise permitted by the Nasdaq Listing Rules, a majority of the members of our Board shall be independent directors;
•	the independent directors meet at least twice annually in executive session;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	all directors are expected to participate in continuing director education; and
•	our Board will conduct a self-evaluation annually to determine whether it is functioning effectively.

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Certain Relationships and Related Transactions

The Board has adopted a policy whereby the Company’s Audit Committee is responsible for reviewing any proposed related party transaction. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Item 404(b) of Regulation S-K under the federal securities laws. Other than as set forth below, the Audit Committee has determined that there were no related party transactions with any related party since January 1, 2022 that would require disclosure under Item 404(a) of Regulation S-K.

On August 12, 2024, in connection with the Transaction, we entered into the Stock Purchase Agreement with the Kamin Parties, pursuant to which, Mr. Kamin or his designees have agreed to purchase, subject to the terms and conditions thereof, up to 1,595,744 shares of our common stock at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder. See “Proposal 6 — Ratification of the Terms and Conditions of the Stock Purchase Agreement and the Transactions Contemplated by the Stock Purchase Agreement” beginning on page [•] for a description of the material terms of the Stock Purchase Agreement.

Board of Directors Meetings and Committees

The Board met thirteen times in fiscal year 2023 (including teleconference meetings). During fiscal year 2023, each of the directors attended at least 75% of the total number of meetings of the Board and the committees of which such director was a member.

The Company encourages all incumbent directors, as well as all nominees for election as director, to attend the annual meetings of stockholders. All of the Company’s directors who were directors at the time attended the Company’s Annual Meeting in August 2023.

Audit Committee

The Audit Committee, whose members currently consist of Messrs. Nevin (Chair), Kamin, and Reynolds, reviews the appropriateness, quality and acceptability of the Company’s accounting policies and the integrity of financial statements reported to the public, and compliance with legal and regulatory requirements. The Board has determined that each member of the Audit Committee is an “independent director” under the rules of The Nasdaq Stock Market governing the qualifications of the members of audit committees, and each member of the Audit Committee satisfies the requirements of The Nasdaq Stock Market regarding competency in financial matters. The Audit Committee Charter is available at the Company’s website, www.psychemedics.com. In addition, the Board has determined that Mr. Nevin, the Chair of the Audit Committee, qualifies as an “Audit Committee Financial Expert” as defined by SEC rules. The responsibilities of the Audit Committee and its activities during fiscal year 2023 are described in the Report of the Audit Committee set forth below in this proxy statement. The Audit Committee held six meetings during 2023 and acted via unanimous written consent on one occasion.

Compensation Committee

The Compensation Committee, whose members currently consist of Mr. Reynolds (Chair), Ms. Davis and Mr. Kamin, held five meetings during 2023 and took two actions by unanimous written consent. The Compensation Committee operates pursuant to a written charter (the “Compensation Committee Charter”) that was adopted by the Board and that complies with applicable Nasdaq Stock Market listing standards. The Compensation Committee Charter is available at the Company’s website, www.psychemedics.com. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for the Company’s executive officers, individuals to whom stock options and other equity-based awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with the Company’s compensation policies and practices, evaluating the performance of the Company’s executive officers, reviewing with management compensation disclosures to be included in the Company’s filings with the SEC, and determining director compensation, benefits and overall compensation. The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant’s fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of Ms. Davis or Messrs. Kamin or Reynolds has ever been an officer or employee of the Company or any subsidiary of the Company and no executive officer of the Company serves on the board of directors of any company at which any of the Compensation Committee members is employed.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, whose members currently consist of Ms. Davis (Chair) and Messrs. Kamin and Nevin, held five meetings during 2023. The Nominating and Corporate Governance Committee operates pursuant to a written charter (the “Nominating and Corporate Governance Committee Charter”) that was adopted by the Board. The Nominating and Corporate Governance Committee Charter is available at the Company’s website, www.psychemedics.com. Under the provisions of the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is charged with identifying and screening candidates, consistent with criteria approved by the Board, and making recommendations to the Board as to persons to be nominated by the Board for election thereto by the stockholders or to be chosen by the Board to fill newly created directorships or vacancies on the Board. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined in The Nasdaq Stock Market’s listing standards.

The Nominating and Corporate Governance Committee identifies Board candidates through numerous sources, including recommendations from Directors, executive officers and stockholders of the Company. The Nominating and Corporate Governance Committee evaluates identified Board candidates based on the criteria established by and periodically reviewed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee seeks to identify those individuals most qualified to serve as Board members and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be desirable as a member of any committees of the Board, and the candidate’s willingness to devote the time and effort required for Board responsibilities. The Nominating and Corporate Governance Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. Selected candidates are interviewed by members of the Nominating and Corporate Governance Committee and certain other Board members. Based on the foregoing, the Nominating and Corporate Governance Committee makes recommendations to the Board with respect to director nominees. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2025 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations for Director” below.

Diversity

We strive to have the members of our Board possess a diverse set of skills and background so as to best provide guidance to the management team and oversight to the Company. The Nominating and Corporate Governance Committee views diversity broadly to include a diversity of experience, skills and viewpoint, as well as diversity of gender and race. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Skills sought include financial, capital markets, executive leadership, sales and marketing, organizational growth, human resources and strategic planning. We believe our Board has a minimum of one director for each of these skills.

Under The Nasdaq Stock Market’s Board diversity rule, approved by the SEC in August 2021, smaller reporting companies listed on The Nasdaq Stock Market’s U.S. exchange are required, subject to a phase-in period and certain exceptions, to (a) publicly disclose board-level diversity statistics using a standardized matrix and (b) have, or explain why they do not have, at least two directors who are diverse, including at least two directors who identify as female, or at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. The new rule is aimed at encouraging a minimum board diversity objective for companies and provide stockholders with consistent, comparable disclosures concerning a company’s current board composition.

Under the phase-in transition rules, the Company is required have, or provide an explanation why it does not have, at least two diverse directors by August 6, 2026. The table below highlights certain information regarding the current composition of our Board, as self-identified by the director.

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Current Board Diversity Matrix (as of August 26, 2024)

Board Size
Total Number of Directors	5
	Male	Female	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	4	1
Number of Directors who Identify in Any of the Categories Below
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	4 *	1
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background

*One director self-identifies as a Middle Eastern or Northern African.

Board Leadership Structure, Risk Oversight, Executive Sessions of Nonemployee Directors, and Communications Between Stockholders and the Board

Board Leadership Structure

The Company recognizes that different board leadership structures may be appropriate for companies in different situations and believes that no one structure is suitable for all companies. We believe our current board leadership structure, with the roles of Chairman and Chief Executive Officer held by different individuals, is optimal for us.

As noted above, our Board is currently comprised of four independent directors and one employee director. The Board has nominated all of the existing directors to serve for an additional one-year period and until the next annual meeting of stockholders.

As part of an annual self-evaluation, our Board conducts an evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Psychemedics and its stockholders. When making recommendations of future Board candidates, our Nominating and Corporate Governance Committee, under the authority vested in it under our Nominating and Corporate Governance Committee Charter, is provided flexibility to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on Psychemedics’ general risk management strategy, the most significant risks facing Psychemedics, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Psychemedics’ risk management process. Among its duties, the Audit Committee reviews with management (a) Psychemedics’ policies with respect to risk assessment and management of risks that may be material to Psychemedics, (b) Psychemedics’ system of disclosure controls and system of internal controls over financial reporting and (c) Psychemedics’ compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Psychemedics’ contingent liabilities and risks. Our full Board also considers and addresses risk as it performs its responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

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Psychemedics’ management is responsible for day-to-day risk management. Our Vice President of Finance undertakes primary responsibility for monitoring and testing for company-wide policies and procedures and manages the day-to-day oversight of the risk management strategy for the ongoing business of Psychemedics. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Psychemedics and that our Board leadership structure supports this approach.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Chairman of the Audit Committee serves as the chairman for these executive sessions.

Fees Payable to Our Independent Auditor for 2023 and 2022

The following table presents fees paid to BDO USA, P.C. for services attributable to fiscal years 2023 and 2022:

	Fiscal Year
	2023	2022
Audit Fees (1)	$491,753	$440,861
Audit-Related Fees (2)	25,346	23,873
Tax Fees (3)	53,182	57,593
Other Fees	-	-
Total	$570,281	$522,327

(1)	Audit Fees – Fees for professional services rendered to the Company (or estimates of fees for services to be rendered) in connection with auditing the Company’s annual financial statements and reviewing the interim financial information included in the Company’s Quarterly Reports on Form 10-Q and consents and assistance with the review of documents filed with the Securities and Exchange Commission.

(2)	Audit-Related Fees – Fees billed to the Company or to the Company’s employee retirement plan for services related to the audit of the Company’s financial statements that are not reported under Audit Fees, which include audit work performed on certain of the Company’s benefit plans.

(3)	Tax Fees – Fees billed to the Company related to tax compliance and consultation.

Report of the Audit Committee

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board, reviews financial disclosures and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board. The Audit Committee also selects and appoints the independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and pre-approves the independent auditors’ services. The Audit Committee operates under a written charter adopted by the Board, a copy of which can be viewed on the Company’s website under “Corporate Governance.”

The Audit Committee has reviewed our audited consolidated financial statements for 2023 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed with BDO USA, P.C., the Company’s independent registered public accounting firm for 2023, their judgments as to the quality, not just the acceptability, of accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the PCAOB Rule 3526 and has discussed with the independent auditors the independence of the independent auditors. The Audit Committee considered and determined that the provision of non-audit services by BDO USA, P.C. was compatible with maintaining auditor independence. Finally, the Audit Committee discussed with BDO USA, P.C. the matters required to be discussed under the PCAOB Auditing Standard No. 1301, Communications with Audit Committees (AS 1301).

Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

By the Audit Committee of the Board of Directors:

Darius G. Nevin, Chair
Peter H. Kamin
Andrew M. Reynolds

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Communications Between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Psychemedics in effectively addressing your concern, you may choose to remain anonymous, and Psychemedics will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Director Compensation

Mr. Hullinger receives no additional compensation for serving on the Board. Prior August 17, 2023, each of the Company’s outside (non-employee) directors received cash compensation of $12,500 per quarter. Effective as of August 17, 2023, the annual cash compensation was reduced to $10,000 per quarter. In addition, prior to August 17, 2023, the respective chairs of the Audit and Compensation Committees and the Lead Independent Director (which is no longer a position) received additional cash compensation for serving in such positions. The position of lead independent director and all such additional fees for serving on committees ceased on August 17, 2023. Each of the outside directors has also been granted from time-to-time equity awards under the Company’s equity compensation plans, most recently in August 2023. For the most recent grant in August 2023, the directors were granted stock unit awards that vested in full on August 17, 2024. Any unvested stock unit awards or options generally terminate upon the cessation of a recipient’s service as a member of the Board, subject to partial or full vesting in the case of termination on account of death or permanent disability. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) the stock unit awards become fully vested immediately prior to the effective date of such change in control.

The following table shows, for the fiscal year ended December 31, 2023, the compensation paid by the Company or accrued for such year, to the Company’s non-employee directors. The compensation paid to Raymond C. Kubacki for his service as Chairman, Chief Executive Officer and President, and as a consultant, and as of August 17, 2023 to Mr. Hullinger for his service as Chief Executive Officer and President is reported in the Summary Compensation Table under the caption “Executive Compensation” below.

Director Compensation for Fiscal Year Ended December 31, 2023

(a)	(b)	(c)		(d)		(e)	(f)
Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (1)		All other Compensation (4)	Total
Robyn C. Davis	$47,500	$	- (2)	$-	(3)	$-	$47,500
Peter H. Kamin	$47,500	$64,960	(2)	$-	(3)	$-	$112,460
Darius G. Nevin	$47,500	$64,960	(2)	$-	(3)	$-	$112,460
Andrew M. Reynolds	$47,500	$64,960	(2)	$-	(3)	$-	$112,460
Fred J. Weinert*	$66,250	$-	(2)	$-	(3)	$-	$66,250

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* Director Fred J. Weinert retired from the Board on August 17, 2023, but served as a consultant to the Company through the end of November 2023.

(1)	The amounts in columns (c) and (d) reflect the grant date fair values of awards and options to the named individuals in 2023.

(2)	As of December 31, 2023, the number of shares underlying unvested stock unit awards held by the non-employee directors was as follows: Ms. Davis: 20,000, of which 6,000 shares vest on April 30, 2024, and the balance vest on August 17, 2024; Mr. Kamin: 18,500, of which 4,500 vest on August 12, 2024, and the balance vest on August 17, 2024; Mr. Nevin: 18,500, of which 4,500 vest on August 12, 2024, and the balance vest on August 17, 2024; Mr. Reynolds: 21,000, of which 1,000 vest on April 4, 2024, 6,000 vest on April 30, 2024, and 14,000 vest on August 17, 2024; Mr. Weinert: 0.

(3)	As of December 31, 2023, the number of shares underlying non-qualified stock options held by the non-employee directors was as follows: Mr. Weinert (who retired in 2023): 81,500 (all of which expired on January 31, 2024).

(4)	Any perquisites or other personal benefits received from the Company by the named director were less than the reporting thresholds established by the Securities and Exchange Commission ($10,000).

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other reports that the Company files with the SEC contain forward-looking statements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the completion of the Transaction, including the delisting of the Company’s common stock from The Nasdaq Stock Market, and the termination of the registration of the Company’s common stock under the Exchange Act and the suspension of the Company’s SEC reporting requirements;

•	the estimated number of shares of the Company’s common stock to be cashed-out in the Reverse Stock Split;

•	the closing of the transactions contemplated by the Stock Purchase Agreement, including the ability of the parties to complete such transactions considering the various closing conditions;

•	the expected cost to the Company of the Transaction, including the estimated amount to be paid to cash-out the holders of fewer than the Minimum Number immediately prior to the effective time of the Reverse Stock Split and the other related costs of the Transaction;

•	the intended use of proceeds from transactions contemplated under the Stock Purchase Agreement;

•	the cost savings that the Company expects to realize following the consummation of the Transaction;

•	the ability of Continuing Stockholders to sell their shares of the Company’s common stock over-the-counter following the consummation of the Transaction; and

•	the percentage of the outstanding shares of the Company’s common stock owned by the Company’s directors and executive officers and their respective affiliates following the completion of the Stock Split.

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These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Transaction;

•	the potential failure to satisfy the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement, including obtaining stockholder approval of the Transaction Proposals;

•	the commencement of any legal proceedings relating to the Transaction and the outcome of any such proceedings that may be instituted;

•	the occurrence of any event, change, or other circumstance that could prevent or delay the Company from terminating the registration of its common stock under the Exchange Act;

•	the amount of the costs, fees, expenses, and charges that the Company incurs in connection with the Transaction; and

•	the Company’s inability to realize the cost savings and operational benefits it expects to achieve as a result of the Transaction.

For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.

Because the Transaction is a “going private” transaction within the meaning of Rule 13E-3 under the Exchange Act, the forward-looking statements contained in this proxy statement made in connection with the Transaction are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

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PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board has fixed the size of the Board at five and has nominated five persons, all of whom are current directors of the Company, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If the enclosed proxy, or any proxy that you may download from [•], is duly executed and received in time for the Annual Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Robyn C. Davis, Brian Hullinger, Peter H. Kamin, Darius G. Nevin and Andrew M. Reynolds. In the event that any of the nominees becomes unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board may designate; or (ii) to leave a vacancy on the Board.

Each nominee has indicated his or her willingness to serve, if elected. It is the intention of the persons named as proxies to vote for the election of the nominees. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board may designate. We have no reason to believe that any of the nominees will be unable to serve if elected. None of the nominees has been nominated pursuant to any arrangement or understanding with any person.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Votes withheld and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees listed above unless a stockholder has indicated otherwise in the proxy.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE AS STANDING FOR ELECTION AT THE ANNUAL MEETING, TO SERVE UNTIL THE ANNUAL MEETING OF OUR STOCKHOLDERS IN 2025, AS DESCRIBED ABOVE.

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EXECUTIVE OFFICERS

The names of our current executive officers and other key employees, who are not also members of our Board, and certain biographical information furnished by them, are set forth below:

Name	Age	Position
Shannon Shoemaker	38	Vice President and Chief Revenue Officer
Daniella Mehalik	34	Vice President of Finance

Shannon Shoemaker has served as Chief Revenue Officer for the Company since September 2023. From 2018 until 2023 she served in several various leadership positions at Cisive, a global employment screening firm, most recently as Senior Vice President, Marketing and Strategic Alliances. Prior to that, she was a Founding Partner and Vice President at Scout Logic, a background investigation, verification and drug testing company, from 2017 to 2018. From 2012 to 2017 she served as the Vice President of Sales at First Advantage (Nasdaq: FA).

Daniella Mehalik has served as Vice President of Finance of the Company since November 2023. From 2021 until 2023 she served as Controller at Neubase Therapeutics, Inc. From 2019 until 2021 she served as Controller at DxTx Medical, Inc. From 2018 to 2019 she served as Audit Team Leader at Arconic Corporation (NYSE: ARNC). She holds both a Bachelor of Science and a Master of Science (in Accounting) from Carlow University.

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EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.

Throughout this proxy statement, the two individuals who served as the Company’s Chief Executive Officer at various times during fiscal 2023, as well as those individuals who were the Company’s two most highly compensated executive officers other than the Chief Executive Officer, plus two additional individuals who were formerly named executive officers, but were no longer employed as of December 31, 2023, are included in the Summary Compensation Table below and are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual performance goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similarly sized public companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation and that its executives’ performance should be rewarded as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the Chief Executive Officer but takes into account his recommendations when making compensation decisions with respect to the other executive officers.

The Chief Executive Officer annually reviews the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

In making compensation decisions, the Compensation Committee compares each element of total compensation against what the Compensation Committee believes to be the average amount paid to similarly situated executives at comparably sized publicly-traded and privately-held companies.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Compensation Committee determines the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. A significant portion of its total compensation payable to executive officers is in the form of cash bonus awards tied to achievement of performance goals and to the award of restricted stock units or stock options that would become vested over a period of time.

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2023 Executive Compensation Components

For the fiscal year ended December 31, 2023, the principal components of compensation for named executive officers were:

•	base salary
•	performance-based cash incentive compensation; and
•	long-term equity incentive compensation

Base Salary

Base salary ranges for named executive officers are determined by the Compensation Committee for each executive based on his or her position and responsibility, a market competitive assessment of similar roles at other companies and a comparison of salaries paid to peers within the Company. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee’s assessment of the individual’s performance.

Incentive Cash Bonus Compensation

The Company typically provides its named executive officers with the opportunity to earn cash incentive bonuses. For most years, bonuses are determined based on a combination of qualitative and quantitative, company and individual measures, the details of which are established annually in the form of business objectives. The business objectives may vary for each executive based upon his or her responsibilities and may include financial and/or strategic measures. The Compensation Committee typically retains the discretion to amend the bonus program including the ability to increase or decrease any bonus payment and make changes to any financial and/or strategic measures.

Long-Term Equity Incentive Compensation

It is the philosophy of the Company to provide executives with incentives to receive equity in the Company and, thus, align their financial interests with those of the Company’s stockholders. The Company’s 2006 Incentive Plan provides long-term rewards and incentives to the Company’s named executive officers, as well as other participants.

Stock Unit Awards.

Stock unit awards (“Awards”) represent a right to receive shares of the Company’s common stock in varying amounts subject to satisfaction of certain time-based vesting requirements. The amount of stock unit awards granted to the named executive officers typically varies based upon their levels of responsibility, their individual performance and the Company’s performance for the year preceding the year of grant. Each of the units provides for vesting over the four-year period following the date of grant and are convertible into shares of common stock of the Company upon vesting.

Stock Options.

Stock options (“Option Awards”) represent a right to acquire shares of the Company’s common stock in varying amounts at a strike price equal to the closing price on the date of grant, subject to satisfaction of certain time-based or performance-based vesting requirements. The number of Option Awards granted to the executive officers typically varies based upon their levels of responsibility and their individual performance. The time-based Option Awards provide for vesting over the two-year period following the date of grant.

Retirement and Other Benefits

The Company maintains a 401(k) plan for the benefit of all employees who have satisfied minimum age requirements. Employees have the opportunity to contribute to the plan on a before tax basis, subject to limits prescribed under the Internal Revenue Code. All employee contributions and any Company matching contributions are 100% vested on the date of contribution. The Company does not maintain any separate non-qualified retirement plans.

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Perquisites and Other Personal Benefits

Any perquisites or other personal benefits that the Company offers to its executive officers are below the threshold limit ($10,000 per executive, per annum) for reporting under SEC rules.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 per year to named executive officers. The Company believes that all compensation paid to its executive officers is, or will be when paid, fully deductible for federal income tax purposes.

Summary of Cash and Certain Other Compensation

The following tables show the total compensation earned by the named executive officers during the years ended December 31, 2023 and 2022, and outstanding equity awards held by the named executive officers as of December 31, 2023.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position	Year	Salary	Bonus (3)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (4)	Total
Brian Hullinger(1) CEO, & President	2023	$125,558	$25,000	-	$612,000	-	-	-	$762,558
	2022	-	-	-	-	-	-	-	-
Raymond C. Kubacki(2) Former Chairman, CEO, & President	2023	$361,431	-	$52,595	-	-	-	$205,880	$619,906
	2022	$470,138	-	$130,200	-	-	-	-	$600,338
Shannon Shoemaker(1) Chief Revenue Officer	2023	$62,608	-	-	$198,800	-	-	-	$261,408
	2022	-	-	-	-	-	-	-	-
Daniella Mehalik(1) Vice President - Finance	2023	$11,939	-	-	-	-	-	-	$11,939
	2022	-	-	-	-	-	-	-	-
Charles M. Doucot(2) Former Executive Vice President	2023	$181,625	-	$28,138	-	-	-	$74,675	$284,438
	2022	$282,896	$15,000	$71,610	-	-	-	-	$369,506
Michael I. Schaffer(2) Former Vice President, Laboratory Operations	2023	$252,503	-	$11,630	-	-	-	$10,300	$274,433
	2022	$258,456	$2,700	$32,550	-	-	-	-	$293,706

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(1)	Mr. Hullinger and Mses. Shoemaker and Mehalik commenced employment with the Company on August 17, 2023, September 1, 2023, and November 27, 2023, respectively.

(2)	Messrs. Kubacki, Doucot and Schaffer were employed by the Company through August 17, 2023, September 15, 2023, and November 3, 2023, respectively. In addition, Mr. Kubacki served as a consultant to the Company through September 14, 2023.

(3)	The amounts in column (d) reflect cash bonus awards made to the named executive officers based on achievement of certain financial and individual objectives, as described in more detail herein under the heading “Incentive Cash Bonus Compensation”.

(4)	The amounts shown in column (i) reflect; (a) for each named executive officer matching contributions allocated by the Company to each of the named executive officers during the applicable year pursuant to the Company’s 401(k) Plan (which is more fully described herein under the heading “Retirement and Other Benefits”); and (b) for Mr. Kubacki consulting fees paid to him following his retirement and the cost of acceleration of his stock unit awards upon his retirement. The amount of perquisites attributable to each named executive officer did not exceed $10,000 in either 2022 or 2023.

Employment Contracts

On July 12, 2023, the Company entered into an employment agreement with Mr. Hullinger, President and Chief Executive Officer and a member of the Board. The employment agreement is terminable by either party at any time, as provided below. The employment agreement provided that Mr. Hullinger would receive an annual salary of $375,000 and consideration for discretionary bonuses including a guaranteed bonus for 2023 in the amount of $71,315 which has been paid. Mr. Hullinger was also paid a signing bonus of $25,000.

Mr. Hullinger’s employment agreement prohibits him from competing with the Company for a period of twelve months following the termination of his employment for any reason. The employment agreement provides Mr. Hullinger with certain other benefits, including the opportunity to participate in our stock plans, fringe benefit plans and other employment benefits.

Under the terms of his employment agreement, if (i) if the Company terminates Mr. Hullinger’s employment without Cause (as defined in the agreement), or (ii) Mr. Hullinger terminates his employment for Good Reason (as defined in the agreement), then the Company is required to pay Mr. Hullinger a lump sum amount equal to one times his then current annual salary and continuation of health insurance coverage for up to 12 months. If such termination takes place within three months prior to or twelve months following a Corporate Event (as defined in the agreement) then Mr. Hullinger’s time-based equity awards will also be accelerated.

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On September 1, 2023, the Company entered into an employment agreement with Ms. Shoemaker, Chief Revenue Officer. The employment agreement is terminable by either party at any time, as provided below. The employment agreement provided that Ms. Shoemaker would receive an annual salary of $250,000 and consideration for discretionary bonuses. A pro-rated bonus for 2023 in the amount of $12,500 was guaranteed and paid.

Ms. Shoemaker’s employment agreement prohibits her from competing with the Company for a period of twelve months following the termination of her employment for any reason. The employment agreement provides Ms. Shoemaker with certain other benefits, including the opportunity to participate in our stock plans, fringe benefit plans and other employment benefits.

Under the terms of her employment agreement, if (i) if the Company terminates Ms. Shoemaker’s employment without Cause (as defined in the agreement), or (ii) Ms. Shoemaker terminates her employment for Good Reason (as defined in the agreement), then the Company is required to pay Ms. Shoemaker a lump sum amount equal to one-half of her then current annual salary and continuation of health insurance coverage for up to 6 months. If such termination takes place within three months prior to or twelve months following a Corporate Event (as defined in the agreement) then Ms. Shoemaker’s time-based equity awards will also be accelerated.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Brian Hullinger	-	100,000	200,000	$4.64	08/17/33	-	-	-	-
Raymond C. Kubacki	-	-	-	-	-	-	-	-	-
Shannon Shoemaker	-	40,000	80,000	$3.66	9/20/33	-	-	-	-
Daniella Mehalik	-	-	-	-	-	-	-	-	-
Charles M. Doucot	-	-	-	-	-	-	-	-	-
Michael I. Schaffer	-	-	-	-	-	-	-	-	-

(1)	Based on closing price of $2.96 per share on December 31, 2023 on The Nasdaq Stock Market.

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Potential Payments upon Termination and Change in Control

Under the terms of Brian Hullinger’s employment agreement, if (i) the Company terminates Mr. Hullinger’s employment without Cause (as defined in the agreement), (ii) Mr. Hullinger terminates his employment with the Company for Good Reason (as defined in the agreement), in either case within a period of three months prior to or twelve months following a Corporate Event (as defined in the agreement), including a change in control, then the Company is required to pay Mr. Hullinger a lump sum amount equal to one times his then annual compensation. Additionally, he would also be entitled to extended health insurance benefits for a period of up to twelve months and acceleration of any time-vested stock options.

Under the terms of Shannon Shoemaker’s employment agreement, if (i) the Company terminates Ms. Shoemaker’s employment without Cause (as defined in the agreement), (ii) Ms. Shoemaker terminates her employment with the Company for Good Reason (as defined in the agreement), in either case within a period of three months prior to or twelve months following a Change in Control (as defined in the agreement), then the Company is required to pay Ms. Shoemaker a lump sum amount equal to one-half of her then annual compensation. Additionally, she would also be entitled to extended health insurance benefits for a period of up to six months and acceleration of any time-vested stock options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, with respect to shares of the Company’s common stock that were issuable under the Company’s 2006 Incentive Plan (the “2006 Incentive Plan”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities that Remained Available for Future Issuance
Equity compensation plans approved by security holders	352,250	(1)	$8.68	(3)	575,727
Equity compensation plans not approved by security holders	300,000	(2)	$4.64		-
Total	652,250		$6.32	(3)	575,727

(1)	This amount includes 212,500 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.7 years and 139,750 shares subject to outstanding stock unit awards.
(2)	This amount includes 300,000 shares subject to outstanding stock options with a weighted average remaining contractual term of 9.6 years.
(3)	The weighted-average exercise price information does not include any outstanding stock unit awards.

Pay Versus Performance

The following table illustrates certain information about executive compensation for the Company’s Chief Executive Officer and other named executive officers (“NEO’s”) as well as certain performance measures against which compensation information can be compared. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K of the Exchange Act and does not necessarily reflect value actually realized by our named executive officers or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.

In accordance with SEC rules, the following table sets forth information concerning compensation actually paid (“CAP”). The disclosure and calculating of CAP is required by the SEC’s rules. Neither CAP nor the amount reported in the Summary Compensation Table (“SCT”) reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting SCT Total values for the applicable year as described in the footnotes to the following table.

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Year (1)	SCT Total for CEO (2)	CAP to CEO (3)	Average SCT Total for Non-CEO NEOs (2)	Average CAP to Non-CEO NEOs	Value of Initial $100 Investment (4)	Net Loss ($)
					Total Shareholder Return
2023	1,328,149	625,104	205,822	132,133	66	(4,154,000)
2022	600,338	559,238	331,606	315,489	101	(1,083,375)

(1)	For 2022, the CEO was Raymond C. Kubacki and the other named executive officers were Charles M. Doucot and Michael I. Schaffer, Ph.D. For 2023, the CEO was Raymond C. Kubacki through August 17, 2023, then Brian Hullinger from August 17, 2023 through December 31, 2023. The other named executive officers for 2023 were Charles M. Doucot through September 15, 2023 Michael I. Schaffer, Ph.D. through November 3, 2023, Shannon Shoemaker from September 1, 2023 through December 31, 2023 and Daniella Mehalik from November 27, 2023 through December 31, 2023.

(2)	These amounts reflect (i) the total compensation reported in the SCT for the applicable year in the case of the persons serving as our CEO; and (ii) the average of the total compensation reported in the SCT for the applicable year for our other named executive officers. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)	Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our CEO and for the average of the other named executive officers is set forth in the following tables, which describe the adjustments, each of which is prescribed by the SEC rule to calculate the CAP amounts from SCT amounts.

Year	SCT Total for CEO	Subtract: Grant Date Fair Value (FV) of Stock Awards as Reported in SCT	Subtract: Awards Granted in a Prior Fiscal Year that Forfeited in the Covered Fiscal Year (FV at the End of the Prior Fiscal Year)	Add: Outstanding and Unvested Awards: The FV at the End of the Covered Fiscal Year of all Awards Granted During the Covered Fiscal Year	Add: Outstanding and Unvested Awards: The Annual Change in FV at the End of the Covered Period of Awards Granted in Any Prior Fiscal Year	Add: Awards Granted and Vested in the Same Year: The FV as of Vested Date	Add: Awards Vested in the Covered Fiscal Year but Granted in Prior Fiscal Year: The Change in FV from End of Prior Fiscal Year	Add: Pension Adjustments	Add: Dividends/Other Earnings Paid in Covered Year	CEO CAP
2023	1,328,149	(816,160)	(392,965)	302,000	-	204,160	(80)	-	-	625,104
2022	623,852	(130,200)	-	98,000	13,938	-	5,038	-	-	559,238

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Year	Average SCT Total for Non- CEO NEOs	Subtract: Grant Date Fair Value (FV) of Stock Awards as Reported in SCT	Subtract: Awards Granted in a Prior Fiscal Year that Forfeited in the Covered Fiscal Year (FV at the End of the Prior Fiscal Year)	Add: Outstanding and Unvested Awards: The FV at the End of the Covered Fiscal Year of all Awards Granted During the Covered Fiscal Year	Add: Outstanding and Unvested Awards: The Annual Change in FV at the End of the Covered Period of Awards Granted in Any Prior Fiscal Year	Add: Awards Granted and Vested in the Same Year: The FV as of Vested Date	Add: Awards Vested in the Covered Fiscal Year but Granted in Prior Fiscal Year: The Change in FV from End of Prior Fiscal Year	Add: Pension Adjustments	Add: Dividends/Other Earnings Paid in Covered Year	Average CAP to Non-CEO NEOs
2023	205,822	(49,700)	(57,677)	33,700	-	-	(11)	-	-	132,133
2022	331,606	(52,080)	-	39,200	(2,428)	-	(809)	-	-	315,489

(4)	Reflects the cumulative TSR for the Company assuming an initial investment of $100 on December 31, 2021. All dollar values assume reinvestment of all dividends, where applicable.

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PRINCIPAL STOCKHOLDERS AND

STOCKHOLDINGS OF MANAGEMENT

The following table shows, as of August 27, 2024, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding common stock of the Company, (including their addresses) (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage Owned (2)

Peter H. Kamin	666,237(3)	11.4
5220 Spring Valley Road, Suite 230
Dallas, TX 75254

R. Adam Lindsay Powell Anderson Capital LP Powell Anderson Capital Partners LLC	323,500(4)	5.5%
5532 Lillehammer Land, Suite 200
Park City, UT 84098

Raymond C. Kubacki	246,737(5)	4.2%
Brian Hullinger	50,000(6)	*
Robyn C. Davis	39,000	*
Andrew M. Reynolds	28,000	*
Darius G. Nevin	48,181	*
Shannon Shoemaker	20,000(6)	*
Daniella Mehalik	0	*
Charles M. Doucot	0	*
Michael Schaffer	26,989	*

All Current Executive Officers and Directors (7 persons)	851,418(7)	14.3%

* Denotes ownership of less than 1%.

(1)	Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2)	Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or pursuant to the vesting of stock unit awards are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but with respect to options and stock unit awards, are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3)	Based on the Schedule 13D/A filed on August 13, 2024 by Peter H. Kamin. Includes 218,728 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003, of which Peter H. Kamin is the sole trustee, 146,998 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997, of which Peter H. Kamin is the trustee, and 44,980 shares of common stock held by 3K Limited Partnership, of which Peter H. Kamin is the General Partner. Peter H. Kamin has the sole voting power and sole dispositive power with respect to all of the shares held by him and the trusts.

(4)	Based on the Schedule 13G filed on December 14, 2023, R. Adam Lindsay has sole voting and dispositive power over 11,301 shares of common stock and shared voting and dispositive power over 312,199 shares of capital stock; Power Anderson Capital LP has sole voting and dispositive power over 0 shares of common stock and shared voting and dispositive power over 312,199 shares of capital stock; and Powell Anderson Capital Partners LLC has sole voting and dispositive power over 0 shares of common stock and shared voting and dispositive power over 312,199 shares of capital stock.

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(5)	Based on the Schedule 13G/A filed on February 2, 2024, Mr. Kubacki has sole voting and dispositive power over 246,737 shares of common stock

(6)	Includes the following number of shares of common stock which the individual had the right to receive within 60 days pursuant to the vesting of time-based stock options; Mr. Hullinger– 50,000; Ms. Shoemaker –20,000.

(7)	Includes 70,000 shares which were exercisable within 60 days pursuant to the vesting of time-based stock options.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking the approval of our stockholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Compensation.” While this stockholder vote on executive compensation is only an advisory vote that is not binding on us or our Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Executive Compensation section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to earnings targets. We also include restricted stock awards and stock options with time and performance-based vesting provisions that are designed to align executive incentives with long-term stockholder interests.

We urge stockholders to read the Executive Compensation section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

The 2023 fiscal year demonstrated our commitment to these principles and illustrated how our program responds to business challenges and the marketplace.

•	Performance-based compensation in the form of long-term equity incentives constituted 78% of 2023 total compensation for our recently hired CEO and other recently hired named executive officers.

•	Due to slower than expected growth for our revenues and earnings in 2023, no cash bonuses were paid to any of our named executive officers for objectives related to the Company’s financial performance; some bonuses were paid on individual performance and contractual commitments.

•	Equity compensation awards, which comprised 100% of named executive officers long term compensation, continued to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of stockholder value.

We offer minimal “perquisites” benefits, no tax gross ups, two-year vesting for all executive equity awards and an independent compensation committee.

In light of the above, the Compensation Committee and the Board believe that the policies and procedures articulated in the Executive Compensation section above are effective in helping us to achieve our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our prospects.

For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Psychemedics Corporation’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

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Vote Required

The non-binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

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PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, which consists entirely of independent directors, has selected Whitley Penn LLP (“Whitley Penn”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. On June 12, 2024 we filed a Current Report on Form 8-K to report that our audit committee had approved the engagement of Whitley Penn as our independent registered public accounting firm, replacing BDO USA, P.C (“BDO”), our prior independent registered public accounting firm. Stockholder ratification of the appointment of Whitley Penn as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, our Board is submitting the appointment of Whitley Penn to our stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the audit committee may reconsider the appointment of Whitley Penn. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of Whitley Penn are expected to be present at the Annual Meeting.

Change of Independent Public Accountants: The audit committee conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024. On June 6, 2024, the Audit Committee approved the dismissal of BDO, which became effective on June 6, 2024. On June 12, 2024, the audit committee approved the engagement of Whitley Penn as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024.

The reports of BDO on the Company’s consolidated financial statements for the years ended December 31, 2022 and 2023, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2022 and 2023, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with BDO’s report on the Company’s consolidated financial statements for such fiscal years, and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the two most recent fiscal years ended December 31, 2022 and 2023, neither the Company nor anyone acting on its behalf has consulted with Whitley Penn regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Whitley Penn concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

Vote Required

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting is required to ratify the appointment of Whitley Penn LLP. Abstentions will not be treated as votes cast for this purpose and will not affect the outcome of the vote. Please see Voting Procedure section below, with respect to broker non-votes on this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WHITLEY PENN LLP.

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PROPOSAL 4

AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

We are asking our stockholders to consider and vote upon this proposal to amend our amended and restated certificate of incorporation, in the form attached hereto as Annex A, to effect the Reverse Stock Split of our common stock at a ratio not less than 1-for-4,000 and not greater than 1-for-6,000, with the exact Reverse Stock Split ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our stockholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split or to elect not to effect the Reverse Stock Split (whether or not authorized by the stockholders) or to abandon the Transaction at any time. For a summary of and detailed information regarding this proposal, see the information about the Stock Split and the overall Transaction throughout this proxy statement.

Board Discretion to Implement the Reverse Stock Split

The precise ratio of the proposed Reverse Stock Split shall be a whole number within the range of 1-for-4,000 and 1-for-6,000 and precise ratio of the proposed Forward Stock Split shall be a whole number within the range of 4,000-for-1 and 6,000-for-1, in each case determined in the sole discretion of our Board. By approving the Reverse Stock Split and the Forward Stock Split, stockholders will give our Board authority, but not the obligation, to effect the Reverse Stock Split and the Forward Stock Split and full discretion to approve the ratio at which shares of common stock will be automatically combined up to and including a ratio between 1-for-4,000 and 1-for-6,000 for the Reverse Stock Split and up to and including a ratio between 4,000-for-1 and 6,000-for-1 for the Forward Stock Split. The Forward Stock Split ratio set by the Board will be the inverse of the Reverse Stock Split ratio set by the Board. Our Board believes that providing our Board with this grant of authority with respect to setting the Stock Splits, rather than approval of a pre-determined Stock Split ratio, will give our Board the flexibility to set the ratio in a manner that enables the Company to achieve the objective of the Transaction (i.e., to ensure that the Company maintains the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required) and comply with the terms of the Stock Purchase Agreement and, therefore, allow our Board to act in the best interests of the Company and our stockholders.

In determining the range of ratios for the Stock Splits, the Transaction Committee took into account the potential number of record holders that could result if a “broker kick-out”, as explained below, were to occur following the Company’s delisting and deregistration and the risk of becoming re-subject to the reporting requirements if the Company’s ownership were to reach 300 or more record holders. A broker “kick-out” occurs when a “street name” broker or nominee holder determines it no longer wants to serve in that position and distributes the shares to the beneficial owners, thus increasing the number of record holders. Following a company’s delisting and deregistration, some brokers may not want to continue to hold the shares of such company on behalf of their clients if the broker perceives it cannot make future trading commissions from the account. The risk of undertaking the proposed transaction and incurring its significant, one-time costs only to become subject again to the public reporting requirements and its annual costs was an important factor to be mitigated by an appropriate reverse stock split ratio. Further, the larger the reverse stock split ratio, the greater the number of smaller stockholders who could obtain liquidity for their shares in this manner without having to pay a brokerage commission.

In determining the ratio following the receipt of stockholder approval of the Transaction Proposals, our Board will take the foregoing considerations into account, as well as the aggregate cost that will be payable in respect of fractional shares in the Transaction resulting from the application of the Reverse Stock Split and the aggregate financing amount available to the Company pursuant to the Stock Purchase Agreement to fund such cost.

Nonetheless, the Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Transaction will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to complete the Transaction at that time or on the terms currently proposed. Such factual circumstances could include (i) any change in the nature of the holdings of stockholders which would result in us not being able to maintain the number of our record holders below 300 as a result of the Reverse Stock Split; (ii) any reduction in the number of record holders such that the Reverse Stock Split is determined to be no longer necessary as a means of reducing the risk of the Company becoming re-subject to the public reporting requirements following deregistration as a result of the Company’s ownership reaching 300 or more record holders in the future; (iii) any change in the number of shares that will be exchanged for cash in connection with the Reverse Stock Split, including the shares owned by holders in “street name,” that would increase in any material respect the cost and expense of the Reverse Stock Split compared to what we presently estimate; and (iv) any adverse change in our financial condition that would cause us to believe that the Transaction would no longer be in the best interests of our stockholders.

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The Reverse Stock Split Proposal is conditioned upon the approval by the Company’s stockholders of the Forward Stock Split Proposal and the Stock Purchase Agreement Proposal. If we fail to obtain sufficient votes for the Reverse Stock Split Proposal, the Forward Stock Split Proposal or the Stock Purchase Agreement Proposal, we may be prevented from effecting the overall Transaction and “going dark.” If the Forward Stock Split Proposal or the Stock Purchase Agreement Proposal is not approved, this Reverse Stock Split Proposal will have no effect, even if approved by our stockholders.

Vote Required

The affirmative vote of the majority of outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will be treated as votes against this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

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PROPOSAL 5

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A FORWARD STOCK SPLIT

We are asking our stockholders to consider and vote upon this proposal to amend our amended and restated certificate of incorporation, in the form attached hereto as Annex B, to effect the Forward Stock Split of our common stock at a ratio not less than 4,000-for-1 and not greater than 6,000-for-1, with the exact Forward Stock Split ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our stockholders and with our Board, in its sole discretion, able to effect the Forward Stock Split or to elect not to effect the Forward Stock Split (whether or not authorized by the stockholders) or to abandon the Transaction at any time. The Forward Stock Split ratio set by the Board will be the inverse of the Reverse Stock Split ratio set by the Board. For a summary of and detailed information regarding this proposal, see the information about the Stock Split and the overall Transaction throughout this proxy statement.

The Forward Stock Split Proposal is conditioned upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Stock Purchase Agreement Proposal. If we fail to obtain sufficient votes for the Forward Stock Split Proposal, the Reverse Stock Split Proposal or the Stock Purchase Agreement Proposal, we may be prevented from effecting the overall Transaction and “going dark.” If the Reverse Stock Split Proposal or the Stock Purchase Agreement Proposal is not approved, this Forward Stock Split Proposal will have no effect, even if approved by our stockholders.

Vote Required

The affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the Forward Stock Split Proposal. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE FORWARD STOCK SPLIT PROPOSAL.

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PROPOSAL 6

RATIFICATION OF THE TERMS AND CONDITIONS OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT

We are asking our stockholders to consider and vote on this proposal to ratify the terms and conditions of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement. For a summary of and detailed information regarding this proposal, see the information about the Stock Purchase Agreement below and the overall Transaction throughout this proxy statement.

Stock Purchase Agreement

On August 12, 2024, in connection with the Transaction, the Company entered into the Stock Purchase Agreement with the Kamin Parties.

Pursuant to the Stock Purchase Agreement, Mr. Kamin or his designees have agreed to purchase, subject to the terms and conditions thereof, up to 1,595,744 shares (the “Shares”) of the Company’s common stock at a purchase price of $2.35 per share, for an aggregate purchase price of up to $3,750,000 (the “Stock Sale”). The Company intends to use the proceeds from the Stock Sale to purchase fractional shares of common stock resulting from the proposed Reverse Stock Split and for working capital and general corporate purposes. Prior to the Closing Date, the Company will determine the number of Shares to be issued (not to exceed 1,595,744 shares) so as to provide the Company with (i) proceeds sufficient to purchase the fractional shares of common stock resulting from the proposed Reverse Stock Split and (ii) an additional $500,000 designated for working capital and general corporate purposes. Pursuant to the terms of the Stock Purchase Agreement, Mr. Kamin has informed us that 3K will be the sole purchaser of the shares of our common stock thereunder.

The aggregate number of shares of common stock to be issued and sold to the Investors shall equal the quotient of (x) the Purchase Price (as defined below) divided by (y) the per share price of $2.35 per share (rounded down to the nearest whole share). The aggregate purchase price for the Shares (the “Purchase Price”) shall equal the sum of (i) the amount in United States dollars necessary for the Company to purchase in order to purchase all fractional shares of common stock resulting from the application of the split ratio approved by the Board plus (ii) $500,000 of shares of common stock at $2.35 per share, and shall not exceed $3,750,000. As a result of the Transaction, Mr. Kamin will beneficially own approximately 35.1% of our outstanding common stock, compared to 11.4% as of August 25, 2024, based on an assumed Reverse Stock Split ratio of 1-for-5,000.

Under the terms of the Stock Purchase Agreement, in connection with each annual or special meeting of stockholders of the Company occurring after the Closing Date at which directors of the Company are to be elected, (i) the Company shall include two individuals designated by 3K and satisfying certain eligibility as nominees for election to the Board in its proxy materials and (ii) the Board shall recommend to the stockholders of the Company the election of such nominees to the Board in the same manner as it recommends the election of the Company’s other director nominees. Additionally, pursuant to the terms of the Stock Purchase Agreement, from and after the Closing Date, the Company shall not, without 3K’s prior written consent, increase the size of the Board to more than five directors. In the event the Company’s stockholders are permitted to elect directors by action by written consent pursuant to the Company’s bylaws and applicable law, the foregoing provisions shall be applied mutatis mutandis in connection with any such action. The Company shall not be required to comply with the foregoing requirements if a Board committee consisting of independent directors unaffiliated with 3K determines in good faith that doing so would not be in the best interests of the Company and its stockholders.

The consummation of the Stock Sale is subject to the satisfaction of customary closing conditions, including receiving the requisite approval by the Company’s stockholders of (i) the terms and conditions of the Stock Purchase Agreement and the Reverse Stock Split and (ii) the filing with the Delaware Secretary of a certificate of amendment to the Company’s amended and restated certificate of incorporation to effect the Reverse Stock Split on the basis of the final split ratio, which will be determined by the Board prior to the closing of the transactions contemplated by the Stock Purchase Agreement. The closing of the transactions contemplated by the Stock Purchase Agreement shall occur on the date of, and concurrently with, the filing of such certificate of amendment with the Delaware Secretary.

100

The Company has also agreed to indemnify each Investor Party (as defined below) to the fullest extent permitted by applicable law in connection with (a) any breach of the representations, warranties, covenants or agreements made by the Company in the Stock Purchase Agreement, provided that such breach is not result of an action taken or any failure to act by an Investor Party, (b) any filing made by the Company with the SEC with respect the issuance and sale of the Shares that contains (i) any untrue or alleged untrue statement of a material fact or alleged omission of a material fact required to be stated or necessary to make statements contained such filing not misleading, provided that such untrue statements or omissions are not based solely upon information regarding the Investor furnished in writing to the Company by the Investor expressly for use therein or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or (c) any action instituted against any Investor Party by any stockholder of the Company who is not an affiliate of any Investor Party challenging the terms of the issuance and sale of the Shares (unless such action is based upon a breach of the Kamin Parties’ representations, warranties or covenants under this Agreement or any agreements or understandings the Investor or any other Investor Party may have with any such stockholder or any violations by any Investor or any other Investor Party of state or federal securities laws or any conduct by any Investor or any other Investor Party which constitutes fraud, gross negligence, willful misconduct, bad faith or malfeasance). An “Investor Party” shall mean the Investor and its directors, officers, trustees, stockholders, members, partners, beneficiaries, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, trustees, stockholders, agents, members, partners, beneficiaries or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

The Stock Purchase Agreement provides that, if following the deregistration, the Company registers a class of equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, then, at any time after ninety (90) days after the effective date of such registration, if the Company receives a request from one or more Kamin Parties that the Company file a Form S-1 registration statement (or Form S-3 registration statement) with respect to the Shares then outstanding, then the Company shall file a secondary only Form S-1 registration statement (or Form S-3 registration as applicable) under the Securities Act covering the resale of the shares of common stock then beneficially owned by the Kamin Parties that the Kamin Parties requested to be registered.

The Shares will be issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

The Board may terminate the Stock Purchase Agreement at any time prior to the filing and effectiveness of the applicable amendments to the Company’s amended and restated certificate of incorporation, even after stockholder approval.

The foregoing is only a summary of the material terms of the Stock Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached as Annex C to this proxy statement. In addition, the Stock Purchase Agreement contains representations and warranties that the Company, on the one hand, and the Kamin Parties, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Stock Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. You should not rely on the representations and warranties as current characterizations of factual information about the Company or the Kamin Parties because they were made as of specific dates, may be intended merely as a risk allocation mechanism between the Company, on the one hand, and the Kamin Parties, on the other hand, and are modified by certain disclosures made between the parties in connection with signing the Stock Purchase Agreement.

The Stock Purchase Agreement Proposal is conditioned upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Forward Stock Split Proposal. If we fail to obtain sufficient votes for the Reverse Stock Split Proposal or the Forward Stock Split Proposal, we may be prevented from effecting the overall Transaction and “going dark.” If the Reverse Stock Split Proposal or the Forward Stock Split Proposal is not approved, this Stock Purchase Agreement proposal will have no effect, even if approved by our stockholders, and the transactions contemplated by the Stock Purchase Agreement will not be consummated.

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Vote Required

The affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the Stock Purchase Agreement Proposal. Abstentions and broker non votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK PURCHASE AGREEMENT PROPOSAL.

102

PROPOSAL 7

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE ANNUAL MEETING TO APPROVE ANY PROPOSAL OR ESTABLISH A QUORUM.

This proposal to adjourn the Annual Meeting (the “Adjournment Proposal”), if adopted, will allow our Board to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Annual Meeting, there are insufficient votes to approve any of the proposals or establish a quorum. Our Board believes that, if the number of shares of our common stock voting in favor of any such proposals is insufficient to approve such proposals, it is in the best interests of the stockholders to enable us, for a limited period of time, to seek to obtain a sufficient number of additional votes in favor of such proposals.

In the Adjournment Proposal, we are asking our stockholders to vote in favor of granting discretionary authority to the holders of any proxy solicited by our Board, and each of them individually, to approve a motion to adjourn the Annual Meeting to another time and place for the purpose of soliciting additional proxies. For the avoidance of doubt, any proxy authorizing the adjournment of the Annual Meeting will also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us, including to solicit additional proxies in favor of the approval of any of the proposals or establish a quorum.

If stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies.

Vote Required

The affirmative of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Annual Meeting is required for the adoption of the Adjournment Proposal. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

103

INFORMATION ABOUT THE COMPANY

Market Price of Common Stock

Our common stock is traded on the Nasdaq Capital Market under the symbol “PMD.” The following table sets forth the high and low sales prices reported by the Nasdaq Capital Market for our common stock during the periods indicated:

	High	Low
Fiscal Year Ending December 31, 2024
First quarter	$3.93	$2.85
Second quarter	$2.90	$2.23
Third quarter (through August 26, 2024)	$2.47	$1.63
Fiscal Year Ended December 31, 2023
First quarter	$6.75	$4.87
Second quarter	$5.63	$4.51
Third quarter	$5.15	$3.67
Fourth quarter	$3.97	$2.06
Fiscal Year Ended December 31, 2022
First quarter	$7.77	$6.25
Second quarter	$7.21	$6.01
Third quarter	$6.94	$6.05
Fourth quarter	$6.70	$4.85

On August 9, 2024, the day before we announced the Transaction, and on the record date, the closing prices of our common stock on the Nasdaq Capital Market were $1.64 and $[•], respectively.

Dividends

We paid cash dividends during fiscal 2022 and 2023 as set forth below.

Fiscal 2023:	Dividends
First Quarter	$0.07
Second Quarter	$0.07
Third Quarter	-
Fourth Quarter	-
Fiscal 2022:
First Quarter	-
Second Quarter	$0.07
Third Quarter	$0.07
Fourth Quarter	$0.07

104

Stockholders

As of September 25, 2024, there were approximately 213 holders of record of our common stock.

The Filing Person

The Company is the Filing Person for the purpose of the Transaction.

Stock Purchases by Filing Person

The Company has not purchased any shares of its common stock within the past two years.

Directors and Executive Officers

The business address for all of the Company’s directors and executive officers is 5220 Spring Valley Road, Dallas, Texas 75254 and the business telephone number of all of the Company’s directors and officers is (800) 527-7424.

105

OTHER MATTERS

Voting Procedures

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections we appoint. An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for consideration of the proposals at the Annual Meeting. However, if a quorum is not present, the chair of the Annual Meeting may adjourn the meeting to another place, if any, date, or time.  Pursuant to our amended and restated bylaws, notice need not be given of any such adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. Votes withheld, abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum.

Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.

One of the proposals before the Annual Meeting is deemed a “routine” matter, namely the ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending 2024 (Proposal No. 3), which means that, if your shares are held in street name, your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Proposal No. 1), the non-binding advisory vote to approve executive compensation (Proposal No. 2), the Reverse Stock Split Proposal and Forward Stock Split Proposal (Proposals No. 4 and 5), the Stock Purchase Agreement Proposal (Proposal No. 6) and the Adjournment Proposal (Proposal 7) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur. Therefore, we urge you to give voting instructions to your bank, broker or nominee on all SEVEN voting items.

Other Proposed Action

The Board knows of no matters that may come before the Annual Meeting other than those discussed above. However, if any other matters should properly be presented to the Annual Meeting, the persons named as proxies, Brian Hullinger and Daniella Mehalik shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment and applicable laws and regulations.

Stockholder Communications

Stockholders may contact our Board by writing to them c/o Investor Relations, Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, we reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Stockholder Proposals and Nominations for Director

We must receive stockholder proposals for inclusion in our proxy materials for the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, to the extent applicable, no later than [•], 2025. These proposals must also meet the other requirements of the rules of the SEC and our amended and restated bylaws.

Our amended and restated bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our 2025 Annual Meeting of Stockholders without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals and director nominations for our 2025 Annual Meeting of Stockholders must be received by our Board, c/o Secretary, Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254, not later than August [•], 2025 and must not have been received earlier than July [•], 2025 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to nominate a director or make a proposal fails to notify us within this time frame, the proposal will not be addressed at our 2025 Annual Meeting of Stockholders. If a stockholder makes a timely notification, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal under circumstances consistent with the proxy rules of the SEC. In addition to satisfying the advance notice procedure in our amended and restated bylaws with respect to director nominations, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2025 Annual Meeting of Stockholders must provide notice that sets forth the information set forth in Rule 14a-19 under the Exchange Act, either postmarked or transmitted electronically to the Company no later than [•], 2025.

106

Pursuant to our amended and restated bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in any proxy statement and any associated proxy card and serve as director if so elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that such stockholder is the holder of record, is entitled to vote, and intends to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, (vii) in the case of a nomination or nominations, a certification or representation that such nominating stockholder has complied with and/or will comply with the requirements of Rule14a-19 and (viii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Exchange Act. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement we prepare. Compliance with our amended and restated bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Exchange Act).

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and beneficial owners of more than 10% of the Company’s stock to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Based solely on the Company’s review of the reports that have been filed by or on behalf of such reporting persons in this regard and written representations from such reporting persons that no other reports were required, the Company believes that all reports required by Section 16(a) of the Exchange Act were made on a timely basis during or with respect to 2023.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Psychemedics Corporation, Attention: Investor Relation, 5220 Spring Valley Road, Dallas, Texas 75254, or by calling us at (800) 527-7424.

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Can I Change My Vote After I Have Voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by: (1) filing with our Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Secretary, or (3) attending the Annual Meeting and voting online or by telephone (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

If your shares are held in street name, you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the Annual Meeting, you may change your vote by attending the Annual Meeting and voting online or by telephone. Any written notice of revocation or subsequent proxy should be sent to the attention of our Secretary, Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254, at or before the final vote at the Annual Meeting.

Incorporation By Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act or the Exchange Act, the section of the Proxy Statement entitled “Report of the Audit Committee” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Securities and Exchange Commission, this Proxy Statement and the proxy card are available to stockholders without charge at our website, www.psychemedics.com and upon written request addressed to Investor Relations, Psychemedics Corporation, 5220 Spring Valley Road, Dallas, Texas 75254.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE

By order of the Board of Directors,

PATRICK J. KINNEY, JR.

Secretary

[•], 2024

108

FINANCIAL INFORMATION

Summary Historical Financial Information

PSYCHEMEDICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Fiscal Year Ended December 31		Six Months Ended June 30
	2023	2022	2024	2023
			(unaudited)
Revenues	$22,098	$25,240	$10,085	$11,396
Cost of revenues	13,685	15,949	6,411	7,132
Gross profit	8,413	9,291	3,674	4,264

Operating Expenses:
General & administrative	7,192	5,857	3,379	3,090
Marketing & selling	2,998	3,191	1,363	1,535
Research & development	1,144	1,326	398	584
Total Operating Expenses	11,334	10,374	5,140	5,209
Operating (loss) income	(2,921)	(1,083)	(1,466)	(945)

Other Income (Expense):
Settlements	(507)	-	(2)	(500)
Other income (expense)	(10)	43	(2)	(10)
Total Other Income (Expense)	(517)	43	(4)	(510)

Net loss before provision for (benefit from) income taxes	(3,438)	(1,040)	(1,470)	(1,455)
Provision for (benefit from) income taxes	716	44	45	(345)
Net loss and comprehensive loss	$(4,154)	$(1,084)	$(1,515)	$(1,110)

Basic and diluted net loss per share	$(0.72)	$(0.19)	$(0.26)	$(0.19)

Weighted average common shares outstanding:
Basic	5,740	5,626	5,811	5,699
Diluted	5,740	5,626	5,811	5,699

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PSYCHEMEDICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	As of	As of
	December 31, 2023	June 30, 2024
		(unaudited)
ASSETS
Current Assets:
Cash	$1,964	$1,434
Accounts receivable, net of allowance for credit losses of $64 and $51 at December 31, 2023 and June 30, 2024, respectively	3,687	3,058
Prepaid expenses and other current assets	1,136	1,503
Income tax receivable	18	16
Total Current Assets	6,805	6,011
Property and equipment:
Computer software	4,774	5,883
Office furniture and equipment	2,253	2,253
Laboratory equipment	16,038	12,399
Leasehold improvements	3,629	3,652
	26,694	24,187
Accumulated depreciation and amortization	(23,633)	(21,682)
	3,061	2,505
Other assets	632	531
Deferred tax assets	-	-
Operating lease right-of-use assets	1,828	1,066

Total Assets	$12,326	$10,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$752	$662
Accrued expenses	2,604	1,842
Insurance note payable	-	627
Current portion of long-term debt	305	154
Current portion of operating lease liabilities	1,048	464
Total Current Liabilities	4,709	3,749

Long-term debt	-	-
Long-term portion of operating lease liabilities	945	623
Total Liabilities	5,654	4,372

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.005 par value; 50,000 shares authorized; 6,492 and 6,474 shares issued and 5,824 and 5,806 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	32	32
Additional paid-in capital	35,129	35,713
Less - Treasury stock, at cost, 668 shares	(10,082)	(18,288)
Accumulated deficit	(16,773)	(10,082)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	6,672	5,741
Total Liabilities and Shareholders' Equity	$12,326	$10,113

110

 PSYCHEMEDICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended December 31		Six Months Ended June 30
	2023	2022	2024	2023
Cash flows from operating activities:
Net loss	$(4,154)	$(1,084)	$(1,515)	$(1,110)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,731	2,367	625	943
ROU asset amortization	939	949	590	467
Deferred income taxes	691	(531)	-	(593)
Stock compensation expense	908	872	584	320
Loss on disposal of patents	131	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	52	377	629	(262)
Prepaid expenses and other current assets	-	363	318	(637)
Income tax receivable	321	2,339	2	330
Accounts payable	304	(546)	(90)	358
Operating lease liabilities	(1,068)	(967)	(734)	(528)
Accrued expenses	(1,335)	751	(762)	(472)
Net cash provided by (used in) operating activities	(1,480)	4,890	(353)	(1,184)

Cash flows from investing activities:
Purchases of other assets	(2)	(21)	79	(24)
Purchases of property and equipment and capitalized software development costs	(157)	(187)	(47)	(97)
Net cash used in investing activities	(159)	(208)	32	(121)

Cash flows from financing activities:
Principal payment of financed insurance	-	-	(58)	-
Cash dividends paid	(799)	(1,186)	-	(799)
Proceeds from stock options and tax withholding related to vested shares from employee stock plans	(54)	(74)	-	(55)
Payments of equipment financing	(294)	(664)	(151)	(146)
Net cash used in financing activities	(1,147)	(1,924)	(209)	(1,000)

Net increase (decrease) in cash and cash equivalents	(2,786)	2,758	(530)	(2,305)
Cash, beginning of year	4,750	1,992	1,964	4,750
Cash, end of year	$1,964	$4,750	$1,434	$2,445

Supplemental disclosures of cash flow information:
Cash paid for interest	$18	$33	$7	$10
Cash paid for operating leases	$1,167	$1,044	$514	$583
Cash received on disposal on fully depreciated assets	$-	$-	$1	$-
Non-cash investing and financing activities:
Right-of-use assets acquired through operating leases	$86	$78	$-	$86
Prepaid insurance financed through note payable	$-	$-	$684	$-
Purchases of equipment through accounts payable and accrued liabilities	$-	$-	$12	$-

Pro Forma Consolidated Financial Statements (Unaudited)

Not applicable.

111

Annex A

FORM OF CERTIFICATE OF AMENDMENT OF

PSYCHEMEDICS CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law, Psychemedics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph at the end thereof:

“Upon the effectiveness of the Certificate of Amendment of this Amended and Restated Certificate of Incorporation containing this sentence (the “Effective Time”), each 4,000 to 6,000 shares of the common stock, par value $.005 per share, of the corporation issued and outstanding or issued and held in the treasury of the corporation immediately prior to the Effective Time (the “Old Common Stock”) shall automatically, without any action on the part of the holders of the Old Common Stock, be reclassified, changed and combined into 1 share of common stock, par value $.005 per share, of the corporation (the “New Common Stock”), the exact ratio within the 4,000-6,000 range to be determined by the Board of Directors of the corporation and publicly announced by the corporation (“Reverse Stock Split” and such number within the 4,000-6,000 range selected to determine such ratio, the “Minimum Number”); provided that no fractional shares or interests shall be issued to any holder who immediately prior to the Effective Time holds fewer than the Minimum Number of shares of Old Common Stock (any such holder, a “Cash Out Stockholder”), and that instead of issuing such fractional shares or interests, the corporation shall, pursuant to Section 155(2) of the Delaware General Corporation Law, pay in cash the fair value of such fractions of a share or interest as of the Effective Time, which the Board of Directors has determined to be the applicable fractional amount multiplied by $2.35. It is the intention and purpose of this paragraph for the persons who would otherwise be holder(s) of fractional shares or interests to be dealt with consistent with Applebaum v. Avaya, Inc., 812 A.2d 880 (Del. 2002), such that a beneficial owner who held shares of Old Common Stock in street name through a nominee (such as a bank or broker) immediately prior to the Effective Time will be treated in the same manner as shareholders whose shares of Old Common Stock are registered in their names immediately prior to the Effective Time, and nominees will be instructed to effect such treatment for their beneficial holders, and this paragraph shall be interpreted, applied and construed to that effect.”

SECOND: On [•], 2024, the Board of Directors of the Corporation determined that each [•] shares of the Old Common Stock issued and outstanding or issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of New Common Stock. The Corporation publicly announced this ratio on [•], 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

PSYCHEMEDICS CORPORATION

By:
Name:
Title:

Date:

Annex B

FORM OF CERTIFICATE OF AMENDMENT OF

amended and restated CERTIFICATE OF INCORPORATION OF

PSYCHEMEDICS CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law, Psychemedics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph at the end thereof:

“Upon the effectiveness of the Certificate of Amendment of this Amended and Restated Certificate of Incorporation containing this sentence (the “Forward Effective Time”), each 1 share of the common stock, par value $.005 per share, of the corporation issued and outstanding or issued and held in the treasury of the corporation (and including each fractional share in excess of 1 share held by any stockholder) immediately prior to the Forward Effective Time (the “Forward Old Common Stock”) shall automatically, without any action on the part of the holders of the Forward Old Common Stock, be reclassified, changed and subdivided into 4,000 to 6,000 shares of common stock, par value $.005 per share, of the corporation (the “Forward New Common Stock”) (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such ratio), the exact ratio within the 4,000-6,000 range to be determined by the Board of Directors of the corporation and publicly announced by the corporation; provided, for the avoidance of doubt, no fractional shares or interests that would have been held by a Cash Out Stockholder immediately following the Reverse Stock Split will be so reclassified, changed and subdivided as, in lieu of issuing such fractional shares or interests, the corporation has paid or will pay in cash the fair value of such fractional shares or interests.”

SECOND: On [•], 2024, the Board of Directors of the Corporation determined that each share of the Forward Old Common Stock issued and outstanding or issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and subdivided into [•] validly issued, fully paid and non-assessable shares of Forward New Common Stock. The Corporation publicly announced this ratio on [•], 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

PSYCHEMEDICS CORPORATION

By:
Name:
Title:

Date:

Annex C

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of August 12, 2024 (the “Effective Date”), is made by and among Psychemedics Corporation, a Delaware corporation (the “Company”), 3K Limited Partnership, a Delaware limited partnership (“3K”), Peter H. Kamin, a natural person in his individual capacity (“Mr. Kamin”), the Peter H. Kamin Revocable Trust dated February 2003 (the “2003 Trust”), the Peter H. Kamin Childrens Trust dated March 1997 (the “1997 Trust”), the Peter H. Kamin GST Trust (the “GST”) and the Peter H. Kamin Family Foundation (the “Foundation”). Each of 3K, Mr. Kamin, the 2003 Trust, the 1997 Trust, the GST and the Foundation are referred to herein as an “Investor” and together as the “Investors”.

WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, shares of common stock of the Company, par value $0.005 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company intends to use the proceeds from the issuance and sale of the shares of Common Stock to the Investors hereunder (the “Financing”) to (a) purchase fractional shares of Common Stock (the “Cash-Out”) resulting from a reverse stock split of the Common Stock (the “Stock Split”) to be effectuated by the Company in connection with the delisting of the Common Stock from The Nasdaq Stock Market, LLC and subsequent deregistration (the “Deregistration”) of the Common Stock under Sections 12(b) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to obtaining the Requisite Stockholder Approval (as defined below) and the satisfaction or waiver of the other conditions described herein, and (b) for working capital and other general corporate purposes in its sole discretion.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.              Purchase and Sale of Shares.

(a)          Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to the applicable Investors, and the applicable Investors shall purchase from the Company, the number of Shares (as defined below) set forth in the Closing Certificate (as defined below), at a purchase price per Share of $2.35 (the “Stock Price”). The final allocation of Shares among the Investors and each Investor’s pro rata portion of the Purchase Price (each expressed on a percentage basis) shall be provided by 3K to the Company in writing not less than three (3) business days prior to the Closing Date.

(b)           The aggregate number of shares of Common Stock to be issued and sold to the Investors hereunder (the “Shares”) shall equal the quotient of (x) the Purchase Price (as defined below) divided by (y) the Stock Price (rounded down to the nearest whole share), provided that in no event shall the aggregate number of Shares exceed 1,595,744 shares. The aggregate purchase price for the Shares (the “Purchase Price”) shall equal the sum of (i) the amount in United States dollars necessary for the Company to purchase in the Cash-Out all fractional shares of Common Stock resulting from the application of the Approved Split Ratio (as defined below), such Purchase Price to be determined by the Company, plus (ii) $500,000, also at the Stock Price, provided, that in no event shall the Purchase Price exceed $3,750,000.

2.              Closing; Delivery of Shares.

(a)          The closing of the purchase and sale of Shares contemplated hereby (the “Closing”, and the date that the Closing occurs, the “Closing Date”) shall be contingent upon the satisfaction or waiver of the conditions set forth in Section 3. Subject to Sections 3 and 9, the parties hereto agree that the Closing shall occur on the date of, and concurrently with, the filing of the Charter Amendment with the Delaware Secretary.

(b)          Not less than (3) business days prior to the date of the Transaction Stockholder Meeting (as defined below), each Investor shall deposit such Investor’s pro rata portion of the Estimated Purchase Price (as defined below), by wire transfer of United States dollars in immediately available funds, in an escrow account (the “Escrow Account”) established by the Company for such purpose at a third-party escrow agent (such escrow agent to be reasonably acceptable to the Investors) (the “Escrow Agent”), pursuant to an escrow agreement to be entered into on or prior to such date by and among the Company, the Escrow Agent and the Investors (the “Escrow Agreement”) in form and substance reasonably acceptable to the Company and 3K. If any Investor is unable to fund its portion of the Purchase Price pursuant to this Section 2, 3K shall fund such amount on such Investor’s behalf in accordance with this Section 2. On the Closing Date (and following the Closing), (i) the Investors and the Company shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Purchase Price (subject to Section 2(c)) to such account(s) of the Company or the Company’s agent (including any transfer, paying or exchange agent designated by the Company) as may be designated by the Company and (ii) subject to receiving the Underfunded Amount (if any) pursuant to Section 2(c), the Company shall deliver or cause to be delivered to the applicable Investor the Shares purchased by such Investor in book entry (or if requested by the applicable Investor in writing at a reasonable time in advance of the Closing, certificated) form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of such Investor (or such Investor’s nominee in accordance with such Investor’s delivery instructions) or to a custodian designated by such Investor, as applicable. If this Agreement is terminated prior to the Closing and any funds have, prior to such termination, been wired by any Investor to the Escrow Account pursuant to this Section 2(b), then promptly after such termination, the Company shall instruct the Escrow Agent to promptly return such funds to such Investor by wire transfer of United States dollars in immediately available funds to the account(s) specified by such Investor.

(c)          Not less than five (5) business days before the date of the Transaction Stockholder Meeting, the Company shall deliver to 3K its good faith estimate of the Purchase Price (the “Estimated Purchase Price”), together with documentation supporting such calculation. If the Closing occurs and the Estimated Purchase Price exceeds the Purchase Price (such difference, the “Overfunded Amount”), the Company and Investors shall promptly deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to promptly return to each Investor such Investor’s pro rata portion of the Overfunded Amount to the applicable account(s) specified by such Investor. If the Closing occurs and the Purchase Price exceeds the Estimated Purchase Price (such difference, the “Underfunded Amount”), each Investor shall, within one (1) business day following the Closing, deposit to such account(s) of the Company or the Company’s agent (including any transfer, paying or exchange agent designated by the Company) as may be designated by the Company, by wire transfer of United States dollars in immediately available funds, such Investor’s pro rata portion of the Underfunded Amount subject to Section 1(b).

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3.              Closing Conditions.

(a)          The obligations of the Company and the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on or prior to the Closing Date (unless otherwise specified) of the following conditions:

(i)          no Governmental Body of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby illegal or then restrains or prohibits the consummation of the transactions contemplated hereby;

(ii)         the Transaction Closing Conditions shall have been satisfied; and

(iii)        this Agreement shall not have been terminated in accordance with Section 9.

(b)          The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on the Closing Date of the following conditions:

(i)          all representations and warranties of the Investors contained in Section 5 shall be true and correct in all material respects at and as of the Closing Date (without regard to any materiality qualification contained therein), except to the extent such representations and warranties are specifically made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date (without regard to any materiality qualification contained therein);

(ii)         the Investors shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by them at or prior to Closing; and

(iii)        the Investors shall have delivered the items set forth in Section 3(e).

(c)          The obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or valid waiver on the Closing Date of the following conditions:

(i)          all representations and warranties of the Company contained in Section 4 shall be true and correct in all respects at and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date, and (B) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualification contained therein) has not had a Material Adverse Effect;

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(ii)         the Company shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing;

(iii)        the Company shall have delivered the items set forth in Section 3(d);

(iv)        the Company shall have received the requisite approval of the Company’s stockholders, at an annual or special meeting of the Company’s stockholders convened for such purpose (which may include other purposes) (the “Transaction Stockholder Meeting”), of (A) the terms and conditions of this Agreement, including the issuance of the Shares to the Investors pursuant to this Agreement, and (B) the Stock Split at a ratio between 1-for-4,000 and 1-for-6,000 (collectively, the “Requisite Stockholder Approval”); and

(v)          the Company shall have delivered to the Investors a certificate (the “Closing Certificate”) setting forth (A) the final Stock Split ratio approved by the Company’s board of directors (the “Board”) following the Transaction Stockholder Meeting (such final approved ratio, the “Approved Split Ratio”), (B) evidence of the Board’s approval, as recommended by an Independent Committee of the Board, of the filing by the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary”) of a Certificate of Amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect the Stock Split on the basis of the Approved Split Ratio and (C) the Company’s calculation of the number of Shares and the Purchase Price (the conditions set forth in Sections 3(c)(iv) and 3(c)(v), together, the “Transaction Closing Conditions”).

(d)          The Company shall deliver or cause to be delivered to the Investors the following at the times stated:

(i)          on the date hereof, this Agreement duly executed by the Company;

(ii)         not less than (3) business days prior to the date of the Transaction Stockholder Meeting, the Escrow Agreement duly executed by the Company and the Escrow Agent;

(iii)        on the Closing Date, a duly executed certificate of the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 3(c)(i) and 3(c)(ii) have been satisfied;

(iv)        on the Closing Date, a duly executed joint written instructions to the Escrow Agent to release the Purchase Price to the Company;

(v)         on the Closing Date, a duly executed copy of the irrevocable instructions to the Company’s transfer agent (the “Transfer Agent”) instructing the Transfer Agent to deliver a book entry statement evidencing the Shares to be issued in book entry form, registered in the name of each applicable Investor; and

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(vi)         on the Closing Date, a legal opinion from the Company’s legal counsel with respect to the matters set forth on Schedule 3(d)(vi).

(e)          The Investors shall deliver or cause to be delivered to the Company the following at the times stated:

(i)          on the date hereof, this Agreement duly executed by the Investors;

(ii)         not less than (3) business days prior to the date of the Transaction Stockholder Meeting, the Escrow Agreement duly executed by the Investors;

(iii)        on the Closing Date, duly executed joint written instructions to the Escrow Agent to release the Purchase Price to the Company; and

(iv)        on the Closing Date, a duly executed certificate of an authorized officer or representative of each Investor confirming that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) have been satisfied.

4.              Company Representations and Warranties. The Company hereby represents and warrants to each Investor as of the Effective Date as follows:

(a)          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)          Authorization of Shares. The Shares have been duly authorized and, when issued and delivered to the applicable Investor against full payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and will (i) not have been issued in violation of or subject to any preemptive or similar rights created under the Charter, the Company’s Amended and Restated Bylaws (the “Bylaws”) or under the laws of the State of Delaware and (ii) not be subject to any liens (other than liens imposed by applicable securities laws), preemptive rights, rights of first refusal, subscription or other similar rights of stockholders.

(c)          Authorization; Due Execution; Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity. The execution, delivery and performance by the Company of this Agreement and each ancillary document contemplated hereby to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company, the Board or its stockholders (except as expressly contemplated by this Agreement).

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(d)          No Conflicts. The execution, delivery and performance of this Agreement, including the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the material property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the material property or assets of the Company is subject, in each case which would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Agreement; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any government, governmental authority or court (each, a “Governmental Body”) having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Agreement.

(e)          No Consents. Assuming the accuracy of the representations and warranties of the Investors herein, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Body, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filing of the Charter Amendment with the Delaware Secretary, (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to the Transaction Stockholder Meeting, (iii) any required filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) the filing with the SEC of a registration statement as and when required pursuant to Section 6, (v) any filings required by applicable state or federal securities laws, (vi) any filings or notices required by The Nasdaq Stock Market (“Nasdaq”) and (vii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(f)          Capitalization. As of the Effective Date, the authorized capital stock (the “Capital Stock”) of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 872,521 shares of preferred stock, par value of $0.005 per share (the “Preferred Stock”). As of the Effective Date, (A) 5,824,036 shares of Common Stock are issued and outstanding and (B) no shares of Preferred Stock are issued and outstanding. All issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. Except as set forth above and disclosed in the SEC Documents, as of the Effective Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the Effective Date, the Company has no subsidiaries, other than as set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than as set forth in the SEC Documents.

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(g)          SEC Documents; Financial Statements. The Company has made available to the Investors (including via the SEC’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Company with the SEC prior to the Effective Date (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act contained, when filed and as amended to the Effective Date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and such SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the SEC since its initial registration of the Common Stock with the SEC, except where the failure to timely file was not material. As of the Effective Date, there are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h)          Absence of Litigation. Except as disclosed in the SEC Documents and for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any Governmental Body pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any Governmental Body outstanding against the Company.

(i)          Material Changes; Undisclosed Events, Liabilities or Developments. Except as disclosed in the SEC Documents, since the date of the latest audited financial statements included within the SEC Documents filed with the SEC, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its Capital Stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company equity incentive plans.

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(j)          Compliance with Laws. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from any Governmental Body that alleges the Company is not in compliance with any applicable law, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(k)          Finder’s Fees. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Investors could become liable.

(l)          Investment Act. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)         Private Placement. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement, it is not necessary to register the Shares under the Securities Act. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(n)          Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares to (i) purchase in the Cash-Out fractional shares of Common Stock resulting from the Stock Split and (ii) pay the costs and expenses related to the transactions contemplated by this Agreement, as well as the Stock Split and the Deregistration. The Company shall use any proceeds from the issuance and sale of the Shares remaining after the payment of the expenditures described in the foregoing clauses (i) and (ii) for working capital and other general corporate purposes in its sole discretion.

(o)          Ownership.  Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5(m), the Board has taken all action necessary to ensure as of the Effective Date that the restrictions applicable to business combinations contained in Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Financing.

5.              Investors Representations and Warranties. Each Investor, separately and not jointly, represents and warrants to the Company as of the Effective Date as follows:

(a)          Accredited Investor. At the time such Investor was offered the Shares, it was, and as of the Effective Date, the Investor is, (i) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) and (ii) acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

8

(b)          Private Placement. Such Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing will not have been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by such Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result, the Investors may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c)          Purchase of Shares. The Investor understands and agrees that it is purchasing the Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants or agreements made to the Investor by the Company, or any of its directors, officers, employees or other representatives, expressly (other than those representations, warranties, covenants and agreements included in this Agreement) or by implication.

(d)          Access to Information. The Investor acknowledges and agrees that it has received such information as it deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Investor acknowledges that it has received or had access to the SEC Documents for the purpose of making an investment decision with respect to the Shares. The Investor represents and agrees that the Investor and the Investor’s advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Investor and the Investor’s advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e)          Knowledge. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company. The Investor acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

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(f)          Experience. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Investor is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

(g)          Economic Risks. Alone, or together with any advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(h)          Independent Investigation. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investors and the representations and warranties of the Company set forth herein.

(i)          No Endorsement. The Investor understands and agrees that no Governmental Body has passed upon or endorsed the merits of the offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s filings with the SEC.

(j)          Organization and Good Standing. The Investor has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization or formation.

(k)          Authorization; Due Execution; Enforceability. The execution, delivery and performance by such Investor of this Agreement is within the powers of the Investor, has been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Investor, any order, ruling or regulation of any Governmental Body, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s charter documents, including its incorporation, organization or formation papers, bylaws, trust indenture or partnership or operating agreement, as may be applicable. The signature on this Agreement is genuine, and the signatory has been duly authorized to execute the same, and this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against such Investor in accordance with its terms.

(l)          OFAC. Such Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor shall provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investors are permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by such Investor and used to purchase the Shares were legally derived.

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(m)          Ownership. As of the Effective Date and for the three (3) years prior thereto, the Investor did not constitute an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

6.              Registration Rights. If, following the Deregistration, the Company registers a class of equity securities pursuant to Section 12(b) or 12(g) of the Exchange Act, then, at any time after ninety (90) days after the effective date of such registration, if the Company receives a request from one or more Investors that the Company file a Form S-1 registration statement (or Form S-3 registration statement, if the Company is eligible to use a Form S-3 registration statement) with respect to the Shares then outstanding, then the Company shall file a secondary only Form S-1 registration statement (or Form S-3 registration statement, if the Company is eligible to use a Form S-3 registration statement) (the “Registration Statement”) under the Securities Act covering the resale of the shares of Common Stock then beneficially owned by the Investors that the Investors requested to be registered (the “Registrable Securities”), as specified by notice given by all (and not less than all) the Investors to the Company, subject to the limitations set forth herein. The Company shall use commercially reasonable efforts to (i) file the Registration Statement within thirty (30) business days after the Company receives the request from the Investors (the “Filing Date”), (ii) cause the Registration Statement to become effective within thirty (30) days following the Filing Date (or, in the event of a full review by the SEC, fifty (50) days following the Filing Date); (iii) cause the Registration Statement to remain effective until the earlier of (A) the date on which the Investors have disposed of all of the Registrable Securities, (B) the eighth anniversary of the effectiveness date of the Registration Statement and (C) such time as Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions; and (iv) undertake any additional actions reasonably necessary to maintain the availability of, and to facilitate the disposition by the Investors of the Registrable Securities pursuant to, the Registration Statement. Each Investor shall cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement, including furnishing to the Company such information regarding itself, its affiliates, the shares of Common Stock held by them and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of the Registrable Securities. The Company shall bear all expenses incurred in connection with the performance of its obligations under this Section 6. The Company’s obligations under this Section 6 shall also apply to any shares in the capital of the Company issued or issuable with respect to the Registrable Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event. For not more than thirty (30) consecutive days or for a total of not more than sixty (60) days in any twelve (12)-month period, the Company may suspend the use of any Prospectus (as defined below) included in the Registration Statement in the event the Company determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning the Company or any of its subsidiaries, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company and its subsidiaries or (y) amend or supplement the affected Registration Statement or the related Prospectus so that the Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly notify the Investors in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Investors) disclose to the Investors any material non-public information giving rise to an Allowed Delay, and shall advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay. “Prospectus” means (i) the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act. The Company shall be obligated to file no more than one (1) Registration Statement pursuant to this Section 6.

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7.              Indemnification of the Investors. Subject to the provisions of this Section 7, the Company will indemnify and hold each Investor and its directors, officers, trustees, stockholders, members, partners, beneficiaries, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, trustees, stockholders, agents, members, partners, beneficiaries or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (all of the foregoing, each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement that does not result from action taken (or any failure to act where action is required hereunder), directly or indirectly, by an Investor Party, (b) in connection with any filing made by the Company with the SEC with respect to the Financing, in each case to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses, as incurred, arising out of or relating to (x) any untrue or alleged untrue statement of a material fact contained in such filing or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Investor furnished in writing to the Company by such Investor expressly for use therein, or (y) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder in connection therewith or (c) any action instituted against any Investor Party by any stockholder of the Company who is not an affiliate of any Investor Party challenging the terms of the Financing (unless such action is based upon a breach of the Investors’ representations, warranties or covenants under this Agreement or any agreements or understandings the Investor or any other Investor Party may have with any such stockholder or any violations by any Investor or any other Investor Party of state or federal securities laws or any conduct by any Investor or any other Investor Party which constitutes fraud, gross negligence, willful misconduct, bad faith or malfeasance). Promptly after receipt by any Investor Party (the “Indemnified Person”) of notice of any demand, claim or circumstances which could reasonably be expected to give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 7, such Indemnified Person shall promptly notify the Company in writing and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses for such counsel; provided, however, that the failure of any Indemnified Person to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that (i) the Company shall not be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Persons and (ii) any such amounts shall be repaid to the Company if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified by the Company as contemplated by this Section 7. Notwithstanding anything herein to the contrary, the Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not affect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

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8.              Director Nominations; Board Size.

(a)          Designation Rights. Subject to Section 8(e) and the second sentence of Section 8(c), from and after the Closing Date, in connection with each annual or special meeting of stockholders of the Company (and any adjournment, postponement, rescheduling or continuation thereof) occurring after the Closing Date at which directors of the Company are to be elected (each, a “Stockholder Meeting”), (i) the Company shall include two individuals designated by 3K pursuant to Section 8(c) and satisfying the Eligibility Criteria (as defined below) (each, a “3K Director Nominee”) as nominees for election to the Board in its proxy statement (or similar materials) and proxy card in respect of such Stockholder Meeting and (ii) the Board shall recommend to the stockholders of the Company the election of such 3K Director Nominees to the Board at such Stockholder Meeting in the same manner as it recommends the election of the Company’s other director nominees. Each 3K Director Nominee elected to the Board shall continue to hold office until the next Stockholder Meeting (or the then applicable director term under the Company’s Charter and Bylaws) and until his or her successor is elected and qualified in accordance with the Bylaws or until such individual’s earlier resignation, death or removal. In the event the stockholders of the Company are permitted to elect directors by action by written consent pursuant to the Bylaws and applicable law, the provisions of this Section 8 shall be applied mutatis mutandis in connection with any such action.

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(b)          Replacement Directors. Subject to Section 8(e), if at any time (other than a period between a Forfeited Annual Meeting (as defined below) and the next-to-occur Stockholder Meeting that is not a Forfeited Annual Meeting) a 3K Director Nominee (or Replacement 3K Director Nominee, as defined below) ceases to be a director for any reason (including resignation or removal), 3K shall have the ability to designate an individual to be a replacement director pursuant to Section 8(c) (a “Replacement 3K Director Nominee”), and if such individual satisfies the Eligibility Criteria, the Board shall within five (5) business days appoint such Replacement 3K Director Nominee to fill the applicable vacancy.

(c)          Procedure. Within ten (10) business days following a written request therefor from the Company (which may be by email), 3K shall notify the Company in writing (which may be by email) of the identity (including name and professional qualifications and affiliations) of each individual designated by 3K for nomination for election to the Board at the Company’s next-to-occur Stockholder Meeting. If 3K fails to respond to such written request within ten (10) business days of delivery thereof, (i) 3K shall be deemed to have forfeited its rights under Section 8(a) in respect of the Company’s next-to-occur Stockholder Meeting (the “Forfeited Annual Meeting”) and (ii) the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board may nominate such persons for election to the Board (in lieu of the 3K Director Nominees) at the next-to-occur Stockholder Meeting as they determine in their sole discretion. Each 3K Director Nominee and each Replacement 3K Director Nominee must (i) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) (the “Acceptability Requirement”), (ii) qualify as “independent” pursuant to Nasdaq listing standards, if applicable, and (iii) have the relevant financial and business experience to be a director of the Company (collectively, the “Eligibility Criteria”). 3K shall cause each proposed 3K Director Nominee and each proposed Replacement 3K Director Nominee to (i) submit to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire (as may be modified from time to time) and other reasonable and customary director onboarding documentation applicable to directors of the Company and (ii) submit to an interview with the Board and/or the Nominating Committee, in each case, as and when requested by the Company. The Nominating Committee shall make a determination regarding whether such proposed 3K Director Nominee or Replacement 3K Director Nominee (as applicable) meets the Eligibility Criteria (other than the Acceptability Requirement) within five (5) business days after the later of (1) such 3K Director Nominee or Replacement 3K Director Nominee, as applicable, having submitted to the Company any required documentation and (2) representatives of the Board and/or the Nominating Committee having conducted customary interview(s) of such 3K Director Nominee or Replacement 3K Director Nominee (as applicable), if such interviews are requested by the Board or the Nominating Committee and, if it determines so, recommend to the Board whether the 3K Director Nominee or Replacement 3K Director Nominee should satisfy the Acceptability Requirement. If the Nominating Committee determines such proposed 3K Director Nominee or Replacement 3K Director Nominee (as applicable) meets the Eligibility Criteria (other than the Acceptability Requirement), the Board shall determine whether such proposed 3K Director Nominee or Replacement 3K Director Nominee satisfies the Acceptability Requirement no later than five (5) business days after receiving the determinations of the Nominating Committee. The Company shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 8(c) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the 3K Director Nominee or Replacement 3K Director Nominee (as applicable), within ten (10) business days after the submission of the fully completed copy of the Company’s standard directors’ and officers’ questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company with respect to such 3K Director Nominee or Replacement 3K Director Nominee (as applicable). If it is determined that the 3K Director Nominee or Replacement 3K Director Nominee (as applicable) does not satisfy one or more of the Eligibility Criteria, 3K shall have the right to designate additional person(s) as the applicable 3K Director Nominee or Replacement 3K Director Nominee in accordance with the procedures described in this Section 8(c), and the parties hereto shall continue to follow the procedures of this Section 8(c), in each case until a 3K Director Nominee or Replacement 3K Director Nominee (as applicable) is determined to meet the Eligibility Criteria.

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(d)          Board Size. Subject to Section 8(e), from and after the Closing Date, the Company agrees that the size of the Board shall not, without 3K’s prior written consent, exceed five (5) directors.

(e)          Out. 3K irrevocably agrees that, notwithstanding anything to the contrary in this Section 8, if, at any time from and after the Closing Date, a committee of the Board comprised solely of directors unaffiliated with, and independent from, 3K (an “Independent Committee”), determines in good faith after consultation with its legal counsel that (i) with respect to any 3K Director Nominee or Replacement 3K Director Nominee, action by the Board in furtherance of the nomination, appointment or reelection of such 3K Director Nominee or Replacement 3K Director Nominee to the Board or (ii) compliance with the requirements of Section 8(d), in either such case would not be in the best interests of the Company and its stockholders in their capacity as such and notifies 3K in writing of such determination, then (x) in the case of a determination under the foregoing clause (i), the Board will not so recommend (or if so recommended, will revoke the recommendation of) such 3K Director Nominee or Replacement 3K Director Nominee for election to the Board, if such 3K Director Nominee or Replacement 3K Director Nominee is then on the Board, he or she need not be, and 3K waives its right to require that such 3K Director Nominee or Replacement 3K Director Nominee be, recommended for reelection to the Board, and, as applicable, the Board shall not be required to appoint such Replacement 3K Director Nominee to the Board and (y) in the case of a determination under the foregoing clause (ii), the Board shall thereafter not be required to comply with the provisions of Section 8(d) (provided, that, prior to making any determination pursuant to the foregoing clause (ii), the Board shall consult with 3K, it being understood that any such determination pursuant to the foregoing clause (ii) shall be in the Board’s sole discretion). Subject to the Board’s rights pursuant to this Section 8(e) not to nominate, recommend or appoint any 3K Director Nominee or Replacement 3K Director Nominee following the designation thereof by 3K, nothing in this Section 8(e) shall limit 3K’s rights to pursuant to this Section 8 to designate a 3K Director Nominee or Replacement 3K Director Nominee, as applicable.

(f)          Termination. The terms of this Section 8, including the rights of 3K conferred herein, shall terminate and be of no further force or effect at such time as (i) the Investors own of record or beneficially (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate less than ten percent (10%) of the then-outstanding Common Stock or (ii) any Investor commits a material breach of this Agreement as finally determined by a court of competent jurisdiction (except to the extent such breach is capable of being cured and the Investor has cured such breach within twenty (20) days after receipt of written notice of such breach from the Company). 3K shall (x) promptly notify the Company at such time as the Investors own of record and/or beneficially in the aggregate less than ten percent (10%) of the then-outstanding Common Stock and (y) within three (3) business days following any request by the Company, provide to the Company a written statement of the number of shares of Common Stock owned of record and/or beneficially by the Investors as of the date of such statement. In the event of any termination pursuant to this Section 8(f), if requested by the Company following the effective time of such termination, 3K shall cause each 3K Director Nominee or Replacement 3K Director Nominee then serving on the Board to tender his or her resignation from the Board within three (3) business days following the receipt of such request from the Company to 3K.

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9.              Termination. This Agreement shall terminate and be void and of no further force and effect upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement (taking into account the matters set forth on Schedule 9, as applicable) or (b) the delivery of written notice by the Company to the Investors to terminate this Agreement (provided, that the Company may only exercise its termination right pursuant to this clause (b) prior to the Closing). Upon any such termination, all rights and obligations hereunder of the parties hereto shall terminate without any further liability in respect thereof on the part of either party hereto or any of their respective affiliates or any of such party’s or affiliates’ respective directors, officers, employees or other representatives. Sections 13 and 14 will survive any termination of this Agreement and continue indefinitely.

10.            Non-Reliance; No Other Representations and Warranties. Except as expressly set forth in this Agreement, no party makes any representation or warranty to any other party of any nature, express or implied. Each Investor acknowledges and agrees that, in connection with its entry into this Agreement, it is not relying on any representations or warranties (including the accuracy or completeness thereof) other than the representations and warranties contained herein.

11.            Disclosure; Investors Information for Transaction Filings.

(a)          Disclosure. The Company shall (a) by the Disclosure Time (as defined below), issue a press release disclosing the material terms of the transactions contemplated hereby (the “Press Release”), and (b) file, within the time required by the Exchange Act, a Current Report on Form 8-K, including this Agreement as an exhibit thereto, with the SEC. Upon the issuance of the Press Release, to the Company’s knowledge, the Investors shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or agents. Prior to the issuance of the Press Release and subject to the terms of this Agreement, no party hereto shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby (or the Stock Split or the Deregistration) without the prior written consent of the other parties hereto, except as required by law or applicable stock exchange listing rules. Following the issuance of the Press Release, no party hereto shall make any public announcement or statement that is inconsistent with or contrary to the terms of the Press Release or this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other parties hereto.

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(b)          Investors Information for Transaction Filings. The Investors shall, upon request by the Company, promptly supply the Company in writing, for inclusion in any filings or other submissions to be made by the Company with the SEC in connection with the Transaction Stockholder Meeting (including the proxy statement in respect of such meeting) (the “Transaction Filings”), all information concerning the Investors as may requested by the Company to be included in the Transaction Filings. The Investors shall promptly correct any such information provided by the Investors if and to the extent the Investors shall have obtained knowledge that such information shall have become false or misleading in any material respect.

(c)          Transaction Stockholder Meeting. Within fifteen (15) business days after the Effective Date, the Company shall file with the SEC a preliminary proxy statement with respect to the Transaction Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval. The Company shall use its reasonable best efforts, and shall take all action necessary in accordance with applicable law and the Charter and Bylaws, as applicable, to duly call, give notice of and convene the Transaction Stockholder Meeting as soon as practicable after the date the SEC has informed the Company that it has no further comments to the preliminary proxy statement (the “Proxy Statement Clearance Date”), such that the Transaction Stockholder Meeting is held on the earliest practicable date after the Proxy Statement Clearance Date, and to cause the Stock Split to be consummated as promptly as practicable after receipt of the Requisite Stockholder Approval. The Company shall, through the Board, recommend to the Company stockholders that they vote in favor of the proposals to obtain the Requisite Stockholder Approval, and the Company shall use commercially reasonable efforts to solicit sufficient proxies from the Company stockholders in favor of the Requisite Stockholder Approval matters (which shall include engaging a proxy solicitor selected by the Company). Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion, after consultation with 3K, adjourn or postpone the Transaction Stockholders Meeting only: (a) to ensure that any supplement or amendment to the proxy statement that is required by applicable law is timely provided to the Company’s stockholders; (b) if as of the time for which the Transaction Stockholders Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Transaction Stockholders’ Meeting; or (c) if additional time is required to solicit proxies in order to obtain the Requisite Stockholder Approval; provided that (i) no single adjournment shall be for more than 30 days unless otherwise required by applicable law, and (ii) all such adjournments together shall not cause the date of the Transaction Stockholders Meeting to be held later than sixty (60) business days following the Proxy Statement Clearance Date.

12.           Reimbursement. The Company shall reimburse the Investors for their reasonable and documented out-of-pocket legal expenses incurred in connection with this Agreement; provided, however, that such reimbursement shall not exceed $75,000 in the aggregate.

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13.           Governing Law; Jurisdiction. This Agreement, and all matters, claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or in connection with or relate to this Agreement or the negotiation, execution, enforceability or performance of this Agreement (including any matter claim or cause of action based upon, arising out of or in connection with or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.           Miscellaneous.

(a)          Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each party hereto. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom enforcement of such waiver is sought.

(b)          Assignment. Neither this Agreement nor any rights that may accrue to the Investors hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Investors without the prior written consent of the Company. Any purported transfer or assignment in violation of this Section 14(b) shall be null and void ab initio.

(c)          Entire Agreement. This Agreement and the Escrow Agreement, together with the exhibits and schedules hereto and thereto, constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof.

(d)          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service, or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company, to:	with copies (which shall not constitute notice) to:
Psychemedics Corporation 5220 Spring Valley Road Dallas, TX 75254 Attn: Brian Hullinger, President and Chief Executive Officer Email: BrianH@psychemedics.com Telephone No.: (800) 628-8073

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Matthew J. Gardella; Matthew W. Tikonoff

Email: MGardella@mintz.com; MWTikonoff@mintz.com

Telephone No.: (617) 542-6000

If to the Investors, to:	with copies (which shall not constitute notice) to:

3K Limited Partnership

c/o Peter Kamin

c/o David E. Danovich

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: David E. Danovich

Email: ddanovich@sullivanlaw.com

Telephone No.: (212) 660-3060

Sullivan & Worcester LLP

1251 Avenue of Americas

New York, NY 10020

Attn: Joseph E. Segilia; Angela Gomes

Email: jsegilia@sullivanlaw.com; agomes@sullivanlaw.com

Telephone No.: (212) 660-3027; (617) 338-2957

(e)          Additional Documents. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties hereto may reasonably deem practical and necessary in order to consummate the purchase and sale of the Shares as contemplated by this Agreement.

(f)          Additional Information. The Company may request from the Investors such additional information as the Company may deem necessary to evaluate the eligibility of the Investors to acquire the Shares, and the Investors shall provide such information to the Company upon such request to the extent readily available and to the extent consistent with the Investors’ internal policies and procedures, and provided that the Company agrees to keep any such information provided by the Investors confidential.

(g)          Affirmation. Each Investor acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Agreement. Prior to the Closing, the Investors shall promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. Each Investor agrees that the purchase by such Investor of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

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(h)          Disclosure. The Company is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(i)          Survival. All the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

(j)          Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, except with respect to the indemnification obligations set forth in Section 7.

(k)          Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l)          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(m)         3K as Representative for Investors. With respect to any provision of this Agreement that requires the consent or approval of, or notice to, any or all Investors, the consent or approval of, or notice to, solely 3K shall constitute compliance with such requirement with respect to such Investor(s).

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(n)          Headings; Interpretation; Certain Definitions. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (v) “Disclosure Time” shall mean, (i) if this Agreement is signed on a day that is not a trading day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any trading day, no later than 9:30 a.m. (New York City time) on the trading day immediately following the Effective Date, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any trading day, no later than 9:30 a.m. (New York City time) on the Effective Date, (w) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any Governmental Body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “Material Adverse Effect” shall mean a material adverse effect upon the business, assets or financial condition of the Company, except any such adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Company operates, (b) national or international political or social or conditions or hostilities, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in law or Generally Accepted Accounting Principles (GAAP) (or interpretations thereof), (e) natural disasters or other force majeure events, (f) the taking of any action contemplated or required by this Agreement or the announcement or pendency of this Agreement or the transactions contemplated hereby or the Stock Split or the Deregistration, including the impact thereof on relationships, contractual or otherwise, (g) any existing event, occurrence or circumstance with respect to which the Investors or any of their affiliates has knowledge as of the Effective Date, (h) changes in the trading price or trading volume of the Common Stock (it being understood that, in the case of this clause (h), the facts or occurrences giving rise or contributing to such change may be taken into account in determining whether a Material Adverse Effect has occurred), (i) any failure by the Company to meet any estimates, projections, budgets, forecasts or expectations of revenue, earnings or other financial performance or results of operations for any period (it being understood that, in the case of this clause (i), the facts or occurrences giving rise or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (j) any stockholder litigation or other claims arising from or relating to this Agreement or the Stock Split or the Deregistration or (k) any delay in the holding of the Transaction Stockholder Meeting or the consummation of the Stock Split (except, in the case of clauses (a)-(e), to the extent such condition would have a materially disproportionate impact on the Company as compared to other industry participants).

(o)           Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

COMPANY:

PSYCHEMEDICS CORPORATION

By:	/s/ Brian Hullinger
Name: Brian Hullinger
Title: President and Chief Executive Officer

INVESTORS:

3K LIMITED PARTNERSHIP

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: General Partner

PETER H. KAMIN

/s/ Peter H. Kamin

PETER H. KAMIN REVOCABLE TRUST DATED FEBRUARY 2003

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN CHILDRENS TRUST DATED MARCH 1997

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN GST TRUST DATED MARCH 1997

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

PETER H. KAMIN FAMILY FOUNDATION

By:	/s/ Peter H. Kamin
Name: Peter H. Kamin
Title: Trustee

[Signature Page to Stock Purchase Agreement]

Annex D

FAIRNESS OPINION OF FINANCIAL ADVISOR

August 12, 2024

The Transaction Committee of the Board of Directors

Psychemedics Corporation

5220 Spring Valley Road, Ste 230

Dallas, TX 75254

Members of the Transaction Committee of the Board of Directors:

Mirus Securities, Inc. (“Mirus” or “we”) understands that Psychemedics Corporation (the “Company”), a Delaware corporation, intends to effect a reverse stock split of the common stock of the Company, par value $0.005 per share (the “Common Stock”), at a ratio of 1 share for each 5,000 issued and outstanding shares of Common Stock (the “Reverse Stock Split”). It is our understanding that the Company will pay cash in lieu of issuing a fractional share to any shareholder of record who would otherwise hold less than one share of Common Stock after giving effect to the Reverse Stock Split, meaning that each share of Common Stock held by a shareholder of record that owns fewer than 5,000 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split would be converted into the right to receive $2.35 in cash, without interest, per share (the “Cash Payment”) and such shareholders would no longer be shareholders of the Company. We also understand that shareholders that own at least 5,000 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. We further understand that, immediately following the Reverse Stock Split, the Company intends to effect a forward stock split (the “Forward Stock Split” and together with the Reverse Stock Split, the “Stock Splits”), which would restore each shareholder’s number of shares of Common Stock to the same amount as they held immediately prior to the effective time of the Stock Splits. We also understand that, following the Stock Splits and Cash Payments, the Company intends to delist the Common Stock from the NASDAQ and deregister the Common Stock under the Securities Exchange Act of 1934, as amended (in conjunction with the Stock Splits and Cash Payments, the “Transaction”).

You have requested that Mirus Securities, Inc. render a written opinion (“Fairness Opinion”) to the Transaction Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to the fairness, from a financial point of view, of the Cash Payment to the common shareholders of the Company, excluding affiliated shareholders including Independent Director Peter Kamin and entities affiliated with him.

In connection with our review of the Transaction and the preparation of our Fairness Opinion herein, we have, among other things:

a)	reviewed the financial terms and conditions of the Transaction as documented in the draft proxy statement provided to us on July 29, 2024;

b)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the annual reports on Form 10-K filed by the Company for the years ended December 31, 2021, 2022, and 2023, and the Form 10-Q filed by the Company for the three-month period ended March 31, 2024;

c)	reviewed certain non-public historical financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

The Transaction Committee of the Board of Directors

Psychemedics Corporation

August 12, 2024

d)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

e)	held discussions with the senior management of the Company with respect to the business and its prospects, including their views on the risks and uncertainties of achieving its projections;

f)	reviewed the reported prices and the historical trading activity of the Company’s Common Stock;

g)	reviewed and analyzed certain publicly available financial data relating to selected other public companies that we deemed relevant to our analysis;

h)	reviewed and analyzed certain publicly available information concerning the terms of selected business combinations and other transactions that we deemed relevant to our analysis; and

i)	performed such other analyses, reviewed such other information, and considered such other factors as we deemed appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was supplied or otherwise made available to us by the Company or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final terms of the Transaction will be substantially similar to the terms summarized in the draft of the proxy statement. We have assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company.

Our Fairness Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 12, 2024, and any material change in such circumstances and conditions would require a reevaluation of this Fairness Opinion, which we are under no obligation to undertake.

Our Fairness Opinion is limited to the fairness, from a financial point of view, of the Cash Payment to the common shareholders of the Company, excluding affiliated shareholders including Independent Director Peter Kamin and entities affiliated with him. We express no opinion as to the underlying business decision to support the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Transaction, or any class of such persons, relative to the Cash Payment to be received by the shareholders or with respect to the fairness of any such compensation. We have not been engaged or requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction. We express no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken. We are expressing no opinion herein as to the price at which the Common Stock will trade at any future time.

Mirus Securities, Inc.        200 Summit Drive, 4th Floor        Burlington, MA 01803        781.418.5900        www.merger.com

The Transaction Committee of the Board of Directors

Psychemedics Corporation

August 12, 2024

We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by the Company and its advisors with respect to such issues. This Fairness Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Fairness Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters or otherwise.

In arriving at this Fairness Opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all our analyses, would create an incomplete view of the process underlying this Fairness Opinion.

Mirus Securities, Inc. (“Mirus”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with mergers and acquisitions, private placements and similar transactions. Mirus will receive fees of $225,000 from the Company for our services in preparing and rendering this Fairness Opinion and related advisory services. Mirus’s fees are not contingent upon the shareholders’ approval of the Transaction. In addition, the Company has agreed to reimburse Mirus for its reasonable and documented out-of-pocket expenses (including attorneys’ fees, expenses and disbursements) incurred in connection with, and to indemnify Mirus and related persons against certain liabilities arising out of, its engagement, including liabilities arising under Federal securities laws. Other than with respect to the Transaction, there are no material relationships that existed during the two years prior to the date of this Fairness Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Mirus and any party to the Transaction. Mirus may provide financial or other services to the Company in the future and in connection with any such services Mirus may receive compensation.

The delivery of this Fairness Opinion was approved by our fairness opinion committee. It is understood that this Fairness Opinion letter is for the information of the Transaction Committee of the Board of Directors of the Company in evaluating the Transaction and does not constitute a recommendation to any security holder of the Company. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Mirus to any such party. Unless required by law, this Fairness Opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that, from a financial point of view, the Cash Payment is fair to the common shareholders of the Company, excluding affiliated shareholders including Independent Director Peter Kamin and entities affiliated with him.

Very truly yours,

MIRUS SECURITIES, INC.

PSYCHEMEDICS
Superior Science. Superior Results.

P.O. BOX 8016, CARY, NC 27512-9903

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Psychemedics Corporation

Annual Meeting of Stockholders

[ ], 2024 10:00 AM, Eastern Time
Annual Meeting will be held live via the Internet - please visit www.proxydocs.com/PMD for more details

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 10:00 AM, Eastern Time, [ ], 2024.

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This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby acknowledged receipt of the notice of meeting and appoints Brian Hullinger and Daniella Mehalik (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Psychemedics Corporation which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters (including the election of a substitute or alternate nominee if any nominee named herein is unwilling or unable to, or otherwise will not, serve) as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof (including the election of a substitute or alternate nominee if any nominee named herein is unwilling or unable to, or otherwise will not, serve).

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

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PRELIMINARY PROXY CARD SUBJECT TO COMPLETION

PSYCHEMEDICS Superior Science. Superior Results.

Psychemedics Corporation Annual Meeting of Stockholders

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FOR ON PROPOSALS 1, 2, 3, 4, 5, 6 AND 7

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